Exhibit 10.1

CREDIT AGREEMENT

dated as of July 31, 2013

among

BIOSCRIP, INC.

as Borrower,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

and

SUNTRUST BANK,

as Administrative Agent

with

SUNTRUST ROBINSON HUMPHREY, INC.,

JEFFERIES FINANCE LLC,

and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Joint Lead Arrangers and Joint Bookrunners,

JEFFERIES FINANCE LLC,

as Syndication Agent,

and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Documentation Agent

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

		Page

Section 10.13	Waiver of Effect of Corporate Seal	124

Section 10.14	Patriot Act	124

Section 10.15	No Advisory or Fiduciary Responsibility	124

-v-

(continued)

Page

Schedules
	Schedule I	-	Applicable Margin
	Schedule II	-	Commitment Amounts
	Schedule III	-	Competitors
	Schedule 4.11(a)	-	Real Estate
	Schedule 4.11(c)	-	Insurance
	Schedule 4.14	-	Subsidiaries
	Schedule 4.16	-	Permitted Third Party Banks; Deposit and Disbursement Accounts
	Schedule 4.18	-	Material Agreements
	Schedule 4.21(a)	-	Healthcare Matters
	Schedule 4.21(g)	-	Health Care Audits
	Schedule 4.23(a)	-	Company Reimbursement Approval Compliance
	Schedule 5.16	-	Post-Closing Covenants
	Schedule 7.1	-	Existing Indebtedness
	Schedule 7.2	-	Existing Liens
	Schedule 7.4	-	Existing Investments
	Schedule 7.7	-	Existing Transactions with Affiliates

Exhibits
	Exhibit A	-	Form of Assignment and Assumption
	Exhibit B	-	Form of Guaranty and Security Agreement
	Exhibit C	-	Form of ABDC Intercreditor Agreement
	Exhibit 2.3	-	Form of Notice of Borrowing
	Exhibit 2.4	-	Form of Notice of Swingline Borrowing
	Exhibit 2.7	-	Form of Notice of Conversion/Continuation
	Exhibit 3.1(b)(ii)	-	Form of Secretary’s Certificate
	Exhibit 3.1(b)(v)	-	Form of Closing Date Certificate
	Exhibit 3.2	-	Form of DDTL Date Certificate
	Exhibit 5.1(c)	-	Form of Compliance Certificate

-vi-

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is made and entered into as of July 31, 2013, by and among BIOSCRIP, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions and lenders from time to time party hereto (the “Lenders”), and SUNTRUST BANK, in its capacity as administrative agent for itself and the Lenders (the “Administrative Agent”), as issuing bank (the “Issuing Bank”) and as swingline lender (the “Swingline Lender”).

WITNESSETH:

WHEREAS, the Borrower has requested that the Lenders (a) establish a $75,000,000 revolving credit facility in favor of the Borrower, (b) make term b loans in an aggregate principal amount equal to $250,000,000 to the Borrower, and (c) establish a $150,000,000 delayed draw term loan b facility in favor of the Borrower;

WHEREAS, subject to the terms and conditions of this Agreement, the Lenders, the Issuing Bank and the Swingline Lender, to the extent of their respective Commitments as defined herein, are willing severally to (a) establish the revolving credit facility in favor of the Borrower, (b) make the term b loans to the Borrower, and (c) establish the delayed draw term loan b facility in favor of the Borrower;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower, the Lenders, the Administrative Agent, the Issuing Bank and the Swingline Lender agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.1             Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“ABDC” shall mean AmerisourceBergen Drug Corporation, a Delaware corporation.

“ABDC Obligations” shall mean all obligations of the Loan Parties or any of their Subsidiaries owing to ABDC under the ABDC Prime Vendor Agreement and any other agreement, instrument, certificate or other document pursuant to which any Loan Party or any Subsidiary of a Loan Party grants (or purports to grant) in favor of ABDC a security interest in or a Lien on any property of such Loan Party or such Subsidiary now or at any time hereafter to secure such obligations.

“ABDC Intercreditor Agreement” shall mean that certain Intercreditor Agreement dated as of the date hereof by and between the Administrative Agent and ABDC, substantially in the form of Exhibit C attached hereto, as amended, restated, supplemented or otherwise modified from time to time in accordance therewith and herewith.

“ABDC Lien” shall mean the Lien of ABDC on the Inventory and Accounts of Borrower and its Subsidiaries and the products and proceeds thereof, as described more particularly and defined in the definition of “Second Priority Collateral” (as defined in the ABDC Intercreditor Agreement) and, in all events, subject to the provisions of the ABDC Intercreditor Agreement.

“ABDC Prime Vendor Agreement” shall mean that certain Prime Vendor Agreement dated as of July 1, 2009 by and among the Borrower and ABDC, as amended by that certain First Amendment dated as of March 25, 2010, that certain Second Amendment dated as of June 1, 2010, that certain Third Amendment dated as of August 1, 2010, that certain Fourth Amendment dated as of May 1, 2011, that certain Fifth Amendment dated as of January 1, 2012, that certain Sixth Amendment dated as of September 1, 2012, that certain Seventh Amendment dated as of December 1, 2012, and that certain Eighth Amendment dated as of April 1, 2013, and as the same may be further amended, restated, supplemented, waived, or otherwise modified from time to time in a manner not prohibited by the ABDC Intercreditor Agreement.

“Accepting Lenders” shall have the meaning set forth in Section 10.2(c).

“Account Control Agreement” shall mean any tri-party agreement by and among a Loan Party, the Administrative Agent and a depositary bank or securities intermediary at which such Loan Party maintains a Controlled Account, that, in each case, complies with all Requirements of Law and is otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Accreditation” shall mean, collectively, all accreditations, approvals or other rights issued by any health care accrediting agency including the Joint Commission, Accreditation Commission for Health Care, National Quality Forum and Community Health Accreditation Program.

“Acquisition” shall mean (a) any Investment by the Borrower or any of its Subsidiaries in any other Person organized in the United States (with substantially all of the assets of such Person and its Subsidiaries located in the United States), pursuant to which such Person shall become a Subsidiary of the Borrower or any of its Subsidiaries or shall be merged with the Borrower or any of its Subsidiaries or (b) any acquisition by the Borrower or any of its Subsidiaries of the assets of any Person (other than a Subsidiary of the Borrower) that constitute all or substantially all of the assets of such Person or a division or business unit of such Person, whether through purchase, merger or other business combination or transaction (and substantially all of such assets, division or business unit are located in the United States). With respect to a determination of the amount of an Acquisition, such amount shall include all consideration (including any deferred payments, but excluding any earn-out or other contingent consideration that is based upon the achievement of future financial or operational criteria and that has not yet been earned in accordance with the terms of the applicable agreements governing such Acquisition) set forth in the applicable agreements governing such Acquisition as well as the principal amount of any Indebtedness assumed by any Loan Party in connection therewith.

“Acquired Business” shall have the meaning set forth in the definition of CarePoint Acquisition.

“Additional Lender” shall have the meaning set forth in Section 2.23.

“Adjusted LIBO Rate” shall mean, (a) with respect to each Interest Period for a Eurodollar Borrowing under the Term B Loan Commitments, the greater of (i) the rate per annum obtained by dividing (x) LIBOR for such Interest Period by (y) a percentage equal to 1.00 minus the Eurodollar Reserve Percentage and (ii) 1.25% and (b) with respect to each Interest Period for a Eurodollar Borrowing under any other Commitment, the rate per annum obtained by dividing (i) LIBOR for such Interest Period by (ii) a percentage equal to 1.00 minus the Eurodollar Reserve Percentage.

“Administrative Agent” shall have the meaning set forth in the introductory paragraph hereof.

2

“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form provided by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person. For the purposes of this definition, “Control” shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. For purposes of Section 7.7, “Control” shall also include the power, directly or indirectly, to vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person. The terms “Controlled by” and “under common Control with” have the meanings correlative thereto.

“Aggregate Revolving Commitment Amount” shall mean the aggregate principal amount of the Aggregate Revolving Commitments from time to time. On the Closing Date, the Aggregate Revolving Commitment Amount is $75,000,000.

“Aggregate Revolving Commitments” shall mean, collectively, all Revolving Commitments of all Lenders at any time outstanding.

“Anti-Terrorism Order” shall mean Executive Order 13224, signed by President George W. Bush on September 23, 2001.

“Applicable DDTL Ticking Fee Rate” shall mean, as of any date, a percentage per annum equal to the Applicable Margin for Eurodollar Loans that are Term B Loans.

“Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or such Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.

“Applicable Margin” shall mean, as of any date, (a) with respect to all Term B Loans outstanding on such date, 4.25% per annum with respect to Base Rate Loans and 5.25% per annum with respect to Eurodollar Loans and (b) with respect to all Revolving Loans outstanding on such date or the letter of credit fee, as the case may be, the percentage per annum determined by reference to the applicable Consolidated Total Net Leverage Ratio in effect on such date as set forth on Schedule I; provided that a change in the Applicable Margin resulting from a change in the Consolidated Total Net Leverage Ratio shall be effective on the second Business Day after which the Borrower delivers the financial statements required by Section 5.1(a) or (b), as applicable, and the related Compliance Certificate required by Section 5.1(c); provided, further, that if at any time the Borrower shall have failed to deliver such financial statements and such Compliance Certificate when so required (after giving effect to any grace or cure period applicable to such delivery), the Applicable Margin shall be at Level I as set forth on Schedule I until such time as such financial statements and Compliance Certificate are delivered, at which time the Applicable Margin shall be determined as provided above. Notwithstanding the foregoing, the Applicable Margin with respect to Revolving Loans from the Closing Date until the date by which the financial statements and Compliance Certificate for the Fiscal Quarter ending September 30, 2013, are required to be delivered shall be at Level II as set forth on Schedule I. In the event that the Consolidated Total Net Leverage Ratio reported in any financial statement or Compliance Certificate delivered hereunder is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered, other than with respect to a consensual termination of this Agreement and the Commitments in connection with the repayment in full in cash of the Obligations (other than Hedging Obligations owed by any Loan Party to any Lender-Related Hedge Provider, Bank Product Obligations and indemnities and other contingent obligations not then due and payable and as to which no claim has been made)), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin based upon the pricing grid set forth on Schedule I (the “Accurate Applicable Margin”) for any period that such financial statement or Compliance Certificate covered, then (i) the Borrower shall promptly (but in any event within five (5) Business Days) deliver to the Administrative Agent an updated financial statement or Compliance Certificate, as the case may be, with a correct calculation of the Consolidated Total Net Leverage Ratio for such period, (ii) the Applicable Margin shall be adjusted such that after giving effect to the corrected Consolidated Total Net Leverage Ratio, the Applicable Margin shall be reset to the Accurate Applicable Margin based upon the pricing grid set forth on Schedule I for such period and (iii) (x) in the event that the Accurate Applicable Margin for such period is higher than the Applicable Margin in effect prior to the adjustment described in clause (ii), then the Borrower shall promptly (but in any event within five (5) Business Days) pay to the Administrative Agent, for the account of the Lenders, the accrued and unpaid additional interest owing as a result of such higher Accurate Applicable Margin for such period and (y) in the event that the Accurate Applicable Margin for such period is lower than the Applicable Margin in effect prior to the adjustment described in clause (ii), then the Administrative Agent shall credit against the Borrower’s next interest payment an amount equal to the additional interest that accrued and was paid in excess of the interest that would have accrued at the Accurate Applicable Margin for such period; provided, that if no further interest payments are due hereunder, the Borrower shall not receive any credit or have any other rights under this clause (y). The provisions of this definition shall not limit the rights of the Administrative Agent and the Lenders with respect to Section 2.13(c) or Article VIII.

3

“Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4(b)) and accepted by the Administrative Agent, in the form of Exhibit A attached hereto or any other form approved by the Administrative Agent.

“Availability Period” shall mean the period from and including the Closing Date to but excluding the Revolving Commitment Termination Date.

“Available Amount” shall mean, at any time (the “Reference Date”) an amount, not less than zero, equal to the sum of (a) the cumulative portion of Excess Cash Flow for the period commencing on the Closing Date and ending on the Reference Date which has not been and is not required to be used to prepay the Obligations pursuant to Section 2.12(c) minus (b) the aggregate amount of any cash dividends, distributions, and share repurchases made by the Borrower pursuant to Section 7.5(g) after the Closing Date and prior to the Reference Date.

“Bank Product Obligations” shall mean, collectively, all monetary obligations and other liabilities of any Loan Party to any Bank Product Provider arising with respect to any Bank Products.

“Bank Product Provider” shall mean any Person that, at the time it provides any Bank Product to any Loan Party, (i) is a Lender or an Affiliate of a Lender and (ii) except when the Bank Product Provider is SunTrust Bank and its Affiliates, has provided prior written notice to the Administrative Agent which has been acknowledged by the Borrower of (x) the existence of such Bank Product, (y) the maximum dollar amount of obligations arising thereunder (the “Bank Product Amount”) and (z) the methodology to be used by such parties in determining the obligations under such Bank Product from time to time. In no event shall any Bank Product Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Bank Products except that each reference to the term “Lender” in Article IX and Section 10.3(b) shall be deemed to include such Bank Product Provider and in no event shall the approval of any such person in its capacity as Bank Product Provider be required in connection with the release or termination of any security interest or Lien of the Administrative Agent. The Bank Product Amount may be changed from time to time upon written notice to the Administrative Agent by the applicable Bank Product Provider. No Bank Product Amount may be established at any time that a Default or Event of Default exists.

4

“Bank Products” shall mean any of the following services provided to any Loan Party by any Bank Product Provider: (a) any treasury or other cash management services, including deposit accounts, automated clearing house (ACH) origination and other funds transfer, depository (including cash vault and check deposit), zero balance accounts and sweeps, return items processing, controlled disbursement accounts, positive pay, lockboxes and lockbox accounts, account reconciliation and information reporting, payables outsourcing, payroll processing, trade finance services, investment accounts and securities accounts, and (b) card services, including credit cards (including purchasing cards and commercial cards), prepaid cards, including payroll, stored value and gift cards, merchant services processing, and debit card services.

“Base Rate” shall mean the highest of (i) the rate which the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time, (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%) per annum and (iii) the Adjusted LIBO Rate determined on a daily basis for an Interest Period of one (1) month, plus one percent (1.00%) per annum (any changes in such rates to be effective as of the date of any change in such rate). The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent may make commercial loans or other loans at rates of interest at, above, or below the Administrative Agent’s prime lending rate.

“Beneficial Owner” shall mean, with respect to any amount paid hereunder or under any other Loan Document, the Person that is the beneficial owner, for U.S. federal income tax purposes, of such payment.

“Borrower” shall have the meaning set forth in the introductory paragraph hereof.

“Borrowing” shall mean a borrowing consisting of (i) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (ii) a Swingline Loan.

“Business Day” shall mean any day other than (i) a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia are authorized or required by law to close and (ii) if such day relates to a Borrowing of, a payment or prepayment of principal or interest on, a conversion of or into, or an Interest Period for, a Eurodollar Loan or a notice with respect to any of the foregoing, any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Expenditures” shall mean, for any period, without duplication, (i) the additions to property, plant and equipment and other capital expenditures of the Borrower and its Subsidiaries that are (or would be) set forth on a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP and (ii) Capital Lease Obligations incurred by the Borrower and its Subsidiaries during such period, excluding any expenditure to the extent such expenditure is part of the aggregate amounts payable in connection with, or other consideration for, any Permitted Acquisition consummated during or prior to such period.

5

“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” shall mean all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Exchange Act).

“CarePoint” shall mean CarePoint Partners Holdings LLC, a Delaware limited liability company.

“CarePoint Acquisition” shall mean the acquisition by the Borrower of substantially all of the assets of CarePoint and its Subsidiaries (such assets, the “Acquired Business”) pursuant to and in accordance with the terms and conditions of the CarePoint Acquisition Agreement.

“CarePoint Acquisition Agreement” shall mean that certain Asset Purchase Agreement dated as of June 16, 2013, by and among CarePoint, the direct and indirect Subsidiaries of CarePoint set forth on the signature pages thereto under the heading “Subsidiaries” (CarePoint, together with such Subsidiaries, collectively, the “Seller”), the members of CarePoint set forth on the signature pages thereto under the heading “Owners”, and the Borrower, together with the Company Disclosure Letter to Asset Purchase Agreement delivered in connection therewith and all other schedules and exhibits delivered in connection therewith.

“CarePoint Certain Funds Provision” shall have the meaning set forth in Section 3.2.

“CarePoint Collateral” shall have the meaning set forth in Section 3.2.

“CarePoint Material Adverse Effect” shall mean any event, circumstance, development, condition, occurrence, state of facts, change or effect that, when considered individually or in the aggregate (i) is, or would reasonably be expected to be, materially adverse to the condition (financial or otherwise), business, assets, liabilities, operations or results of operations of CarePoint and its Subsidiaries, taken as a whole, or (ii) materially impairs the ability of CarePoint to consummate the transactions contemplated by the CarePoint Acquisition Agreement, in either case, other than any event, circumstance, development, condition, occurrence, state of facts, change or effect arising out of: (a) general business or economic conditions affecting the industry in which CarePoint and its Subsidiaries operate, (b) national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (c) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (d) changes in GAAP, (e) changes in applicable law, (f) the taking of any action contemplated by the CarePoint Acquisition Agreement or the other agreements contemplated thereby or the announcement of the CarePoint Acquisition Agreement, the other agreements contemplated thereby or the transactions contemplated thereby, or (g) any adverse change in or effect on the business of CarePoint and its Subsidiaries that is cured by or on behalf of CarePoint before the earlier of the date that the CarePoint Acquisition is consummated and the date on which the CarePoint Acquisition Agreement is terminated pursuant to Article 7 of the CarePoint Acquisition Agreement.

6

“Cash Collateralize” shall mean, in respect of any obligations, to provide and pledge (as a first priority perfected security interest) cash collateral for such obligations in Dollars with the Administrative Agent pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent (and “Cash Collateralized” and “Cash Collateralization” have the corresponding meanings).

“Cash Equivalents” shall mean (i) direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (ii) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (iii) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition; (iv) fully collateralized repurchase obligations of any commercial bank satisfying the requirements of clause (ii) of this definition, having a term of not more than thirty days with respect to securities issued or fully guaranteed or insured by the United States government; (v) marketable securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory, the securities of which state, commonwealth, territory, political subdivision or taxing authority (as the case may be) are rated at least A-1 by S&P or P-1 by Moody’s; (vi) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (ii) of this definition; (vii) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of any of clauses (i) through (vi) of this definition; and (viii) other short-term investments utilized by Foreign Subsidiaries in accordance with the normal investment practices for cash management in investments of a type analogous to the foregoing.

“CFC Subsidiary” shall mean any Subsidiary of the Borrower that is organized under the laws of the United States or any state or district thereof and substantially all of the assets of which consist (directly, or indirectly through one or more disregarded entities) of Capital Stock of one or more Subsidiaries of the Borrower organized under the laws of a jurisdiction other than the United States or any state or district thereof.

“Change in Control” shall mean the occurrence of one or more of the following events: (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof, but excluding any employee benefit plan of such person or its subsidiaries, or any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of such plan) of 35% or more of the outstanding shares of the voting equity interests (with equivalent economic interests) of the Borrower; (ii) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals who are Continuing Directors; (iii) the acquisition by contract or otherwise by any Person or two or more Persons acting in concert, or the entering into of a contract or arrangement by any Person or two or more Persons acting in concert that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, beneficially or of record, a controlling influence over the management or policies of the Borrower, or control over 35% or more of the outstanding shares of the voting equity interests (with equivalent economic interests) of the Borrower, (iv) the Borrower shall cease to directly or indirectly own, free and clear of all Liens (except those created under the Collateral Documents and non-consensual Liens that arise by operation of law), 100% of the outstanding Capital Stock of each of its Subsidiaries (whether acquired or formed before or after the Closing Date), and all voting rights and economic interests with respect thereto, other than pursuant to a transaction that is not prohibited hereunder, or (v) the occurrence of a “Change of Control” (or any comparable term) under, and as defined in, any document or agreement evidencing any Material Indebtedness.

7

“Change in Law” shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation, implementation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by any Lender (or its Applicable Lending Office) or the Issuing Bank (or, for purposes of Section 2.18(b), by the Parent Company of such Lender or the Issuing Bank, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that for purposes of this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans or Term B Loans and when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, a Swingline Commitment or a Term B Loan Commitment.

“Closing Date” shall mean the date on which the conditions precedent set forth in Section 3.1 have been satisfied or waived in accordance with Section 10.2 and the initial Loans are funded to the Borrower hereunder.

“CMS” shall mean the Centers for Medicare and Medicaid Services, formerly known as the Health Care Financing Administration or HCFA, and any successor thereto.

“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time, any successor statute, and the regulations promulgated and rulings issued thereunder.

“Collateral” shall mean all “Collateral” as defined in any Collateral Document and shall include the Mortgaged Properties, but shall exclude any Excluded Property.

“Collateral Access Agreement” shall mean each landlord waiver or bailee agreement granted to, and in form and substance reasonably acceptable to, the Administrative Agent.

“Collateral Documents” shall mean, collectively, the Guaranty and Security Agreement, any Real Estate Documents, the Account Control Agreements, the Government Receivables Account Agreements, the Information and Collateral Disclosure Certificate, all Copyright Security Agreements, all Patent Security Agreements, all Trademark Security Agreements, all Collateral Access Agreements, all assignments of key man life insurance policies and all other instruments and agreements now or hereafter securing or perfecting the Liens securing the whole or any part of the Obligations or any Guarantee thereof, all UCC financing statements, fixture filings and stock powers, and all other documents, instruments, agreements and certificates executed and delivered by any Loan Party to the Administrative Agent and the Lenders in connection with the foregoing.

8

“Commitment” shall mean a Revolving Commitment, a Swingline Commitment or a Term B Loan Commitment or any combination thereof (as the context shall permit or require).

“Commitment Letter” shall mean that certain commitment letter dated as of May 22, 2013, executed by the Lead Arrangers and SunTrust Bank and accepted by the Borrower.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company Accreditation” shall have the meaning set forth in Section 4.22(c).

“Company Certain Funds Provision” shall have the meaning set forth in Section 3.1.

“Company Reimbursement Approval” shall have the meaning set forth in Section 4.23(a).

“Company Regulatory Filings” shall have the meaning set forth in Section 4.22(e).

“Competitor” shall mean any Person set forth on Schedule III.

“Compliance Certificate” shall mean a certificate from a Responsible Officer of the Borrower in substantially the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit 5.1(c).

“Consolidated EBITDA” shall mean, for the Borrower and its Subsidiaries for any period, an amount equal to the sum of (i) Consolidated Net Income for such period plus (ii) to the extent deducted in determining Consolidated Net Income for such period, and in each case without duplication and as determined in accordance with GAAP, (a) Consolidated Interest Expense, (b) income tax expense (including any franchise taxes imposed in lieu of income taxes and taxes based on profit or capital) determined on a consolidated basis, (c) depreciation and amortization (including amortization of intangibles and goodwill) determined on a consolidated basis, (d) fees, out of pocket costs and expenses incurred in connection with transactions not prohibited hereunder, including Permitted Acquisitions, dispositions, Investments, issuances of Indebtedness or Capital Stock and Capital Expenditures (whether or not successfully consummated), (e) extraordinary or non-recurring charges, (f) severance costs, retention bonuses and other similar compensation payments made to employees of any Loan Party, (g) non-cash charges (including deferred compensation, stock option or employee benefits-based and other equity-based compensation expenses, in each case, made to employees, consultants and advisors of any Loan Party), (h) transaction expenses incurred in connection with this Agreement and the other transactions contemplated hereby, (i) any management, consulting, advisory or monitoring fees, (j) restructuring charges, (k) integration and relocation expenses determined and calculated in each case on a basis not inconsistent with historical practice, (l) costs incurred and expenditures made in connection with the opening and initial operation of any de novo facility (so long as such facility begins to generate revenues within 12 months of its opening) in an aggregate amount of up to $4,000,000 for any four quarter period so long as such costs are incurred and expenditures are made within 12 months of its opening, (m) the sum of (A) the amount of Consolidated EBITDA not realized as a direct result of a force majeure event (to be determined on an annualized basis), including Hurricane Sandy, for the relevant historical periods minus (B) any cash proceeds of business interruption insurance received as a result of such force majeure event, including Hurricane Sandy, (n) prepayment expense, including fees and premiums, incurred in connection with the retirement of existing indebtedness of the Borrower and its Subsidiaries, (o) costs and expenses to the extent actually reimbursed pursuant to indemnification or other reimbursement obligations of third parties, (p) fees and expenses paid to the Administrative Agent, the Lead Arrangers and the Lenders (to the extent not otherwise included in the calculation of Consolidated Interest Expense), (q) transaction expenses and integration expenses incurred in connection with the Acquisitions of HomeChoice Partners, Inc., and InfuScience, Inc. and any other Acquisition consummated prior to the Closing Date, (r) losses and expenses from discontinued operations, divested joint ventures and other divested Investments or incurred in connection with the disposal of discontinued operations or the divestiture of joint ventures and other Investments, (s) expenses incurred in connection with the settlement of any litigation or claim involving any Loan Party (so long as, with respect to each such litigation or claim, such expenses exceed $100,000), (t) the cumulative effect of a change in accounting principles, and (u) all cash proceeds of business interruption insurance received by any Loan Party. In addition, Consolidated EBITDA shall be adjusted (A) on a Pro Forma Basis for Permitted Acquisitions and dispositions not prohibited hereunder and (B) for pro forma earnings on account of Permitted Acquisitions, including (1) adjustments consistent with Regulation S-X of the Securities Act of 1933 and (2) other adjustments for estimated synergies which are (x) reasonably believed by management to be reasonably likely to be realized based on actions to be taken within 12 months of such Acquisition and (y) reasonably supported by identifiable facts, analysis, assumptions and projections that are reasonable when taken as a whole, in each case, on a basis consistent with historical practice (and, to the extent reasonably requested by the Administrative Agent and for informational purposes only, the Borrower shall provide the Administrative Agent with a brief written summary of any material assumptions or analysis made by the Borrower with respect to the adjustments under this clause (2), provided that in no event shall any such summary or adjustments be subject to the consent or other approval of the Administrative Agent or any Lender); provided, that the aggregate adjustments under clause (2) shall not exceed 15% of Consolidated EBITDA (calculated prior to giving effect to any adjustments provided in clause (2)) for the four consecutive Fiscal Quarters ending on the last day of the most recent Fiscal Quarter for which financial statements are required to have been delivered under this Agreement.

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“Consolidated First Lien Net Leverage Ratio” shall mean, as of any date, the ratio of (i) Consolidated Total Net Debt (other than any Consolidated Junior Indebtedness, any Subordinated Debt and any unsecured Indebtedness, in each case, not prohibited hereunder) as of such date to (ii) Consolidated EBITDA for the four consecutive Fiscal Quarters ending on (A) with respect to calculations of the Consolidated First Lien Net Leverage Ratio required by Article VI, such date and (B) with respect to all other calculations of the Consolidated First Lien Net Leverage Ratio, the last day of the most recent Fiscal Quarter prior to such date for which financial statements have been delivered (or were required to be delivered) pursuant to Section 5.1(a) or 5.1(b), as applicable.

“Consolidated Interest Expense” shall mean, for the Borrower and its Subsidiaries for any period, determined on a consolidated basis in accordance with GAAP, the sum of (i) total interest expense, (including, without limitation and without duplication, (a) the interest component of any payments in respect of Capital Lease Obligations, capitalized or expensed during such period (whether or not actually paid during such period), (b) any premium or penalty payable in connection with the payment of make-whole amounts or other prepayment premiums payable in connection with any Indebtedness of the Borrower or any of its Subsidiaries, (c) all commissions, discounts and other fees and charges owed in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP, (d) any interest accrued during such period in respect of Indebtedness of the Borrower or any Subsidiary that is required to be capitalized rather than paid in cash, (e) interest paid or payable with respect to discontinued operations and (f) the interest portion of any deferred payment obligations) plus (ii) the net amount payable (or minus the net amount receivable) with respect to Hedging Transactions during such period (whether or not actually paid or received during such period).

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“Consolidated Junior Indebtedness” shall mean, as of any date, the aggregate stated principal amount of all Indebtedness of the Borrower and its Subsidiaries, measured on a consolidated basis as of such date, secured by Liens that are junior in priority to the Liens securing the Obligations.

“Consolidated Net Income” shall mean, for the Borrower and its Subsidiaries for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (i) any extraordinary gains or losses, (ii) any gains or losses attributable to write-ups or write-downs of assets (including any reappraisal or revaluation of assets (including intangibles, goodwill and deferring financing costs)), or the sale of assets (other than the sale of assets in the ordinary course of business), (iii) any interest of the Borrower or any Subsidiary of the Borrower in the unremitted or undistributed earnings of any Person in which the Borrower or any Subsidiary of the Borrower has an equity interest but that is not a Subsidiary, (iv) any income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary or the date that such Person’s assets are acquired by the Borrower or any Subsidiary, (v) any income (or loss) for such period attributable to the early extinguishment of Indebtedness, (vi) any interest of the Borrower or any Subsidiary of the Borrower in the unremitted or undistributed earnings of any Subsidiary of the Borrower or another Subsidiary of the Borrower to the extent that such remittance or distribution of earnings is not prohibited by the organizational documents of such Subsidiary, contractual restrictions applicable to such Subsidiary, or by applicable Requirements of Law, and (vii) any unrealized income (or loss) in respect of Hedging Obligations.

“Consolidated Total Assets” shall mean, as of any date, the total assets of the Borrower and its Subsidiaries set forth on the consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the most recently ended Fiscal Quarter for which financial statements have been delivered (or were required to be delivered) pursuant to Section 5.1(a) or 5.1(b), as applicable, determined on a consolidated basis in conformity with GAAP.

“Consolidated Total Debt” shall mean, as of any date, the aggregate stated principal amount of all Indebtedness of the Borrower and its Subsidiaries measured on a consolidated basis as of such date, but excluding (i) Indebtedness of the type described in subsection (xi) of the definition thereof, (ii) Indebtedness of the type described in Section 7.1(a)(xiii), (iii) the portion of any earn-out or other deferred or contingent purchase consideration that is based upon the achievement of future financial or operational criteria and that has not yet been earned in accordance with the terms of the applicable agreements, and (iv) Indebtedness of the type described in subsection (vi) of the definition thereof (except to the extent of any unreimbursed drawings thereunder).

“Consolidated Total Net Debt” shall mean, as of any date, the sum of (i) Consolidated Total Debt minus (ii) the aggregate amount of cash and Cash Equivalents included in the consolidated balance sheet of the Borrower and its Subsidiaries as of such date (other than (a) Restricted Cash and (b) for purposes of calculating the Consolidated Total Net Leverage Ratio or the Consolidated First Lien Net Leverage Ratio, as applicable, the aggregate principal amount of any Indebtedness incurred on the date on which such ratio is calculated, including any Indebtedness incurred pursuant to clause (b) of the definition of Permitted Acquisition, Section 2.23(a)(i), and Section 7.1(a)(xiv)).

“Consolidated Total Net Leverage Ratio” shall mean, as of any date, the ratio of (i) Consolidated Total Net Debt as of such date to (ii) Consolidated EBITDA for the four consecutive Fiscal Quarters ending on the last day of the most recent Fiscal Quarter prior to such date for which financial statements have been delivered (or were required to be delivered) pursuant to Section 5.1(a) or 5.1(b), as applicable.

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“Continuing Director” shall mean, with respect to any period, any individuals (A) who were members of the board of directors or other equivalent governing body of the Borrower on the first day of such period, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (C) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clauses (B) and (C), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

“Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.

“Controlled Account” shall have the meaning set forth in Section 5.11.

“Copyright” shall have the meaning assigned to such term in the Guaranty and Security Agreement.

“Copyright Security Agreement” shall mean any Copyright Security Agreement executed by a Loan Party owning registered Copyrights or applications for Copyrights in favor of the Administrative Agent for the benefit of the Secured Parties, both on the Closing Date and thereafter.

“DDTL Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make a DDT Loan hereunder, in a principal amount not exceeding the amount set forth with respect to such Lender on Schedule II. The aggregate principal amount of all Lenders’ DDTL Commitments is $150,000,000 as of the Closing Date.

“DDTL Commitment Termination Date” shall mean the earliest to occur of (a) October 31, 2013, (b) the DDTL Date, and (c) the date on which the DDTL Commitments are terminated pursuant to Section 2.8.

“DDTL Date” shall mean the date on which the CarePoint Acquisition is consummated, which date shall be (a) after the Closing Date and on or prior to October 31, 2013, and (b) the date on which the conditions precedent set forth in Section 3.2 have been satisfied or waived in accordance with Section 10.2 and the DDT Loans are funded to the Borrower hereunder.

“DDT Loans” shall mean the term b loans made by a Lender with a DDTL Commitment to the Borrower on the DDTL Date pursuant to Section 2.5(b); provided, that, for the avoidance of doubt, all DDT Loans are Term B Loans hereunder.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

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“Default Interest” shall have the meaning set forth in Section 2.13(c).

“Defaulting Lender” shall mean, subject to Section 2.26, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Bank or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect Parent Company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect Parent Company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent and the Borrower that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.26) upon delivery by the Administrative Agent of written notice of such determination to the Borrower, each Issuing Bank, each Swingline Lender and each Lender.

“Disqualified Capital Stock” shall mean, with respect to any Person, any Capital Stock that by its terms (or by the terms of any other Capital Stock into which it is convertible or exchangeable) or otherwise (i) matures (other than as a result of a voluntary redemption or repurchase by the issuer of such Capital Stock) or is subject to mandatory redemption or repurchase (other than solely for Capital Stock that is not Disqualified Capital Stock) pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holder thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior payment in full in cash of the Obligations (other than any Obligations which expressly survive termination, Hedging Obligations owed by any Loan Party to any Lender-Related Hedge Provider, Bank Product Obligations and indemnities and other contingent obligations not then due and payable and as to which no claim has been made) and termination of the Commitments); or (ii) is convertible into or exchangeable or exercisable for Indebtedness or any Disqualified Capital Stock at the option of the holder thereof; or (iii) may be required to be redeemed or repurchased at the option of the holder thereof (other than solely for Capital Stock that is not Disqualified Capital Stock), in whole or in part, in each case specified in (i), (ii) or (iii) above on or prior to the date that is ninety one days after the Maturity Date; or (d) provides for scheduled payments of dividends to be made in cash.

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“Disqualified Institution” shall mean (a) any Disqualified Lender and (b) any Competitor.

“Disqualified Lender” shall mean each Person previously identified in writing to the Lead Arrangers and set forth in that certain letter agreement dated as of the date hereof delivered by the Borrower to the Administrative Agent, and each of such Person’s Affiliates.

“Dollar(s)” and the sign “$” shall mean lawful money of the United States.

“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the laws of the United States or any state or district thereof and which is not a CFC Subsidiary.

“Effective Yield” means, as to any Indebtedness, the effective yield on such Indebtedness in the reasonable determination of the Administrative Agent in consultation with the Borrower and consistent with generally accepted financial practices, taking into account the applicable interest rate margins, any interest rate floors (the effect of which floors shall be determined in a manner set forth in the proviso below) or similar devices and all fees, including upfront or similar fees or original issue discount (converted to yield assuming a four-year Weighted Average Life to Maturity (or remaining life to maturity) and without any present value discount) payable generally to Lenders or other institutions providing such Indebtedness, but excluding any arrangement, structuring, ticking or other similar fees payable in connection therewith that are not generally shared with the relevant Lenders and, if applicable, consent fees for an amendment paid generally to consenting Lenders; provided that with respect to any Indebtedness that includes a “LIBOR floor”, (1) to the extent that the Reference Rate on the date that the Effective Yield is being calculated is less than such floor, the amount of such difference shall be deemed added to the interest rate margin for such Indebtedness for the purpose of calculating the Effective Yield and (2) to the extent that the Reference Rate on the date that the Effective Yield is being calculated is greater than such floor, then the floor shall be disregarded in calculating the Effective Yield.

“Environmental Indemnity” shall mean each environmental indemnity made by each Loan Party with respect to Real Estate required to be pledged as Collateral in favor of the Administrative Agent for the benefit of the Secured Parties, in each case in form and substance reasonably satisfactory to the Administrative Agent.

“Environmental Laws” shall mean all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, binding notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (i) any actual or alleged violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) any actual or alleged exposure to any Hazardous Materials, (iv) the Release or threatened Release of any Hazardous Materials or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

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“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time, and any successor statute and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” shall mean any person that for purposes of Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a “single employer” or otherwise aggregated with the Borrower or any of its Subsidiaries under Section 414(b) or (c) (or, as relevant, Section 414(m) or (o)) of the Code or Section 4001 of ERISA.

“ERISA Event” shall mean (i) the occurrence of any “reportable event” as defined in Section 4043 of ERISA with respect to a Plan (other than an event as to which the PBGC has waived the requirement of Section 4043(a) of ERISA that it be notified of such event); (ii) any failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303(k) or 4068 of ERISA, or the arising of such a lien or encumbrance; (iii) there being or arising any “unpaid minimum required contribution” or “accumulated funding deficiency” (as defined or otherwise set forth in Section 4971 of the Code or Part 3 of Subtitle B of Title 1 of ERISA), whether or not waived; (iv) any filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code or Section 302 of ERISA with respect to any Plan or Multiemployer Plan; (v) any incurrence by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any liability under Title IV of ERISA with respect to any Plan or Multiemployer Plan (other than for premiums due and not delinquent under Section 4007 of ERISA); (vi) any institution of proceedings, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institution of proceedings, by the PBGC, under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (vii) any incurrence by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan, or the receipt by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; (viii) any receipt by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice, or any receipt by any Multiemployer Plan from the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (ix) the occurrence of a non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code with respect to any Plan such that material liability would be incurred by the Borrower or any of its Subsidiaries; (x) any filing of a notice of intent to terminate any Plan if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA; (xi) any filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan; or (xii) the termination of any Plan under Section 4041(c) of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurodollar Reserve Percentage” shall mean the aggregate of the maximum reserve percentages (including, without limitation, any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upwards, if necessary, to the next 1/100 of 1%) in effect on any day to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate pursuant to regulations issued by the Board of Governors of the Federal Reserve System (or any Governmental Authority succeeding to any of its principal functions) with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D). Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without the benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

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“Event of Default” shall have the meaning set forth in Section 8.1.

“Excess Cash Flow” shall mean, for the Borrower and its consolidated Subsidiaries for any Fiscal Year:

(a) Consolidated EBITDA for such Fiscal Year,

minus

(b) the sum of the following, without duplication:

(i) the aggregate amount of all regularly scheduled principal payments of Indebtedness (including the Term B Loans and the principal component of any Capital Lease Obligations) made during such Fiscal Year (excluding payments in respect of the Revolving Loans unless there is an equivalent permanent reduction in commitments thereunder);

(ii) the aggregate amount of all mandatory prepayments or repurchases of Indebtedness for borrowed money (including the Term B Loans) (other than in connection with any Permitted Refinancing) made during such Fiscal Year (excluding payments in respect of the Revolving Loans unless there is an equivalent permanent reduction in commitments thereunder) other than any mandatory prepayment required pursuant to Section 2.12(c);

(iii) the aggregate amount of all voluntary prepayments of Indebtedness for borrowed money (other than the Obligations) made during such Fiscal Year (excluding payments in respect of any revolving credit facility unless there is an equivalent permanent reduction in commitments thereunder);

(iv) Consolidated Interest Expense paid in cash for such Fiscal Year;

(v) income taxes (including franchise taxes imposed in lieu of income taxes) paid in cash with respect to such Fiscal Year;

(vi) the aggregate amount paid in cash during such Fiscal Year on account of Capital Expenditures, Permitted Acquisitions, Investments, and Restricted Payments, in each case, to the extent not prohibited hereunder (including the amount of all related fees, costs and expenses incurred in connection therewith) and excluding the portion of any such Capital Expenditure, Permitted Acquisitions, Investments, or Restricted Payments that is financed (a) through the incurrence of Indebtedness (other than the Obligations) or (b) with the proceeds of equity issuances or contributions; provided that, with respect to any Capital Expenditures, Permitted Acquisitions and other Investments described in this clause (vi), the Borrower may include in the calculation of Excess Cash Flow for any Fiscal Year the aggregate amount of expenditures that the Borrower or any of its Subsidiaries becomes legally obligated to make during such Fiscal Year pursuant to a binding contract, committed purchase order or other binding agreement but that are not actually made in cash during such Fiscal Year so long as (x) such expenditures are actually made in cash during the following Fiscal Year, (y) the Borrower includes in the certificate required to be delivered pursuant to Section 2.12(c) a description of such expenditures and a certification that such expenditures will be made during the following Fiscal Year, and (z) if such expenditures are included in the calculation of Excess Cash Flow for any Fiscal Year, they may not be included in the calculation of Excess Cash Flow for the following Fiscal Year;

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(vii) any increase in the Working Capital during such period (measured as the excess of such Working Capital at the end of such period over such Working Capital at the beginning of such period);

(viii) all other items added back to Consolidated EBITDA pursuant to (and subject to the limitations in) the definition of Consolidated EBITDA to the extent paid in cash during such Fiscal Year;

plus

(c) without duplication, any decrease in the Working Capital during such period (measured as the excess of such Working Capital at the beginning of such period over such Working Capital at the end thereof).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and in effect from time to time.

“Excluded Account” shall mean (a) deposit accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Loan Party’s employees, (b) any other zero balance account or disbursement only account, (c) deposit accounts specifically and exclusively used for escrowing funds and holding funds in trust, (d) Government Receivables Accounts, and (e) any other deposit account, securities account or commodities account, including local or petty cash accounts, which (i) individually does not have an average daily balance for a period in excess of three (3) Business Days of more than $1,000,000 in cash or investment property on deposit therein or (ii) collectively with all such other accounts described in this clause (e), does not have an aggregate balance at any time of more than $3,000,000 in cash or investment property on deposit therein.

“Excluded Property” shall have has the meaning specified in the Guaranty and Security Agreement.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation; provided, that, for the avoidance of doubt, in determining whether any Guarantor is an “eligible contract participant” under the Commodity Exchange Act, the keepwell agreement set forth in Section 10.19 of the Guaranty and Security Agreement shall be taken into account. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal. For purposes of this definition, the term “Swap Obligations” shall mean any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

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“Excluded Taxes” shall mean, with respect to any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes that are (i) imposed on (or measured by) the Recipient’s (or Beneficial Owner’s) net income by the United States, or by the jurisdiction under the laws of which such Recipient (or Beneficial Owner) is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located or (ii) Other Connection Taxes, (b) any branch profits taxes imposed by the United States or any similar taxes that are imposed by any other jurisdiction in which such Recipient (or Beneficial Owner) is located, (c) in the case of any U.S. federal withholding taxes that are imposed on amounts payable to any Recipient (or Beneficial Owner) at the time such Recipient (or Beneficial Owner) becomes a Recipient (or Beneficial Owner) under this Agreement or designates a new lending office, except in each case to the extent that amounts with respect to such taxes were payable either (i) to such Recipient’s (or Beneficial Owner’s) assignor immediately before such Recipient (or Beneficial Owner) became a Recipient (or Beneficial Owner) under this Agreement, or (ii) to such Recipient (or Beneficial Owner) immediately before it designated a new lending office, (d) any taxes that are attributable to a Recipient’s (or Beneficial Owner’s) failure to comply with Section 2.20(f), or (e) any U.S. federal withholding taxes imposed under FATCA.

“Existing Senior Notes” shall mean the unsecured 10¼ Senior Notes due 2015 issued by the Borrower pursuant to the Existing Senior Notes Indenture, as amended, restated, supplemented, or otherwise modified from time to time prior to the date hereof or, to the extent set forth in or specifically contemplated by the documents governing the Existing Senior Notes Redemption, on or after the date hereof.

“Existing Senior Notes Indenture” shall mean that certain Indenture dated as of March 25, 2010, by and among the Borrower, the guarantors party thereto, and U.S. Bank National Association, as trustee, as amended, restated, supplemented, or otherwise modified from time to time prior to, or on, the date hereof.

“Existing Senior Notes Redemption” shall mean the redemption or repurchase in full of all of the Existing Senior Notes, and the satisfaction and discharge of the Existing Senior Notes Indenture, whether in one or a series of related transactions, including the payment of any premium, fee, cost or other expense in connection therewith.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or, if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

“Federal/State Healthcare Program Account Debtor” shall mean, any account debtor which is (a) the United States of America acting under the Medicaid/Medicare program established pursuant to the Social Security Act, the Tricare/CHAMPUS Program or any other Federally sponsored health care program other than the health care programs for which Federal government employees are beneficiaries, (b) any state or the District of Columbia acting pursuant to a health plan adopted pursuant to a State Medicaid program or (c) any agent, carrier, administrator or intermediary for any of the foregoing.

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“Fee Letters” shall mean, collectively, (a) that certain fee letter dated as of June 16, 2013, executed by the Lead Arrangers and SunTrust Bank and accepted by the Borrower and (b) that certain agency fee letter dated as of June 16, 2013, executed by STRH and SunTrust Bank and accepted by the Borrower.

“Fiscal Quarter” shall mean any fiscal quarter of the Borrower.

“Fiscal Year” shall mean any fiscal year of the Borrower.

“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect of any successor statute thereto, in each case, together with all statutory and regulatory provisions consolidating, amending, replacing, supplementing, implementing or interpreting any of the foregoing, as amended or modified from time to time.

“Foreign Person” shall mean any Person that is not a U.S. Person.

“Foreign Subsidiary” shall mean each Subsidiary of the Borrower other than a Domestic Subsidiary.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.

“Governmental Authority” shall mean the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including, without limitation, CMS.

“Governmental Payors” shall mean Medicare, Medicaid, CHAMPUS, CHAMPVA, TRICARE, Veteran’s Administration or any other Governmental Authority or quasi-public agency providing funding for healthcare services.

“Governmental Payor Arrangements” shall mean arrangements, plans or programs with Governmental Payors for payment or reimbursement in connection with health care services, products or supplies.

“Government Receivables Account” shall have the meaning set forth in Section 5.11(e).

“Government Receivables Account Agreement” shall have the meaning set forth in Section 5.11(e).

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable principal amount of the primary obligation in respect of which such Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

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“Guarantor” shall mean each of the Subsidiary Loan Parties.

“Guaranty and Security Agreement” shall mean the Guaranty and Security Agreement, dated as of the date hereof and substantially in the form of Exhibit B, made by the Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties.

“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Healthcare Audits” shall have the meaning set forth in Section 4.22(g).

“Healthcare Laws” shall mean, collectively, any and all federal state or local laws, rules, regulations, ordinances and administrative manuals, orders, guidelines and requirements issued by any Governmental Authority under or in connection with Medicare, Medicaid or any government payment program or any law governing the licensure of or regulating healthcare providers, professionals, facilities or payors or otherwise governing or regulating the provision of, or payment for, medical services, including without limitation The Health Information Technology for Economic and Clinical Health Act of 2009, Section 1128B of the Social Security Act, as codified at 42 U.S.C. Section 1320a-7(b) (Criminal Penalties Involving Federal Health Care Programs), as amended.

“Hedging Obligations” of any Person shall mean any and all monetary obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.

“Hedge Termination Value” shall mean, in respect of any one or more Hedge Transactions, after taking into account the effect of any netting agreement relating to such Hedge Transactions, (a) for any date on or after the date such Hedge Transactions have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Transactions, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Transactions (which may include a Lender or any Affiliate of a Lender).

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“Hedging Transaction” of any Person shall mean (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, Pub. L. 104 191, Aug. 21, 1996, 110 Stat. 1936, and regulations promulgated pursuant thereto regarding privacy, security and transmission of health information, all as amended from time to time, and any successor statute and regulations.

“HIPAA/HITECH Compliance Plan” shall have the meaning set forth in Section 4.22.

“HIPAA/HITECH Compliant” shall have the meaning set forth in Section 4.22.

“HITECH Act” shall mean the Health Information Technology for Economic and Clinical Health Act provisions of the American Reinvestment and Recovery Act of 2009, and regulations promulgated pursuant thereto, all as amended from time to time, and any successor statute and regulations.

“Increasing Lender” shall have the meaning set forth in Section 2.23.

“Incremental Commitment” shall have the meaning set forth in Section 2.23.

“Incremental Revolving Commitment” shall have the meaning set forth in Section 2.23.

“Incremental Term B Loan” shall have the meaning set forth in Section 2.23.

“Indebtedness” of any Person shall mean, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than current liabilities, accrued expense obligations and trade payables incurred in the ordinary course of business; provided, that, any such obligation that is secured by a Lien (including the ABDC Obligations) shall constitute Indebtedness), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person (but limited to the lesser of the fair market value of such property and the outstanding principal amount of such Indebtedness), (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Disqualified Capital Stock of such Person, (x) all Off-Balance Sheet Liabilities and (xi) obligations of such Person under any Hedging Obligations (valued at the lesser of the Hedging Termination Value and the Net Mark-to-Market Exposure thereof). The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor. The Indebtedness of any Person shall exclude purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller.

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“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Information and Collateral Disclosure Certificate” shall have the meaning assigned to such term in the Guaranty and Security Agreement.

“Information Memorandum” shall mean the Confidential Information Memorandum dated May 2013 relating to the Borrower and the transactions contemplated by this Agreement and the other Loan Documents.

“Initial Term B Loans” shall mean the term b loans made by a Lender with an Initial Term B Loan Commitment to the Borrower on the Closing Date pursuant to Section 2.5(a).

“Initial Term B Loan Commitment” shall mean with respect to each Lender, the obligation of such Lender to make an Initial Term B Loan hereunder on the Closing Date, in a principal amount not exceeding the amount set forth with respect to such Lender on Schedule II. The aggregate principal amount of all Lenders’ Initial Term B Loan Commitments as of the Closing Date is $250,000,000.

“Intellectual Property Rights” shall have the meaning assigned to such term in the Guaranty and Security Agreement.

“Interest Period” shall mean with respect to any Eurodollar Borrowing, a period of one, two, three or six months, or to the extent agreed by each Lender of such Eurodollar Borrowing, nine or twelve months; provided that:

(i)                 the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another Type), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(ii)               if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the next preceding Business Day;

(iii)             any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month;

(iv)             each principal installment of the Term B Loans shall have an Interest Period ending on each installment payment date and the remaining principal balance (if any) of the Term B Loans shall have an Interest Period determined as set forth above; and

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(v)               no Interest Period may extend beyond the Revolving Commitment Termination Date, unless on the Revolving Commitment Termination Date the aggregate outstanding principal amount of Term B Loans is equal to or greater than the aggregate principal amount of Eurodollar Loans with Interest Periods expiring after such date, and no Interest Period may extend beyond the Maturity Date.

“Investments” shall have the meaning set forth in Section 7.4.

“IRS” shall mean the Internal Revenue Service of the United States.

“Issuing Bank” shall mean SunTrust Bank in its capacity as the issuer of Letters of Credit.

“Jefferies” shall mean Jefferies Finance LLC.

“LC Commitment” shall mean that portion of the Aggregate Revolving Commitments that may be used by the Borrower for the issuance of Letters of Credit in an aggregate face amount not to exceed $20,000,000.

“LC Disbursement” shall mean a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Documents” shall mean all applications, agreements and instruments relating to the Letters of Credit but excluding the Letters of Credit and this Agreement.

“LC Exposure” shall mean, at any time, the sum of (i) the aggregate undrawn and unexpired amount of all outstanding Letters of Credit at such time, plus (ii) the aggregate amount of all LC Disbursements that have not been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender shall be its Pro Rata Share of the total LC Exposure at such time.

“Lead Arrangers” shall mean, collectively, STRH, Jefferies, and Morgan Stanley, in each case, in their respective capacities as joint lead arrangers in connection with this Agreement.

“Lender-Related Hedge Provider” means any Person that, at the time it enters into a Hedging Transaction with any Loan Party, (i) is a Lender or an Affiliate of a Lender and (ii) except when the Lender-Related Hedge Provider is SunTrust Bank or any of its Affiliates, has provided prior written notice to the Administrative Agent which has been acknowledged by the Borrower of (x) the existence of such Hedging Transaction and (y) the methodology to be used by such parties in determining the obligations under such Hedging Transaction from time to time. In no event shall any Lender-Related Hedge Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Hedging Obligations except that each reference to the term “Lender” in Article IX and Section 10.3(b) shall be deemed to include such Lender-Related Hedge Provider. In no event shall the approval of any such Person in its capacity as Lender-Related Hedge Provider be required in connection with the release or termination of any security interest or Lien of the Administrative Agent.

“Lenders” shall have the meaning set forth in the introductory paragraph hereof and shall include each Lender that joins this Agreement pursuant to Section 10.4, each Increasing Lender, each Replacement Lender that joins this Agreement pursuant to Section 2.25, and each Additional Lender that joins this Agreement pursuant to Section 2.23. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

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“Letter of Credit” shall mean any stand-by letter of credit issued pursuant to Section 2.22 by the Issuing Bank for the account of the Borrower pursuant to the LC Commitment.

“LIBOR” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m.(London time) on the date that is two (2) Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association or successor thereto Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association or successor thereto as an authorized information vendor for the purpose of displaying such rates) for a period equal to such interest Period; provided, that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, “LIBOR” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two (2) Business Days prior to the beginning of such Interest Period.

“Licenses” shall mean any and all licenses (including professional licenses), certificates of need, accreditations, certifications, permits, franchises, rights to conduct business (by a Governmental Authority or otherwise) and any other governmental authorizations.

“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of any of the foregoing (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).

“Limitation” shall mean a revocation, suspension, termination, impairment, probation, limitation, non-renewal, forfeiture, restriction, declaration of ineligibility, loss of status as a participating provider, or the loss of any other rights under any Governmental Payor Arrangement, Third Party Payor Arrangement, Company Accreditation or License.

“Loan Documents” shall mean, collectively, this Agreement, the Collateral Documents, the ABDC Intercreditor Agreement, any other intercreditor agreement or subordination agreement entered into with the Administrative Agent or any Lender in connection with the Obligations, the LC Documents, the Fee Letters, all Notices of Borrowing, all Notices of Conversion/Continuation, all Compliance Certificates, any promissory notes issued hereunder, and any and all other instruments, agreements, documents and writings executed by or in favor of the Administrative Agent or any Lender in connection with any of the foregoing. Not in limitation of the foregoing, for purposes of the ABDC Intercreditor Agreement and any other intercreditor agreement or subordination agreement entered into with the Administrative Agent or any Lender in connection with the Obligations, the term “Loan Documents” shall include all instruments, agreements, documents and writing executed by or in favor of the Administrative Agent or any Lender in connection with (a) Bank Product Obligations and (b) Hedging Obligations owed by any Loan Party to any Lender-Related Hedge Provider.

“Loan Parties” shall mean the Borrower and the Subsidiary Loan Parties.

“Loans” shall mean all Revolving Loans, Swingline Loans and Term B Loans, in the aggregate or any of them, as the context shall require, and shall include, where appropriate, any loan made pursuant to Section 2.23.

“Material Adverse Effect” shall mean any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, that results in a material adverse change in, or a material adverse effect on, (i) the business, condition (financial or otherwise), operations, liabilities (contingent or otherwise), or properties of the Borrower and its Subsidiaries on a consolidated basis and taken as a whole, (ii) the ability of the Loan Parties to perform any of their respective obligations under the Loan Documents, or (iii) the rights and remedies of the Administrative Agent, the Issuing Bank, the Swingline Lender or the Lenders under any of the Loan Documents (other than solely as a result of any action or inaction on the part of the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender).

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“Material Agreements” shall mean all agreements, documents, contracts, indentures and instruments pursuant to which a default, breach or termination thereof would reasonably be expected to result in a Material Adverse Effect.

“Material Indebtedness” shall mean any Indebtedness (other than the Loans and the Letters of Credit) of the Borrower or any of its Subsidiaries individually or in an aggregate committed or outstanding principal amount exceeding $12,500,000.

“Maturity Date” shall mean, with respect to the Term B Loans, the earlier of (i) July 31, 2020 and (ii) the date on which the principal amount of all outstanding Term B Loans has been declared or automatically has become due and payable (whether by acceleration or otherwise).

“Medicaid” shall mean, collectively, the healthcare assistance program established by Title XIX of the Social Security Act (42 U.S.C. , Chapter 7, subchapter XIX, §§1396 et seq.) and all laws, rules, regulations, manuals, orders, guidelines or requirements (whether or not having the force of law) pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicare” shall mean, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C., Chapter 7, subchapter XVIII, §§1395 et seq.) and all laws, rules, regulations, manuals, orders or guidelines (whether or not having the force of law) pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“MIF” shall mean MedCare Investment Fund III, Ltd., a Texas limited partnership.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Morgan Stanley” shall mean Morgan Stanley Senior Funding, Inc.

“Mortgaged Property” shall mean, individually or collectively, any Real Estate that is subject to a Mortgage.

“Mortgage” shall mean each mortgage, deed of trust, deed to secure debt or other real estate security documents delivered by any Loan Party to the Administrative Agent from time to time, all in form and substance reasonably satisfactory to the Administrative Agent.

“Multiemployer Plan” shall mean any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or may be an obligation to contribute of) the Borrower, any of its Subsidiaries, or an ERISA Affiliate, and each such plan for the look-back period during which the Borrower, any of its Subsidiaries, or an ERISA Affiliate continues to be subject to liability, including contingent liability, for the plan under Title IV of ERISA.

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“Net Cash Proceeds” shall mean cash proceeds (including proceeds of any insurance policy) received by any Loan Party, net of (i) customary, reasonable and documented (in summary form) fees and commissions paid or payable in connection therewith, including reasonable and documented (in summary form) attorneys’ fees, accountants’ fees, broker’s fees and investment banking fees, (ii) other reasonable, documented (in summary form) and customary fees and expenses paid or payable in connection therewith to the extend paid or payable to a Person that is not an Affiliate of the Borrower, (iii) Taxes (including transfer and similar taxes) paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), to the extent properly attributable to such Prepayment Event, (iv) with respect to Net Cash Proceeds received as a result of a Prepayment Event under Section 2.12(a), (a) amounts required to be applied to the repayment of Indebtedness secured by a Lien not prohibited hereunder on any asset which is the subject of such Prepayment Event and prepayment penalties required to be paid under the terms governing such Indebtedness, (b) reserves required to be established in accordance with GAAP or any applicable documentation governing any such Prepayment Event, including escrow amounts, indemnification obligations, purchase price adjustments and other similar retained liabilities, and (c) amounts required to be paid to any party having superior rights to such proceeds pursuant to clause (ii) of the definition of Requirements of Law and (v) with respect to Net Cash Proceeds received as a result of a Prepayment Event under Section 2.12(b), underwriting discounts and other customary debt incurrence costs.

“Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation. “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date), and “unrealized profits” shall mean the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).

“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender.

“Non-U.S. Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the United States by the Borrower or one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement, or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Notices of Borrowing” shall mean, collectively, the Notices of Revolving Borrowing and the Notices of Swingline Borrowing.

“Notice of Conversion/Continuation” shall have the meaning set forth in Section 2.7(b).

“Notice of Borrowing” shall have the meaning set forth in Section 2.3.

“Notice of Swingline Borrowing” shall have the meaning set forth in Section 2.4.

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“Obligations” shall mean (a) all amounts owing by the Loan Parties to the Administrative Agent, the Issuing Bank, any Lender (including the Swingline Lender) or the Lead Arrangers pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Loan or Letter of Credit including, without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent, the Issuing Bank and any Lender (including the Swingline Lender) payable by the Loan Parties pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, (b) all Hedging Obligations owed by any Loan Party to any Lender-Related Hedge Provider, and (c) all Bank Product Obligations, together with all renewals, extensions, modifications or refinancings of any of the foregoing; provided, however, that with respect to any Guarantor, the Obligations shall not include any of such Guarantor’s Excluded Swap Obligations.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any Synthetic Lease Obligation or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“OSHA” shall mean the Occupational Safety and Health Act of 1970, as amended from time to time, and any successor statute.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance or enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes imposed with respect to an assignment (other than an assignment described in Section 2.25).

“Parent Company” shall mean, with respect to a Lender, the “bank holding company” as defined in Regulation Y, if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” shall have the meaning set forth in Section 10.4(d).

“Participant Register” shall have the meaning set forth in Section 10.4(d).

“Patent” shall have the meaning assigned to such term in the Guaranty and Security Agreement.

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“Patent Security Agreement” shall mean any Patent Security Agreement executed by a Loan Party owning Patents in favor of the Administrative Agent for the benefit of the Secured Parties, both on the Closing Date and thereafter.

“Patriot Act” shall mean the USA PATRIOT Improvement and Reauthorization Act of 2005 (Pub. L. 109-177 (signed into law March 9, 2006)), as amended and in effect from time to time.

“Payment Office” shall mean the office of the Administrative Agent located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308, or such other location as to which the Administrative Agent shall have given written notice to the Borrower and the other Lenders.

“PBGC” shall mean the U.S. Pension Benefit Guaranty Corporation, as referred to and defined in ERISA and any successor entity performing similar functions.

“PBM Strategic Joint Venture” shall mean a Subsidiary Loan Party formed for the purpose of holding certain assets of the Borrower constituting Borrower’s PBM line of business, in which the Borrower owns Capital Stock thereof with one or more other shareholders.

“Permitted Acquisition” shall mean (x) subject to the terms and conditions hereof, the CarePoint Acquisition and (y) any other Acquisition by a Loan Party that occurs when the following conditions have been satisfied or waived in writing by the Administrative Agent:

(a)                immediately before and immediately after giving effect to such Acquisition and any Indebtedness incurred in connection therewith, (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (except to the extent that any such representation or warranty (A) expressly relates to an earlier date, in which case, such representation or warranty shall be true and correct in all material respects as of such earlier date or (B) is expressly qualified by a Material Adverse Effect or other materiality, in which case such representation or warranty shall be true and correct in all respects);

(b)               either (i) the Consolidated Total Net Leverage Ratio shall be less than or equal to 5.50 to 1.00 and the Consolidated First Lien Net Leverage Ratio (whether or not then in effect) shall be less than or equal to 4.00 to 1.00, in each case, on a Pro Forma Basis after giving effect to such Acquisition and any Indebtedness incurred in connection therewith, calculated as of the last day of the most recently ended Fiscal Quarter for which financial statements are required to have been delivered pursuant to Section 5.1(b) as if such Acquisition had occurred, and any Indebtedness incurred in connection therewith was incurred, on the first day of the relevant period for testing compliance or (ii) evidence that (x) the Consolidated First Lien Net Leverage Ratio (whether or not then in effect) shall be less than or equal to 5.15 to 1.00 on a Pro Forma Basis after giving effect to such Acquisition and any Indebtedness incurred in connection therewith, calculated as of the last day of the most recently ended Fiscal Quarter for which financial statements are required to have been delivered pursuant to Section 5.1(b) as if such Acquisition had occurred, and any Indebtedness incurred in connection therewith was incurred, on the first day of the relevant period for testing compliance and (y) the aggregate consideration (including the principal amount of any Indebtedness assumed by any Loan Party in connection with such Acquisition, but excluding any cash consideration funded with proceeds of the issuance of Capital Stock by any Loan Party in reasonable anticipation of the consummation of such Acquisition) for such Acquisition and with all Permitted Acquisitions (other than the CarePoint Acquisition) consummated under this clause (b)(ii) during (A) any Fiscal Year does not exceed $20,000,000 and (B) the term of this Agreement does not exceed $40,000,000, and, in each case, the Borrower shall have delivered to the Administrative Agent a certificate with applicable calculations attached signed by a Responsible Officer certifying to the foregoing;

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(c)                 at least 10 Business Days (or such shorter time period as the Administrative Agent shall agree in writing) prior to the date of the consummation of such Acquisition, the Borrower shall have delivered to the Administrative Agent notice and a description of such Acquisition, together with, to the extent available, any letters of intent or term sheets with respect to such Acquisition and historical financial information and analysis with respect to the Person whose stock or assets are being acquired pursuant to such Acquisition;

(d)               with respect to any Acquisition for which the aggregate consideration payable in connection with such Acquisition (determined in accordance with the last sentence of the definition of “Acquisition”) exceeds $20,000,000, at least three Business Days prior to the date of the consummation of such Acquisition, the Borrower shall have delivered to the Administrative Agent substantially final copies of the acquisition agreement and related material documents evidencing such Acquisition;

(e)                such Acquisition shall be consensual (not “hostile”) and shall have been approved by the board of directors (or the equivalent thereof) of the Person whose stock or assets are being acquired;

(f)                (i) any Person or assets or division acquired in accordance therewith shall constitute a Permitted Business, (ii) if any Person acquired in accordance therewith would have been required to be a Guarantor and a Loan Party on the Closing Date, such Person shall become a Guarantor and a Loan Party in accordance with Section 5.12, and (iii) if any Person acquired in accordance therewith would not have been required to be a Guarantor and a Loan Party on the Closing Date, the Investment resulting from such Acquisition complies with Section 7.4(d);

(g)                such Acquisition shall be consummated in compliance with all Requirements of Law, and all material consents and approvals from any Governmental Authority or other Person required in connection with such Acquisition shall have been obtained;

(h)               such Acquisition shall be consummated in compliance with the requirements of Sections 5.12, 5.13, and 5.14 such that, in accordance with the timeframes set forth thereunder, the Administrative Agent shall have a valid and enforceable, first priority perfected Lien (subject to Specified Permitted Liens) on all assets acquired pursuant to such Acquisition to the extent such assets constitute Collateral that is required to be pledged hereunder or under any other Loan Document; and

(i)                 the Borrower shall have delivered to the Administrative Agent a certificate executed by a Responsible Officer certifying that each of the conditions set forth above has been satisfied or waived in writing by the Administrative Agent.

“Permitted Amendments” shall mean an extension of the Revolving Commitment Termination Date and/or the Maturity Date hereunder of the Accepting Lenders and, in connection therewith, any change in the pricing, including the Applicable Margin with respect to the applicable Loans and/or Commitments of the Accepting Lenders and/or the payment of additional fees (including Prepayment Premiums or fees) to the Accepting Lenders (such change and/or payments to be in the form of cash, equity interests or other property as agreed by the Borrower and the Accepting Lenders) notwithstanding the provisions of Sections 2.21 (b) and 2.21(c).

“Permitted Business” shall mean owning, operating, managing and maintaining infusion services, home health care, hospice services, respiratory care services, pharmacy benefit management services, durable medical equipment services, or other healthcare services, in each case, together with any other businesses as are reasonably related, ancillary or incidental thereto.

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“Permitted Encumbrances” shall mean:

(i)                 Liens imposed by law for taxes, fees, assessments or other governmental charges which are not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;

(ii)               statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other Liens imposed by law in the ordinary course of business for amounts not yet delinquent for more than sixty (60) days or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;

(iii)             pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(iv)             deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature or to secure liability to insurance carriers, in each case in the ordinary course of business;

(v)               judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;

(vi)             customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code or common law of banks or other financial institutions where the Borrower or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business;

(vii)           easements, zoning restrictions, rights-of-way, minor defects in title, and similar encumbrances on Real Estate imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower and its Subsidiaries taken as a whole;

(viii)         Liens in favor of collecting banks arising by operation of law under Section 4-210 of the UCC or, with respect to collecting banks located in the State of New York, under Section 4-208 of the UCC, or securing reimbursement obligations in respect of documentary letters of credit or bankers’ acceptances in the ordinary course of business;

(ix)             Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

(x)               Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

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(xi)             Liens on insurance policies and the proceeds thereof in favor of the provider of such policies securing the financing of the premiums with respect thereto;

(xii)           leases, subleases, licenses or sublicences on the property covered thereby, in each case, in the ordinary course of business which do not (i) materially interfere with the business of the Borrower and its Subsidiaries, taken as a whole, or (ii) secure any Indebtedness;

(xiii)         any interest of title of a lessor under any lease entered into by the Borrower or any of its Subsidiaries in the ordinary course of business as a tenant and covering only the assets so leased;

(xiv)         Liens in favor of a seller solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to any Permitted Acquisition; and

(xv)           Liens evidenced by precautionary UCC financing statements relating to operating leases, bailments and consignments of personal property;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness for borrowed money.

“Permitted Surviving Debt” shall mean any (i) purchase money Indebtedness with respect to fixed assets and Capital Lease Obligations of the Borrower and its Subsidiaries, or related to the Acquired Business, as applicable, existing on the Closing Date, (ii) Indebtedness permitted under Section 7.1(a)(xiii) of the Borrower and its Subsidiaries, or related to the Acquired Business, as applicable, existing on the Closing Date, and (iii) unsecured intercompany Indebtedness among the Borrower and its Subsidiaries.

“Permitted Third Party Bank” shall mean any bank or other financial institution with whom any Loan Party maintains (i) a Controlled Account and with whom an Account Control Agreement has been executed or (ii) a Government Receivables Account and with whom a Government Receivables Account Agreement has been executed. As of the Closing Date, each of the banks and other financial institutions that are identified on Schedule 4.16 as an institution at which a Controlled Account or a Government Receivables Account is maintained by any Loan Party shall be deemed to be a Permitted Third Party Bank.

“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

“Plan” shall mean any “employee benefit plan” as defined in Section 3 of ERISA (other than a Multiemployer Plan) maintained or contributed to by (or to which there is or may be an obligation to contribute of) the Borrower, any of its Subsidiaries, or an ERISA Affiliate, and each such plan for the look-back period during which the Borrower, any of its Subsidiaries, or an ERISA Affiliate continues to be subject to liability, including contingent liability, for the plan under Title IV of ERISA.

“Prepayment Event” shall mean any sale, lease, assignment, transfer or other disposition by the Borrower or any of its Subsidiaries of any assets or property pursuant to Section 7.6(e), Section 7.6(f), and Section 7.6(g).

“Prepayment Premium” shall have the meaning set forth in Section 2.11(b).

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“Profit Plan” shall mean, for any calendar, an annual operating plan for the Borrower and its Subsidiaries, on a consolidated basis, setting forth (i) a statement of all material assumptions on which such annual operating plan is based, (ii) quarterly balance sheets, income statements and statements of cash flows for such calendar year, (iii) sales, gross profits, operating expenses, operating profit, cash flow projections, all prepared on the same basis and in similar detail as that on which operating results are reported (and in the case of cash flow projections, representing management’s good faith estimates of future financial performance based on historical performance), and including plans for Capital Expenditures and facilities.

“Pro Forma Basis” shall mean (i) with respect to any Person, business, property or asset acquired in a Permitted Acquisition, the inclusion as “Consolidated EBITDA” of the EBITDA (calculated in a manner substantially consistent with the definition of “Consolidated EBITDA” and giving effect to any adjustments made in accordance with such definition) for such Person, business, property or asset as if such Acquisition had been consummated on the first day of the applicable period, based on historical results accounted for in accordance with GAAP and giving effect to any adjustments made in accordance with the definition of “Consolidated EBITDA” set forth herein, and (ii) with respect to any Person, business, property or asset sold, transferred or otherwise disposed of, the exclusion from “Consolidated EBITDA” of the EBITDA (calculated in a manner substantially consistent with the definition of “Consolidated EBITDA” and giving effect to any adjustments made in accordance with such definition) for such Person, business, property or asset so disposed of during such period as if such disposition had been consummated on the first day of the applicable period, in accordance with GAAP.

“Projections” shall mean the Borrower and its Subsidiaries’ forecasted profit and loss statements and cash flow statements, which have been or shall be prepared in a manner materially consistent with preparation of such Person’s financial statements, together with appropriate supporting details.

“Pro Rata Share” shall mean (i) with respect to any Class of Commitment or Loan of any Lender at any time, a percentage, the numerator of which shall be such Lender’s Commitment of such Class (or if such Commitment has been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure or Term B Loans, as applicable), and the denominator of which shall be the sum of all Commitments of such Class of all Lenders (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure or Term B Loans, as applicable, of all Lenders) and (ii) with respect to all Classes of Commitments and Loans of any Lender at any time, the numerator of which shall be the sum of such Lender’s Revolving Commitment (or if such Revolving Commitment has been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure) and Term B Loans and the denominator of which shall be the sum of all Lenders’ Revolving Commitments (or if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure of all Lenders funded under such Commitments) and Term B Loans.

“Real Estate” shall have the meaning set forth in Section 4.11(a).

“Real Estate Documents” shall mean, collectively, with respect to any Real Estate, (i) a Mortgage duly executed by each applicable Loan Party, together with (A) title insurance policies in amounts reasonably satisfactory to the Administrative Agent (but not to exceed 100% of the fair market value of such Real Estate in any jurisdiction that imposes a material mortgage recording tax or 110% otherwise), current as-built ALTA/ACSM Land Title surveys certified to the Administrative Agent, zoning letters, building permits and certificates of occupancy, in each case relating to such Real Estate and reasonably satisfactory in form and substance to the Administrative Agent, (B) (x) Life of Loan” Federal Emergency Management Agency Standard Flood Hazard determinations, (y) notices, in the form required under the Flood Insurance Laws, about special flood hazard area status and flood disaster assistance duly executed by each Loan Party, and (z) if any improved real property encumbered by any Mortgage is located in a special flood hazard area, a policy of flood insurance that (1) covers such improved real property, (2) is written in an amount not less than the outstanding principal amount of the Indebtedness secured by such Mortgage reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the Flood Insurance Laws, whichever is less, and (3) is otherwise on terms satisfactory to the Administrative Agent and, (C) evidence that counterparts of such Mortgages have been recorded in all places to the extent necessary or desirable, in the reasonable judgment of the Administrative Agent, to create a valid and enforceable first priority Lien (subject to Permitted Encumbrances and Specified Permitted Liens) on such Real Estate in favor of the Administrative Agent for the benefit of the Secured Parties (or in favor of such other trustee as may be required or desired under local law), (D) an opinion of counsel in each state in which such Real Estate is located in form and substance and from counsel reasonably satisfactory to the Administrative Agent, (E) a duly executed Environmental Indemnity with respect thereto, and (F) such other reports, documents, instruments and agreements as the Administrative Agent shall reasonably request, each in form and substance reasonably satisfactory to Administrative Agent.

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“Recipient” shall mean, as applicable, (a) the Administrative Agent, (b) any Lender and (c) the Issuing Bank.

“Reference Rate” shall mean LIBOR for such day determined by the Administrative Agent on such date with reference to an Interest Period of one month.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation Y” shall mean Regulation Y of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Reimbursement Approvals” shall mean any and all certifications, provider or supplier numbers, provider or supplier agreements (including Medicaid provider or supplier numbers, Medicaid provider or supplier agreements, Medicare provider or supplier numbers, and Medicare provider or supplier agreements), participation agreements, Accreditations, and/or any other agreements with or approvals by Medicaid, Medicare, CHAMPUS, CHAMPVA, TRICARE, Veteran’s Administration and any other Governmental Authority or quasi-public agency, Blue Cross/Blue Shield, any and all managed care plans and organizations, including Medicare Advantage plans, Medicare Part D prescription drug plans, health maintenance organizations and preferred provider organizations, private commercial insurance companies, employee assistance programs and/or any other governmental or third party arrangements, plans or programs for payment or reimbursement in connection with health care services, products or supplies.

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“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors, legal counsel, consultants or other representatives of such Person and such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Repricing Transaction” shall mean (a) any prepayment, repayment or refinancing of all or any portion of the Initial Term B Loans or DDT Loans with the proceeds of, or any conversion of the Initial Term Loans into, other senior secured first liens loans or notes having an Effective Yield less than the Effective Yield of the Initial Term B Loans or DDT Loans being prepaid, repaid or refinanced or (b) any amendment to this Agreement that effects a reduction in the Effective Yield of the Initial Term B Loans or DDT Loans; provided, that a Repricing Transaction shall not include any such prepayment, repayment, refinancing, conversion or amendment made in connection with a Change of Control.

“Required Lenders” shall mean, at any time, Lenders holding more than 50% of the aggregate outstanding Revolving Commitments and Term B Loans at such time or, if the Lenders have no Commitments outstanding, then Lenders holding more than 50% of the aggregate outstanding Revolving Credit Exposure and Term B Loans of the Lenders at such time; provided that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Revolving Commitments, Revolving Credit Exposure and Term B Loans shall be excluded for purposes of determining Required Lenders.

“Required Revolving Lenders” shall mean, at any time, Lenders holding more than 50% of the aggregate outstanding Revolving Commitments at such time or, if the Lenders have no Revolving Commitments outstanding, then Lenders holding more than 50% of the aggregate Revolving Credit Exposure; provided that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Revolving Commitments and Revolving Credit Exposure shall be excluded for purposes of determining Required Revolving Lenders.

“Requirement of Law” for any Person shall mean (i) the articles or certificate of incorporation, bylaws, partnership certificate and agreement, or limited liability company certificate of organization and agreement, as the case may be, and other organizational and governing documents of such Person, and (ii) any law, treaty, rule or regulation, or determination of a Governmental Authority, including, without limitation any Healthcare Laws, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the general counsel, the treasurer or a vice president of the Borrower or such other representative of the Borrower as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed). With respect to any Person that is a limited liability company or a limited partnership, such Person’s managing member, sole member, sole manager or general partner, as the case may be, shall constitute a Responsible Officer.

“Restricted Cash” shall mean, as of any date, all cash and Cash Equivalents held by the Borrower and its Subsidiaries that are legally or contractually restricted from being used to repay general obligations of the Borrower or any Subsidiary of the Borrower (including the Obligations) (provided that the terms of this Agreement and the other Loan Documents shall not be deemed to contractually restrict the use of cash and Cash Equivalents by the Borrower and its Subsidiaries) or are otherwise subject to a Lien (except Liens created under the Collateral Documents and non-consensual Liens that arise by operation of law).

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“Restricted Payment” shall mean, for any Person, (i) any dividend or distribution on any class of its Capital Stock, or (ii) any payment on account of, or the setting aside of assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of (a) any shares of its Capital Stock, (b) any Subordinated Debt, (c) any options, warrants or other rights to purchase such Capital Stock or such Indebtedness, whether now or hereafter outstanding, or (d) any payment of management or similar fees.

“Revolving Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans to the Borrower and to acquire participations in Letters of Credit and Swingline Loans in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Schedule II, as such schedule may be amended pursuant to Section 2.23, or, in the case of a Person becoming a Lender after the Closing Date, the amount of the assigned “Revolving Commitment” as provided in the Assignment and Assumption executed by such Person as an assignee, or the joinder executed by such Person, in each case as such commitment may subsequently be increased or decreased pursuant to the terms hereof.

“Revolving Commitment Termination Date” shall mean the earliest of (i) July 31, 2018, (ii) the date on which the Revolving Commitments are terminated pursuant to Section 2.8 and (iii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, LC Exposure and Swingline Exposure.

“Revolving Credit Lenders” shall mean, at any time, Lenders who have Revolving Commitments or who hold Revolving Credit Exposure.

“Revolving Loan” shall mean a loan made by a Lender (other than the Swingline Lender) to the Borrower under its Revolving Commitment, which may either be a Base Rate Loan or a Eurodollar Loan.

“Routine Payor Audit” shall mean any payor audit conducted by a Governmental Authority or a Third Party Payor so long as the potential liability under such payor audit does not exceed $200,000 for each such payor audit.

“S&P” shall mean Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Sanctioned Country” shall mean a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx, or as otherwise published from time to time.

“Sanctioned Person” shall mean (i) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/ resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

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“Secured Parties” shall mean the Administrative Agent, the Lenders, the Issuing Bank, the Swingline Lender, the Lender-Related Hedge Providers and the Bank Product Providers.

“Seller” shall have the meaning set forth in the definition of CarePoint Acquisition Agreement.

“Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that would reasonably be expected to become an actual or matured liability.

“Specified Acquisition Agreement Representations” shall have the meaning set forth in Section 3.2.

“Specified DDTL Representations” shall mean the representations and warranties made by the Loan Parties in Sections 4.1(i), 4.1(ii), 4.2, 4.3 (as such representations and warranties relate to the CarePoint Acquisition), 4.6(a) (as such representations and warranties relate to the CarePoint Acquisition), 4.7, 4.9, 4.15, 4.19, 4.20, and, subject to the Company Certain Funds Provision or the CarePoint Certain Funds Provision, as applicable, 4.17.

“Specified Permitted Liens” shall mean (a) nonconsensual Liens arising by operation of law (including Permitted Encumbrances, but excluding Permitted Encumbrances securing Indebtedness), (b) Liens permitted by Section 7.2(d), Section 7.2(e), Section 7.2(f), and Section 7.2(g), and (c) without duplication, any Liens securing Permitted Surviving Debt.

“Specified Representations” shall mean the representations and warranties made by the Loan Parties in Sections 4.1(i), 4.1(ii), 4.2, 4.3, 4.6(a) (as such representations and warranties relate to the Loan Documents), 4.7, 4.9, 4.15, 4.19, 4.20, and, subject to the Company Certain Funds Provision or the CarePoint Certain Funds Provision, as applicable, 4.17.

“Specified Strategic Joint Venture” shall mean any Subsidiary (other than the PBM Strategic Joint Venture) formed by the Borrower or any of its Subsidiaries with one or more third parties for the purpose of engaging in any Permitted Business, including any hospital joint venture or other joint venture providing pharmacy benefit management services.

“Stark Statute” shall mean Section 1877 of the Social Security Act, as codified at 42 U.S.C. Section 1395nn (Prohibition Against Certain Referrals), as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.

“STRH” shall mean SunTrust Robinson Humphrey, Inc.

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“Subordinated Debt” shall mean any Indebtedness of the Borrower or any Subsidiary that is by its terms subordinated in right of payment to the prior payment of the Obligations in a manner reasonably acceptable to the Administrative Agent.

“Subsidiary” shall mean, with respect to any Person (the “parent”) at any date, any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Borrower.

“Subsidiary Loan Party” shall mean any Subsidiary that executes or becomes a party to the Guaranty and Security Agreement (other than any Specified Strategic Joint Venture).

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding not to exceed $10,000,000.

“Swingline Exposure” shall mean, with respect to each Lender, the principal amount of any outstanding Swingline Loans with respect to which such Lender is obligated to make a Base Rate Loan in accordance with Section 2.4(c) or in which such Lender is obligated to purchase a participation in accordance with Section 2.4(d), which, in the aggregate, shall equal such Lender’s Pro Rata Share of all outstanding Swingline Loans.

“Swingline Lender” shall mean SunTrust Bank.

“Swingline Loan” shall mean a loan made to the Borrower by the Swingline Lender under the Swingline Commitment.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to Accounting Standards Codification Sections 840-10 and 840-20, as amended, and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (i) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (ii) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, assessments, fees, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term B Loan” shall mean, collectively, (a) the Initial Term B Loans, (b) the DDT Loans, and (c) any term b loan made by a Lender to the Borrower Section 2.23.

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“Term B Loan Commitment” shall mean, with respect to each Lender, collectively, (a) the Initial Term B Loan Commitment of such Lender and (b) the DDTL Commitment of such Lender.

“Term B Loan Lenders” shall mean, at any time, Lenders who have Term B Loan Commitments or who hold an outstanding Term B Loan.

“Third Party Payors” shall mean Blue Cross, Blue Shield, any managed care plans and organizations including, without limitation, health maintenance organizations and preferred provider organizations, and private commercial insurance companies.

“Third Party Payor Arrangements” shall mean arrangements, plans or programs with Third Party Payors for payment or reimbursement in connection with health care services, products or supplies.

“Trademark” shall have the meaning assigned to such term in the Guaranty and Security Agreement.

“Trademark Security Agreement” shall mean any Trademark Security Agreement executed by a Loan Party owning registered Trademarks or applications for Trademarks in favor of the Administrative Agent for the benefit of the Secured Parties, both on the Closing Date and thereafter.

“Trading with the Enemy Act” shall mean the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended and in effect from time to time.

“Triggering Event of Default” shall mean an Event of Default of the type described in Section 8.1(a), 8.1(b), 8.1(g), or 8.1(h).

“Type”, when used in reference to a Loan or a Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Base Rate.

“Unfunded Pension Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan, as determined pursuant to Section 4001(a)(16) of ERISA, determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York.

“United States” or “U.S.” shall mean the United States of America.

“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 2.20(f)(ii).

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

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“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” shall mean the Borrower, any other Loan Party or the Administrative Agent, as applicable.

“Working Capital” shall mean, at any date, the sum of (a) all amounts (other than cash and Cash Equivalents) at such date that, in accordance with GAAP, would be classified as “current assets” on a consolidated balance sheet of the Borrower and its consolidated Subsidiaries, minus (b) all amounts (other than the outstanding principal balance of the Loans and the current portion of long-term Indebtedness) at such date that, in accordance with GAAP, would be classified as “current liabilities” on a consolidated balance sheet of the Borrower and its consolidated Subsidiaries.

Section 1.2             Classifications of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g. “Revolving Loan” or “Term B Loan”) or by Type (e.g. “Eurodollar Loan” or “Base Rate Loan”) or by Class and Type (e.g. “Revolving Eurodollar Loan”). Borrowings also may be classified and referred to by Class (e.g. “Revolving Borrowing”) or by Type (e.g. “Eurodollar Borrowing”) or by Class and Type (e.g. “Revolving Eurodollar Borrowing”).

Section 1.3             Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent financial statements of the Borrower delivered pursuant to Section 5.1(a) or Section 5.1(b) (subject to any statements made pursuant to Section 5.1(c)(iv)), subject to normal year-end adjustments and the absence of footnote disclosures in the case of interim financial statements; provided that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend the definition or application of GAAP as used herein to eliminate the effect of any change in GAAP on the operation of any provision of this Agreement (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to make such amendment), then the Borrower’s compliance with the provisions of this Agreement shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or this Agreement is amended in a manner satisfactory to the Borrower and the Required Lenders. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (a) any election under Accounting Standards Codification Section 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value”, as defined therein or (b) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification Section 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. Notwithstanding the foregoing, all financial covenants contained herein shall be calculated without giving effect to any election under Statement of Financial Accounting Standards 159 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof. In addition, notwithstanding anything in this Agreement to the contrary, any change in GAAP occurring after the date hereof that would require operating leases to be treated similarly to capital leases shall not be given effect in the definition of Consolidated EBITDA or Indebtedness or any related definitions or in the computation of any financial ratio or requirement in any of the Loan Documents.

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Section 1.4             Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (v) all references to a specific time shall be construed to refer to the time in the city and state of the Administrative Agent’s principal office, unless otherwise indicated. The words “knowledge of the Borrower” or any like term shall mean the actual knowledge of a Responsible Officer of the Borrower.

ARTICLE II

AMOUNT AND TERMS OF THE COMMITMENTS

Section 2.1             General Description of Facilities. Subject to and upon the terms and conditions herein set forth, (i) the Lenders hereby establish in favor of the Borrower a revolving credit facility pursuant to which each Lender severally agrees (to the extent of such Lender’s Revolving Commitment) to make Revolving Loans to the Borrower in accordance with Section 2.2; (ii) the Issuing Bank may issue Letters of Credit in accordance with Section 2.22; (iii) the Swingline Lender may make Swingline Loans in accordance with Section 2.4; (iv) each Lender agrees to purchase a participation interest in the Letters of Credit and the Swingline Loans pursuant to the terms and conditions hereof; provided that in no event shall the aggregate principal amount of all outstanding Revolving Loans, outstanding Swingline Loans and outstanding LC Exposure exceed the Aggregate Revolving Commitment Amount in effect at such time; (v) each Lender severally agrees to make an Initial Term B Loan to the Borrower in a principal amount not exceeding such Lender’s Initial Term B Loan Commitment on the Closing Date; and (vi) each Lender severally agrees to make a DDT Loan to the Borrower in a principal amount not exceeding such Lender’s DDTL Commitment on the DDTL Date.

Section 2.2             Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans, ratably in proportion to its Pro Rata Share of the Aggregate Revolving Commitments, to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (b) the aggregate Revolving Credit Exposures of all Lenders exceeding the Aggregate Revolving Commitment Amount. During the Availability Period, the Borrower shall be entitled to borrow, prepay and reborrow Revolving Loans in accordance with the terms and conditions of this Agreement; provided that the Borrower may not borrow or reborrow Revolving Loans after the Closing Date unless all conditions set forth in Section 3.3 have been satisfied unless waived in writing by the Required Revolving Lenders in accordance with Section 10.2.

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Section 2.3             Procedure for Revolving Borrowings. The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Revolving Borrowing, substantially in the form of Exhibit 2.3 attached hereto (a “Notice of Borrowing”), (x) prior to 12:00 p.m. one (1) Business Day prior to the requested date of each Base Rate Borrowing and (y) prior to 12:00 p.m. three (3) Business Days prior to the requested date of each Eurodollar Borrowing. Each Notice of Borrowing shall be irrevocable and shall specify (i) the aggregate principal amount of such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the Type of such Revolving Loan comprising such Borrowing and (iv) in the case of a Eurodollar Borrowing, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of Interest Period). Each Revolving Borrowing shall consist entirely of Base Rate Loans or Eurodollar Loans, as the Borrower may request. The aggregate principal amount of each Eurodollar Borrowing shall not be less than $5,000,000 or a larger multiple of $1,000,000, and the aggregate principal amount of each Base Rate Borrowing shall not be less than $1,000,000 or a larger multiple of $100,000; provided that Base Rate Loans made pursuant to Section 2.4 or Section 2.22(d) may be made in lesser amounts as provided therein. At no time shall the total number of Eurodollar Borrowings outstanding at any time exceed six (6). Promptly following the receipt of a Notice of Borrowing in accordance herewith, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Revolving Loan to be made as part of the requested Revolving Borrowing.

Section 2.4             Swingline Commitment.

(a)                Subject to the terms and conditions set forth herein, the Swingline Lender may, in its sole discretion, make Swingline Loans to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time not to exceed the lesser of (i) the Swingline Commitment then in effect and (ii) the difference between the Aggregate Revolving Commitment Amount and the aggregate Revolving Credit Exposures of all Lenders; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. The Borrower shall be entitled to borrow, repay and reborrow Swingline Loans in accordance with the terms and conditions of this Agreement.

(b)               The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Swingline Borrowing, substantially in the form of Exhibit 2.4 attached hereto (a “Notice of Swingline Borrowing”), prior to 12:00 p.m. on the requested date of each Swingline Borrowing. Each Notice of Swingline Borrowing shall be irrevocable and shall specify (i) the principal amount of such Swingline Borrowing, (ii) the date of such Swingline Borrowing (which shall be a Business Day) and (iii) the account of the Borrower to which the proceeds of such Swingline Borrowing should be credited. The Administrative Agent will promptly advise the Swingline Lender of each Notice of Swingline Borrowing. The aggregate principal amount of each Swingline Loan shall not be less than $100,000 or a larger multiple of $50,000, or such other minimum amounts agreed to by the Swingline Lender and the Borrower. The Swingline Lender will make the proceeds of each Swingline Loan available to the Borrower in Dollars in immediately available funds at the account specified by the Borrower in the applicable Notice of Swingline Borrowing not later than 2:00 p.m. on the requested date of such Swingline Borrowing.

(c)                The Swingline Lender, at any time and from time to time in its sole discretion, may, but in no event no less frequently than once each calendar week shall, on behalf of the Borrower (which hereby irrevocably authorizes and directs the Swingline Lender to act on its behalf solely for such purpose), give a Notice of Borrowing to the Administrative Agent requesting the Lenders (including the Swingline Lender) to make Base Rate Loans in an amount equal to the unpaid principal amount of any Swingline Loan. Each Lender will make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Swingline Lender in accordance with Section 2.6, which will be used solely for the repayment of such Swingline Loan.

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(d)               If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Swingline Lender) shall purchase an undivided participating interest in such Swingline Loan in an amount equal to its Pro Rata Share thereof on the date that such Base Rate Borrowing should have occurred. On the date of such required purchase, each Lender shall promptly transfer, in immediately available funds, the amount of its participating interest to the Administrative Agent for the account of the Swingline Lender.

(e)                Each Lender’s obligation to make a Base Rate Loan pursuant to subsection (c) of this Section or to purchase participating interests pursuant to subsection (d) of this Section shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right that such Lender or any other Person may have or claim against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of any Lender’s Revolving Commitment, (iii) the existence (or alleged existence) of any event or condition which has had or would reasonably be expected to have a Material Adverse Effect, (iv) any breach of this Agreement or any other Loan Document by any Loan Party, the Administrative Agent or any Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If such amount is not in fact made available to the Swingline Lender by any Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof (x) at the Federal Funds Rate until the second Business Day after such demand and (y) at the Base Rate at all times thereafter. Until such time as such Lender makes its required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of the unpaid participation for all purposes of the Loan Documents. In addition, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans and any other amounts due to it hereunder to the Swingline Lender to fund the amount of such Lender’s participation interest in such Swingline Loans that such Lender failed to fund pursuant to this Section, until such amount has been purchased in full.

Section 2.5             Term B Loan Commitments.

(a)                Subject to the terms and conditions set forth herein, each Lender severally agrees to make a single term b loan to the Borrower on the Closing Date in a principal amount equal to the Initial Term B Loan Commitment of such Lender. The Initial Term B Loans may be, from time to time, Base Rate Loans or Eurodollar Loans or a combination thereof; provided that on the Closing Date all Initial Term B Loans shall be Base Rate Loans. The execution and delivery of this Agreement by the Borrower and the satisfaction or waiver by the Administrative Agent of all conditions precedent set forth in Section 3.1 shall be deemed to constitute the Borrower’s request to borrow the Initial Term B Loans on the Closing Date. Once repaid, Initial Term B Loans under the Term B Loan Commitment may not be reborrowed.

(b)               Subject to the terms and conditions set forth herein, each Lender severally agrees to make a single term b loan to the Borrower on the DDTL Date in a principal amount not to exceed the DDTL Commitment of such Lender; provided, that if for any reason the full amount of such Lender’s DDTL Commitment is not fully drawn on the DDTL Commitment Termination Date, the undrawn portion thereof shall automatically be cancelled. The DDT Loans may be, from time to time, Base Rate Loans or Eurodollar Loans or a combination thereof. Once repaid, DDT Loans under the DDTL Commitment may not be reborrowed.

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Section 2.6             Funding of Borrowings.

(a)                Each Lender will make available each Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 11:00 a.m. to the Administrative Agent at the Payment Office; provided that the Swingline Loans will be made as set forth in Section 2.4. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts that it receives, in like funds by the close of business on such proposed date, to an account maintained by the Borrower with the Administrative Agent or, at the Borrower’s option, by effecting a wire transfer of such amounts to an account designated by the Borrower to the Administrative Agent.

(b)               Unless the Administrative Agent shall have been notified by any Lender prior to 5:00 p.m. one (1) Business Day prior to the date of a Borrowing in which such Lender is to participate that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrower on such date a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest (x) at the Federal Funds Rate until the second Business Day after such demand and (y) at the Base Rate at all times thereafter. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall pay as immediately as practicably possible such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing. Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fund its Pro Rata Share of any Borrowing hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(c)                All Revolving Borrowings shall be made by the Lenders on the basis of their respective Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

Section 2.7             Interest Elections.

(a)                Each Borrowing initially shall be of the Type specified by the Borrower in the applicable Notice of Borrowing. Thereafter, the Borrower may elect to convert such Borrowing into a different Type or to continue such Borrowing, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)               To make an election pursuant to this Section, the Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Borrowing that is to be converted or continued, as the case may be, substantially in the form of Exhibit 2.7 attached hereto (a “Notice of Conversion/Continuation”) (x) prior to 12:00 p.m. one (1) Business Day prior to the requested date of a conversion into a Base Rate Borrowing and (y) prior to 12:00 p.m. three (3) Business Days prior to a continuation of or conversion into a Eurodollar Borrowing. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (i) the Borrowing to which such Notice of Conversion/Continuation applies and, if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) shall be specified for each resulting Borrowing), (ii) the effective date of the election made pursuant to such Notice of Conversion/Continuation, which shall be a Business Day, (iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing, and (iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”. If any such Notice of Conversion/Continuation requests a Eurodollar Borrowing but does not specify an Interest Period, the Borrower shall be deemed to have selected an Interest Period of one month. The principal amount of any resulting Borrowing shall satisfy the minimum borrowing amount for Eurodollar Borrowings and Base Rate Borrowings set forth in Section 2.3.

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(c)                If, on the expiration of any Interest Period in respect of any Eurodollar Borrowing, the Borrower shall have failed to deliver a Notice of Conversion/Continuation, then, unless such Borrowing is repaid as provided herein, the Borrower shall be deemed to have elected to convert such Borrowing to a Base Rate Borrowing. No Borrowing may be converted into, or continued as, a Eurodollar Borrowing if a Default or an Event of Default exists, unless the Administrative Agent and each of the Lenders shall have otherwise consented in writing. No conversion of any Eurodollar Loan shall be permitted except on the last day of the Interest Period in respect thereof.

(d)               Upon receipt of any Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

Section 2.8             Optional Reduction and Termination of Commitments.

(a)                Unless previously terminated, all Revolving Commitments, Swingline Commitments and LC Commitments shall terminate on the Revolving Commitment Termination Date. The Initial Term B Loan Commitments shall terminate on the Closing Date upon the making of the Initial Term B Loans pursuant to Section 2.5(a). Unless previously terminated, all DDTL Commitments shall terminate on the DDTL Commitment Termination Date.

(b)               Upon at least three (3) Business Days prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice shall be irrevocable, provided that such notice (x) may be conditioned upon the happening of an event, in which case, such notice may be revoked to the extent that such event does not occur and (y) may be modified to extend the proposed effective date of such reduction or termination, if any, specified therein), the Borrower may reduce the Aggregate Revolving Commitments or the DDTL Commitments in part or terminate the Aggregate Revolving Commitments or the DDTL Commitments in whole; provided that (i) any partial reduction shall apply to reduce proportionately and permanently the Revolving Commitment or DDTL Commitment, as applicable, of each Lender, (ii) any partial reduction pursuant to this Section shall be in an amount of at least $5,000,000 and any larger multiple of $1,000,000, and (iii) no such reduction of the Aggregate Revolving Commitments shall be permitted which would reduce the Aggregate Revolving Commitment Amount to an amount less than the aggregate outstanding Revolving Credit Exposure of all Lenders. Any such reduction in the Aggregate Revolving Commitment Amount below the principal amount of the Swingline Commitment or the LC Commitment shall result in a dollar-for-dollar reduction in the Swingline Commitment or the LC Commitment, as the case may be.

(c)                With the prior written approval of the Administrative Agent, the Borrower may terminate (on a non-ratable basis) the unused amount of the Revolving Commitment of a Defaulting Lender, and in such event the provisions of Section 2.26 will apply to all amounts thereafter paid by the Borrower for the account of any such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that such termination will not be deemed to be a waiver or release of any claim that the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender.

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Section 2.9             Repayment of Loans.

(a)                The outstanding principal amount of all Revolving Loans and Swingline Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Revolving Commitment Termination Date.

(b)               The Borrower unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of the Term B Loan of such Lender on each March 31, June 30, September 30 and December 31 of each Fiscal Year prior to the Maturity Date, commencing on December 31, 2013, in equal consecutive quarterly installments in an aggregate amount for each such quarterly installment equal to one and one quarter of one percent (1.25%) of the aggregate principal amount of the Term B Loans funded on the Closing Date (as adjusted to reflect (i) the funding of any Incremental Term B Loans in accordance with Section 2.23 (other than Incremental Term B Loans that are Non-Conforming Credit Extensions), (ii) the funding of the DDT Loans in accordance with Section 2.5(b), and (iii) prepayments of Term B Loans in accordance with this Agreement); provided that, to the extent not previously paid, the aggregate unpaid principal balance of the Term B Loans shall be due and payable on the Maturity Date.

Section 2.10         Evidence of Indebtedness.

(a)                Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Revolving Commitment and the Term B Loan Commitments of each Lender, (ii) the amount of each Loan made hereunder by each Lender, the Class and Type thereof and, in the case of each Eurodollar Loan, the Interest Period applicable thereto, (iii) the date of any continuation of any Loan pursuant to Section 2.7, (iv) the date of any conversion of all or a portion of any Loan to another Type pursuant to Section 2.7, (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of the Loans and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Loans and each Lender’s Pro Rata Share thereof. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.

(b)               This Agreement evidences the obligation of the Borrower to repay the Loans and is being executed as a “noteless” credit agreement. However, at the request of any Lender (including the Swingline Lender) at any time, the Borrower agrees that it will prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment permitted hereunder) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

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Section 2.11         Optional Prepayments; Prepayment Premium.

(a)                Subject to Section 2.11(b), the Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, by giving written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than (i) in the case of any prepayment of any Eurodollar Borrowing, 11:00 a.m. not less than three (3) Business Days prior to the date of such prepayment, (ii) in the case of any prepayment of any Base Rate Borrowing, not less than one (1) Business Day prior to the date of such prepayment, and (iii) in the case of any prepayment of any Swingline Borrowing, prior to 11:00 a.m. on the date of such prepayment. Each such notice shall be irrevocable (provided that such notice (x) may be conditioned upon the happening of an event, in which case, such notice may be revoked to the extent that such event does not occur and (y) may be modified to extend the proposed date of such prepayment specified therein) and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid. Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the principal amount so prepaid in accordance with Section 2.13(d); provided that if a Eurodollar Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrower shall also pay all amounts required pursuant to Section 2.19. Each partial prepayment of any Loan shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type pursuant to Section 2.2 or, in the case of a Swingline Loan, pursuant to Section 2.4. Each prepayment of a Borrowing shall be applied as directed by the Borrower; provided that any prepayment of a Term B Loan Borrowing may be applied in direct order of maturity to no more than eight (8) principal installments of the Term B Loans that are scheduled to occur in the twenty-four month period following such prepayment and, thereafter, such prepayment shall be applied to all remaining scheduled principal installments of the Term B Loans on a pro rata basis. In the event that the Borrower does not specify the order in which to apply any prepayments of a Term B Loan Borrowing, the Borrower shall be deemed to have elected that such proceeds be applied to reduce scheduled principal installments of the Term B Loans in direct order of maturity.

(b)               In the event that, on or prior to the date that is twelve (12) months after the Closing Date, the Borrower consummates a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each applicable Lender, (i) in the case of the type of Repricing Transaction set forth in clause (a) of the definition thereof, a prepayment premium of 1% of the amount of the Initial Term Loans and DDT Loans being prepaid, repaid or refinanced and (ii) in the case of the type of Repricing Transaction set forth in clause (b) of the definition thereof, a fee equal to 1% of the aggregate amount of the applicable Initial Term B Loans and DDT Loans outstanding immediately prior to such amendment (any amounts payable under the foregoing clause (i) or (ii), the “Prepayment Premium”).

Section 2.12         Mandatory Prepayments.

(a)                Promptly (but in any event within five (5) Business Days) upon receipt by the Borrower or any of its Subsidiaries of Net Cash Proceeds in excess of $10,000,000 in the aggregate during any Fiscal Year from any Prepayment Event, the Borrower shall prepay the Obligations in an amount equal to such excess Net Cash Proceeds; provided, that, so long as no Event of Default is in existence at the time of receipt of such Net Cash Proceeds, at the election of the Borrower, no prepayment under this Section 2.12(a) shall be required (i) with respect to Net Cash Proceeds from the sale of all or any portion of the PBM Strategic Joint Venture, to the extent that such proceeds are reinvested in the business of the Borrower or any of its Subsidiaries within 365 days (or 366 days in a leap year) following receipt thereof and (ii) with respect to Net Cash Proceeds from any other Prepayment Event, to the extent that such proceeds are reinvested in the business of the Borrower or any of its Subsidiaries within 365 days (or 366 days in a leap year) following receipt thereof or committed to be reinvested pursuant to a binding contract prior to the expiration of such 365 day (or 366 day in a leap year) period and actually reinvested within 180 days after the date of such binding contract. Any such prepayment shall be applied in accordance with subsection (d) of this Section.

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(b)               Promptly (but in any event within five (5) Business Days) upon receipt by the Borrower or any of its Subsidiaries of Net Cash Proceeds from any issuance of Indebtedness by the Borrower or any of its Subsidiaries (other than any Indebtedness that is not prohibited to be issued or incurred hereunder), the Borrower shall prepay the Obligations in an amount equal to all such Net Cash Proceeds. Any such prepayment shall be applied in accordance with subsection (d) of this Section.

(c)                Commencing with the Fiscal Year ending December 31, 2014, no later than ten (10) days after the date on which the Borrower’s annual audited financial statements for such Fiscal Year are required to be delivered pursuant to Section 5.1(a), (i) to the extent that the Consolidated Total Net Leverage Ratio as of the last day of such Fiscal Year is greater than or equal to 3.50:1.00, the Borrower shall prepay the Obligations in an amount equal to (x) 50% of Excess Cash Flow for such Fiscal Year minus (y) the aggregate amount of all voluntary prepayments of the Term B Loans and the Revolving Loans made during such Fiscal Year (excluding payments in respect of the Revolving Loans unless there is an equivalent permanent reduction in commitments thereunder), and (ii) to the extent that the Consolidated Total Net Leverage Ratio as of the last day of such Fiscal Year is less than 3.50:1.00, the Borrower shall prepay the Obligations in an amount equal to 0% of Excess Cash Flow for such Fiscal Year. Any such prepayment shall be applied in accordance with subsection (d) of this Section. Any such prepayment shall be accompanied by a certificate signed by a Responsible Officer of the Borrower, certifying in reasonable detail the manner in which Excess Cash Flow and the resulting prepayment were calculated, which certificate shall be in form and substance reasonably satisfactory to the Administrative Agent.

(d)               Any prepayments made by the Borrower pursuant to subsection (a), (b) or (c) of this Section shall be applied as follows: first, to the outstanding principal balance of the Term B Loans, until the same shall have been paid in full, pro rata to the Lenders based on their Pro Rata Shares of the Term B Loans, and applied first to the immediately succeeding eight (8) scheduled installments of the Term B Loans on a pro rata basis and thereafter to the remaining scheduled installments of the Term B Loans on a pro rata basis (including, without limitation, the final payment due on the Maturity Date); second, to the outstanding principal balance of the Swingline Loans, until the same shall have been paid in full, to the Swingline Lender; third, to the outstanding principal balance of the Revolving Loans, until the same shall have been paid in full, pro rata to the Lenders based on their respective Revolving Commitments; and fourth, to Cash Collateralize the Letters of Credit in an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid fees thereon. The Revolving Commitments of the Lenders shall not be permanently reduced by the amount of any prepayments made pursuant to clauses second through fourth above.

(e)                If at any time the aggregate Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitment Amount, as reduced pursuant to Section 2.8 or otherwise, the Borrower shall repay as immediately as practicably possible the Swingline Loans and the Revolving Loans in an amount equal to such excess, together with all accrued and unpaid interest on such excess amount and any amounts due under Section 2.19. Each prepayment shall be applied as follows: first, to the Swingline Loans to the full extent thereof; second, to the Base Rate Loans to the full extent thereof; and third, to the Eurodollar Loans to the full extent thereof. If, after giving effect to prepayment of all Swingline Loans and Revolving Loans, the aggregate Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitment Amount, the Borrower shall Cash Collateralize its reimbursement obligations with respect to all Letters of Credit in an amount equal to such excess plus any accrued and unpaid fees thereon.

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Section 2.13         Interest on Loans.

(a)                The Borrower shall pay interest on (i) each Base Rate Loan at the Base Rate plus the Applicable Margin in effect from time to time (the “Base Rate Interest Rate”) and (ii) each Eurodollar Loan at the Adjusted LIBO Rate for the applicable Interest Period in effect for such Loan plus the Applicable Margin in effect from time to time (the “Eurodollar Interest Rate).

(b)               The Borrower shall pay interest on each Swingline Loan at the Base Rate plus the Applicable Margin for a Revolving Base Rate Loan in effect from time to time.

(c)                Notwithstanding subsections (a) and (b) of this Section, at the written request of the Required Lenders if a Triggering Event of Default has occurred and is continuing, and automatically after acceleration of the Obligations or in connection with any Event of Default of the type described in Section 8.1(g) or 8.1(h), the Borrower shall pay interest (“Default Interest”) (i) with respect to all Eurodollar Loans, at a rate per annum equal to 200 basis points above the otherwise applicable Eurodollar Interest Rate until the last day of such Interest Period, and thereafter, at a rate per annum equal to 200 basis points above the otherwise applicable Base Rate Interest Rate and (ii) with respect to all Base Rate Loans, at a rate per annum equal to 200 basis points above the otherwise applicable Base Rate Interest Rate, in each case, until such Triggering Event of Default has been waived in writing or the Required Lenders have revoked the imposition of Default Interest (whichever occurs first).

(d)               Interest on the outstanding principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding Base Rate Loans and Swingline Loans shall be payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Commitment Termination Date or the Maturity Date, as the case may be. Interest on all outstanding Eurodollar Loans shall be payable on the last day of each Interest Period applicable thereto, and, in the case of any Eurodollar Loans having an Interest Period in excess of three months, on each day which occurs every three months after the initial date of such Interest Period, and on the Revolving Commitment Termination Date or the Maturity Date, as the case may be. Interest on any Eurodollar Loan which is converted into a Loan of another Type or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof. All Default Interest shall be payable on demand.

(e)                The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Borrower and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.

Section 2.14         Fees.

(a)                The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon in writing by the Borrower and the Administrative Agent.

(b)               The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the rate of 0.50% per annum on the daily amount of the unused Revolving Commitment of such Lender during the Availability Period. For purposes of computing the commitment fee, the Revolving Commitment of each Lender shall be deemed used to the extent of the outstanding Revolving Loans and LC Exposure, but not Swingline Exposure, of such Lender.

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(c)                The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable DDTL Ticking Fee Rate on the daily amount of the unused DDTL Commitment of such Lender during the period from (and including) the Closing Date through (and including) the DDTL Commitment Termination Date.

(d)               The Borrower agrees to pay (i) to the Administrative Agent, for the account of each Lender, a letter of credit fee with respect to its participation in each Letter of Credit, which shall accrue at a rate per annum equal to the Applicable Margin for Eurodollar Revolving Loans then in effect on the average daily amount of such Lender’s LC Exposure attributable to such Letter of Credit during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which such Letter of Credit expires or is drawn in full (including, without limitation, any LC Exposure that remains outstanding after the Revolving Commitment Termination Date) and (ii) to the Issuing Bank for its own account a fronting fee, which shall accrue at a rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the Availability Period, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Notwithstanding the foregoing, if the Required Lenders elect to increase the interest rate on the Loans to the rate for Default Interest pursuant to Section 2.13(c), the rate per annum used to calculate the letter of credit fee pursuant to clause (i) above shall automatically be increased by 200 basis points.

(e)                The Borrower shall pay on the Closing Date to the Administrative Agent and its affiliates all fees in the Fee Letters that are due and payable on the Closing Date.

(f)                Accrued fees under subsections (b) and (d) of this Section shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on September 30, 2013, and on the Revolving Commitment Termination Date (and, if later, the date the Loans and LC Exposure shall be repaid in their entirety); provided that any such fees accruing after the Revolving Commitment Termination Date shall be payable on demand. Accrued fees under subsection (c) of this Section shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on September 30, 2013, and on the DDTL Commitment Termination Date.

Section 2.15         Computation of Interest and Fees.

Interest hereunder based on the Administrative Agent’s prime lending rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and all fees hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). Each determination by the Administrative Agent of an interest rate or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate hereunder.

Section 2.16         Inability to Determine Interest Rates. If, prior to the commencement of any Interest Period for any Eurodollar Borrowing:

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(i)                 the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining LIBOR for such Interest Period, or

(ii)               the Administrative Agent shall have received notice from the Required Lenders that the Adjusted LIBO Rate does not adequately and fairly reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Loans for such Interest Period, the Administrative Agent shall give written notice (or telephonic notice, promptly confirmed in writing) to the Borrower and to the Lenders as soon as practicable thereafter. Until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) the obligations of the Lenders to make Eurodollar Revolving Loans or to continue or convert outstanding Loans as or into Eurodollar Loans shall be suspended and (ii) all such affected Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto unless the Borrower prepays such Loans in accordance with this Agreement. Unless the Borrower notifies the Administrative Agent at least one (1) Business Day before the date of any Eurodollar Borrowing for which a Notice of Borrowing or a Notice of Conversion/Continuation has previously been given that it elects not to borrow, continue or convert to a Eurodollar Borrowing on such date, then such Revolving Borrowing shall be made as, continued as or converted into a Base Rate Borrowing.

Section 2.17         Illegality. If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any Eurodollar Loan and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Revolving Loans, or to continue or convert outstanding Loans as or into Eurodollar Loans, shall be suspended. In the case of the making of a Eurodollar Borrowing, such Lender’s Revolving Loan shall be made as a Base Rate Loan as part of the same Revolving Borrowing for the same Interest Period and, if the affected Eurodollar Loan is then outstanding, such Loan shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Eurodollar Loan if such Lender may lawfully continue to maintain such Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such Eurodollar Loan to such date. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.

Section 2.18         Increased Costs.

(a)                If any Change in Law shall:

(i)                 impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the Adjusted LIBO Rate hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

(ii)               impose on any Lender, the Issuing Bank or the eurodollar interbank market any other condition affecting this Agreement or any Eurodollar Loans made by such Lender or any Letter of Credit or any participation therein;

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and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a Eurodollar Loan or to increase the cost to such Lender or the Issuing Bank of participating in or issuing any Letter of Credit or to reduce the amount received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then, from time to time, such Lender or the Issuing Bank may provide the Borrower (with a copy thereof to the Administrative Agent) with written notice and demand with respect to such increased costs or reduced amounts, and within five (5) Business Days after receipt of such notice and demand the Borrower shall pay to such Lender or the Issuing Bank, as the case may be, such additional amounts as will compensate such Lender or the Issuing Bank for any such increased costs incurred or reduction suffered.

(b)               If any Lender or the Issuing Bank shall have determined that on or after the date of this Agreement any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital (or on the capital of the Parent Company of such Lender or the Issuing Bank) as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender, the Issuing Bank or such Parent Company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies or the policies of such Parent Company with respect to capital adequacy and liquidity), then, from time to time, such Lender or the Issuing Bank may provide the Borrower (with a copy thereof to the Administrative Agent) with written notice and demand with respect to such reduced amounts, and within five (5) Business Days after receipt of such notice and demand the Borrower shall pay to such Lender or the Issuing Bank, as the case may be, such additional amounts as will compensate such Lender, the Issuing Bank or such Parent Company for any such reduction suffered.

(c)                A certificate of such Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender, the Issuing Bank or the Parent Company of such Lender or the Issuing Bank, as the case may be, specified in subsection (a) or (b) of this Section shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error.

(d)               Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate any Lender or the Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than one hundred eighty (180) days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.19         Funding Indemnity. In the event of (a) the payment of any principal of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure by the Borrower to borrow, prepay, convert or continue any Eurodollar Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, the Borrower shall compensate each Lender, within five (5) Business Days after written demand from such Lender, for any loss, cost or expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Eurodollar Loan if such event had not occurred at the Adjusted LIBO Rate applicable to such Eurodollar Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan) over (B) the amount of interest that would accrue on the principal amount of such Eurodollar Loan for the same period if the Adjusted LIBO Rate were set on the date such Eurodollar Loan was prepaid or converted or the date on which the Borrower failed to borrow, convert or continue such Eurodollar Loan. A certificate as to any additional amount payable under this Section submitted to the Borrower by any Lender (with a copy to the Administrative Agent) shall be conclusive, absent manifest error.

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Section 2.20         Taxes.

(a)                Any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes; provided that if any applicable law requires the deduction or withholding of any Tax from any such payment, then the applicable Withholding Agent shall make such deduction and timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax or Other Tax, then the sum payable by the Borrower or other Loan Party, as applicable, shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient shall receive an amount equal to the sum it would have received had no such deductions or withholdings been made.

(b)               In addition, without limiting the provisions of subsection (a) of this Section, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                The Borrower shall indemnify each Recipient (and, with respect to U.S. federal withholding taxes, if such Recipient is not the Beneficial Owner, the Beneficial Owner), within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes paid by such Recipient (or Beneficial Owner) on or with respect to any payment by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the applicable Recipient (for its own account or on behalf of one or more Beneficial Owners) shall be conclusive, absent manifest error.

(d)               As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or any other Loan Party to a Governmental Authority, the Borrower or other Loan Party, as applicable, shall deliver to the Administrative Agent an original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund, or a credit in lieu of a refund, of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.20, it shall pay to the Borrower an amount equal to such refund or credit (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.20 with respect to the Taxes or Other Taxes giving rise to such refund) net of all out-of-pocket expenses of such Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of such Recipient, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Recipient in the event such Recipient is required to repay such refund to such Governmental Authority. This Section 2.20(e) shall not be construed to require a Recipient to make available its tax returns (or any other information relating to its taxes) to the Borrower or any other Person.

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(f)                Tax Forms.

(i)                 Any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent, on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), duly executed originals of IRS Form W-9 certifying, to the extent such Lender is legally entitled to do so, that such Lender is exempt from U.S. federal backup withholding tax.

(ii)               Any Lender that is a Foreign Person and that is entitled to an exemption from or reduction of withholding tax under the Code or any treaty to which the United States is a party with respect to payments under this Agreement shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. Without limiting the generality of the foregoing, each Lender that is a Foreign Person shall, to the extent it is legally entitled to do so, (w) on or prior to the date such Lender becomes a Lender under this Agreement, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this subsection, and (z) from time to time upon the reasonable request by the Borrower or the Administrative Agent, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the Borrower or the Administrative Agent), whichever of the following is applicable:

(A)              if such Lender is claiming eligibility for benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, duly executed originals of IRS Form W-8BEN, or any successor form thereto, establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of such tax treaty, and (y) with respect to any other applicable payments under any Loan Document, duly executed originals of IRS Form W-8BEN, or any successor form thereto, establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)              duly executed originals of IRS Form W-8ECI, or any successor form thereto, certifying that the payments received by such Lender are effectively connected with such Lender’s conduct of a trade or business in the United States;

(C)              if such Lender is claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, duly executed originals of IRS Form W-8BEN, or any successor form thereto, together with a certificate (a “U.S. Tax Compliance Certificate”) upon which such Lender certifies that (1) such Lender is not a bank for purposes of Section 881(c)(3)(A) of the Code, or the obligation of the Borrower hereunder is not, with respect to such Lender, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of that Section, (2) such Lender is not a 10% shareholder of the Borrower within the meaning of Section 871(h)(3) or Section 881(c)(3)(B) of the Code, (3) such Lender is not a controlled foreign corporation that is related to the Borrower within the meaning of Section 881(c)(3)(C) of the Code, and (4) the interest payments in question are not effectively connected with a U.S. trade or business conducted by such Lender; or

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(D)              if such Lender is not the Beneficial Owner (for example, a partnership or a participating Lender granting a typical participation), duly executed originals of IRS Form W-8IMY, or any successor form thereto, accompanied by IRS Form W-9, IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate, and/or other certification documents from each Beneficial Owner, as applicable.

(iii)             Each Lender that is a Foreign Person shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iv)             If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment; provided, that solely for purposes of this clause (E), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(v)               Each Lender agrees that if any form or certification it previously delivered under this Section expires or becomes obsolete or inaccurate in any respect and such Lender is not legally entitled to provide an updated form or certification, it shall promptly notify the Borrower and the Administrative Agent of its inability to update such form or certification.

Section 2.21         Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)                The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.18, 2.19 or 2.20, or otherwise) prior to 2:00 p.m. on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off, counterclaim, or withholding or deduction of taxes. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except payments to be made directly to the Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.18, 2.19, 2.20 and 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.

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(b)               If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied as follows: first, to all fees and reimbursable expenses of the Administrative Agent then due and payable pursuant to any of the Loan Documents; second, to all reimbursable expenses of the Lenders and all fees and reimbursable expenses of the Issuing Bank then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders and the Issuing Bank based on their respective pro rata shares of such fees and expenses; third, to all accrued interest and fees then due and payable hereunder, pro rata to the Lenders based on their respective pro rata shares of such interest and fees; and fourth, to all principal of the Loans and unreimbursed LC Disbursements then due and payable hereunder, pro rata to the parties entitled thereto based on their respective pro rata shares of such principal and unreimbursed LC Disbursements.

(c)                If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Credit Exposure, Term B Loans and accrued interest and fees thereon than the proportion received by any other Lender with respect to its Revolving Credit Exposure or Term B Loans, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Credit Exposure and Term B Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Credit Exposure and Term B Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this subsection shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Credit Exposure or Term B Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this subsection shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)               Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount or amounts due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

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Section 2.22         Letters of Credit.

(a)                During the Availability Period, the Issuing Bank, in reliance upon the agreements of the other Lenders pursuant to subsections (d) and (e) of this Section, may, in its sole discretion, issue, at the request of the Borrower, Letters of Credit for the account of the Borrower on the terms and conditions hereinafter set forth; provided that (i) each Letter of Credit shall expire on the earlier of (A) one year after the date of issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (B) the date that is five (5) Business Days prior to the Revolving Commitment Termination Date; (ii) each Letter of Credit shall be in a stated amount of at least $100,000; and (iii) the Borrower may not request any Letter of Credit if, after giving effect to such issuance, (x) the aggregate LC Exposure would exceed the LC Commitment or (y) the aggregate Revolving Credit Exposure of all Lenders would exceed the Aggregate Revolving Commitment Amount. Each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank without recourse a participation in each Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit on the date of issuance. Each issuance of a Letter of Credit shall be deemed to utilize the Revolving Commitment of each Lender by an amount equal to the amount of such participation.

(b)               To request the issuance of a Letter of Credit (or any amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall give the Issuing Bank and the Administrative Agent irrevocable written notice at least three (3) Business Days prior to the requested date of such issuance specifying the date (which shall be a Business Day) such Letter of Credit is to be issued (or amended, renewed or extended, as the case may be), the expiration date of such Letter of Credit, the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition to the satisfaction or waiver in writing of the conditions set forth in Section 3.3, the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as the Issuing Bank shall approve and that the Borrower shall have executed and delivered any additional applications, agreements and instruments relating to such Letter of Credit as the Issuing Bank shall reasonably require; provided that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control.

(c)                At least two (2) Business Days prior to the issuance of any Letter of Credit, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received such notice, and, if not, the Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the Issuing Bank has received notice from the Administrative Agent, on or before the Business Day immediately preceding the date the Issuing Bank is to issue the requested Letter of Credit, directing the Issuing Bank not to issue the Letter of Credit because such issuance is not then permitted hereunder because of the limitations set forth in subsection (a) of this Section or that one or more conditions specified in Section 3.3 are not then satisfied or waived in writing, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue such Letter of Credit in accordance with the Issuing Bank’s usual and customary business practices.

(d)               The Issuing Bank shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof. The Issuing Bank shall notify the Borrower and the Administrative Agent of such demand for payment and whether the Issuing Bank has made or will make a LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to such LC Disbursement. The Borrower shall be irrevocably and unconditionally obligated to reimburse the Issuing Bank for any LC Disbursements paid by the Issuing Bank in respect of such drawing, without presentment, demand or other formalities of any kind. Unless the Borrower shall have notified the Issuing Bank and the Administrative Agent prior to 12:00 p.m. on the Business Day immediately prior to the date on which such drawing is honored that the Borrower intends to reimburse the Issuing Bank for the amount of such drawing in funds other than from the proceeds of Revolving Loans, the Borrower shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting the Lenders to make a Base Rate Borrowing on the date on which such drawing is honored in an exact amount due to the Issuing Bank; provided that for purposes solely of such Borrowing, the conditions precedent set forth in Section 3.3 hereof shall not be applicable. The Administrative Agent shall notify the Lenders of such Borrowing in accordance with Section 2.3, and each Lender shall make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Issuing Bank in accordance with Section 2.6. The proceeds of such Borrowing shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for such LC Disbursement.

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(e)                If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Issuing Bank) shall be obligated to fund the participation that such Lender purchased pursuant to subsection (a) of this Section in an amount equal to its Pro Rata Share of such LC Disbursement on and as of the date which such Base Rate Borrowing should have occurred. Each Lender’s obligation to fund its participation shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right that such Lender or any other Person may have against the Issuing Bank or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of the Aggregate Revolving Commitments, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any of its Subsidiaries, (iv) any breach of this Agreement by the Borrower or any other Lender, (v) any amendment, renewal or extension of any Letter of Credit or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. On the date that such participation is required to be funded, each Lender shall promptly transfer, in immediately available funds, the amount of its participation to the Administrative Agent for the account of the Issuing Bank. Whenever, at any time after the Issuing Bank has received from any such Lender the funds for its participation in a LC Disbursement, the Issuing Bank (or the Administrative Agent on its behalf) receives any payment on account thereof, the Administrative Agent or the Issuing Bank, as the case may be, will distribute to such Lender its Pro Rata Share of such payment; provided that if such payment is required to be returned for any reason to the Borrower or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such Lender will return to the Administrative Agent or the Issuing Bank any portion thereof previously distributed by the Administrative Agent or the Issuing Bank to it.

(f)                To the extent that any Lender shall fail to pay any amount required to be paid pursuant to subsection (d) or (e) of this Section on the due date therefor, such Lender shall pay interest to the Issuing Bank (through the Administrative Agent) on such amount from such due date to the date such payment is made at a rate per annum equal to the Federal Funds Rate; provided that if such Lender shall fail to make such payment to the Issuing Bank within three (3) Business Days of such due date, then, retroactively to the due date, such Lender shall be obligated to pay interest on such amount at the rate set forth in Section 2.13(c).

(g)                If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding that its reimbursement obligations with respect to the Letters of Credit be Cash Collateralized pursuant to this subsection, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Lenders, an amount in cash equal to 105% of the aggregate LC Exposure of all Lenders as of such date plus any accrued and unpaid fees thereon; provided that such obligation to Cash Collateralize the reimbursement obligations of the Borrower with respect to the Letters of Credit shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 8.1(g) or (h). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. The Borrower agrees to execute any documents and/or certificates to effectuate the intent of this subsection. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it had not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, with the consent of the Required Lenders, be applied to satisfy other obligations of the Borrower under this Agreement and the other Loan Documents. If the Borrower is required to Cash Collateralize its reimbursement obligations with respect to the Letters of Credit as a result of the occurrence of an Event of Default, such cash collateral so posted (to the extent not so applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

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(h)               Upon the request of any Lender, but no more frequently than quarterly, the Issuing Bank shall deliver (through the Administrative Agent) to each Lender and the Borrower a report describing the aggregate Letters of Credit then outstanding. Upon the request of any Lender from time to time, the Issuing Bank shall deliver to such Lender any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding.

(i)                 The Borrower’s obligation to reimburse LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:

(i)                 any lack of validity or enforceability of any Letter of Credit or this Agreement;

(ii)               the existence of any claim, set-off, defense or other right which the Borrower or any Subsidiary or Affiliate of the Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), any Lender (including the Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(iii)             any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

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(iv)             payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document to the Issuing Bank that does not comply with the terms of such Letter of Credit;

(v)               any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of set-off against, the Borrower’s obligations hereunder; or

(vi)             the existence of a Default or an Event of Default.

Neither the Administrative Agent, the Issuing Bank, any Lender nor any Related Party of any of the foregoing shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any actual direct damages (as opposed to special, indirect (including claims for lost profits or other consequential damages), or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise due care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised due care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(j)                 Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued and subject to applicable laws, (i) each standby Letter of Credit shall be governed by the “International Standby Practices 1998” (ISP98) (or such later revision as may be published by the Institute of International Banking Law & Practice on any date any Letter of Credit may be issued), (ii) each documentary Letter of Credit shall be governed by the Uniform Customs and Practices for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 (or such later revision as may be published by the International Chamber of Commerce on any date any Letter of Credit may be issued) and (iii) the Borrower shall specify the foregoing in each letter of credit application submitted for the issuance of a Letter of Credit.

Section 2.23         Incremental Commitments; Additional Lenders.

(a)                From time to time after the Closing Date and in accordance with this Section, the Borrower and one or more Increasing Lenders or Additional Lenders (each as defined below) may enter into an amendment to this Agreement to establish incremental Aggregate Revolving Commitments and/or Term B Loan Commitments hereunder (each such incremental commitment, an “Incremental Commitment”), so long as the following conditions are satisfied:

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(i)                 the aggregate principal amount of all such Incremental Commitments made pursuant to this Section shall not exceed (A) $50,000,000 plus (B) an unlimited additional amount of Indebtedness, such that, after giving pro forma effect to the incurrence of such Indebtedness (and the use of proceeds thereof) (assuming, in the case of any Incremental Revolving Commitments, a full utilization thereof), the Consolidated First Lien Net Leverage Ratio (whether or not then in effect) shall not exceed 4.00:1.00;

(ii)               the Borrower shall execute and deliver such documents and instruments and take such other actions as may be reasonably required by the Administrative Agent in connection with and at the time of any such proposed increase in order to evidence the terms of such Incremental Commitment and the satisfaction or waiver of the conditions for the incurrence of such Incremental Commitment set forth in this Section;

(iii)             at the time of and immediately after giving effect to any such proposed increase, no Event of Default shall exist and all other conditions set forth in Section 3.3 shall have been satisfied or waived in writing;

(iv)             any incremental Term B Loans made pursuant to this Section (the “Incremental Term B Loans”) shall have a final stated maturity date that is no earlier than the date set forth in clause (i) of the definition of “Maturity Date” and shall have a Weighted Average Life to Maturity that is no shorter than the Weighted Average Life to Maturity of the Initial Term B Loans made pursuant to Section 2.5;

(v)               any incremental Revolving Commitments provided pursuant to this Section (the “Incremental Revolving Commitments”) shall be deemed to be Revolving Commitments made hereunder and shall have the same terms and conditions as the Revolving Commitments established on the Closing Date and the Revolving Loans funded thereunder from time to time, including, without limitation, the same Revolving Commitment Termination Date and Applicable Margin (subject to the following clause (vi));

(vi)             if the Effective Yield applicable to any such Incremental Term B Loans or any such Incremental Revolving Commitments exceeds by more than 0.50% per annum the Effective Yield applicable to the Initial Term B Loans or the existing Revolving Loans funded under the Revolving Commitments established on the Closing Date, as applicable (such excess, the “Excess Yield”), then the Applicable Margin applicable to the Initial Term B Loans or the existing Revolving Loans, as applicable, shall increase by an amount equal to the Excess Yield minus 0.50% per annum;

(vii)           all obligations under all Incremental Revolving Commitments and Incremental Term B Loans (assuming, in the case of any Incremental Revolving Commitments, a full utilization thereof) shall constitute “senior obligations” or any equivalent term under all intercreditor agreements and subordination agreements entered into with respect to the Revolving Loans and the Term B Loans, including, without limitation, the ABDC Intercreditor Agreement and any subordination agreement entered into in connection with any Subordinated Debt; and

(viii)         any Collateral securing any such Incremental Commitments shall also secure all other Obligations on a pari passu basis.

(b)               The Borrower shall provide at least 10 Business Days’ written notice to the Administrative Agent (who shall promptly provide a copy of such notice to each Lender) of any proposal to establish an Incremental Commitment. The Borrower may also, but is not required to, specify any fees offered to those Lenders (the “Increasing Lenders”) that agree to provide an Incremental Commitment, which fees may be variable based upon the principal amount of such Incremental Commitment, as applicable. Each Increasing Lender shall as soon as practicable, and in any case within 5 Business Days following receipt of such notice, specify in a written notice to the Borrower and the Administrative Agent the amount of such proposed Incremental Commitment that it is willing to provide. No Lender (or any successor thereto) shall have any obligation, express or implied, to offer to provide an Incremental Commitment, and any decision by a Lender to provide an Incremental Commitment shall be made in its sole discretion independently from any other Lender. Only the consent of each Increasing Lender shall be required for the establishment of any Incremental Commitment, as applicable, pursuant to this Section. No Lender which declines to provide an Incremental Commitment may be replaced with respect to its existing Revolving Commitment and/or its Term B Loans, as applicable, as a result thereof without such Lender’s consent. If any Lender shall fail to notify the Borrower and the Administrative Agent in writing about whether it will provide an Incremental Commitment within 5 Business Days after receipt of such notice, such Lender shall be deemed to have declined to provide the requested Incremental Commitment. The Borrower may accept some or all of the offered amounts or designate new lenders as additional Lenders hereunder in accordance with this Section (the “Additional Lenders”), which Additional Lenders may provide all or a portion of such Incremental Commitment; provided, that, with respect to any Additional Lender providing an Incremental Revolving Commitment, such Lender is approved by the Administrative Agent in its sole discretion. The Borrower and the Administrative Agent shall have discretion jointly to adjust the allocation of such Incremental Revolving Commitments and/or such Incremental Term B Loans among the Increasing Lenders and the Additional Lenders. The sum of the principal amount of Incremental Commitments provided by Increasing Lenders plus the principal amount of Incremental Commitments provided by Additional Lenders shall not in the aggregate exceed the unsubscribed portion of the maximum aggregate principal amount of all Incremental Commitments established pursuant to this Section.

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(c)                Subject to subsections (a) and (b) of this Section, the establishment of any Incremental Commitment requested by the Borrower shall be effective upon delivery to the Administrative Agent of each of the following documents:

(i)                 an originally executed copy of an instrument of joinder, in form and substance reasonably acceptable to the Administrative Agent, executed by the Borrower, by each Additional Lender and by each Increasing Lender, setting forth the new Revolving Commitments and/or new Term B Loan Commitments, as applicable, of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all of the terms and provisions hereof;

(ii)               such evidence of appropriate corporate authorization on the part of the Borrower with respect to such Incremental Commitment and such customary opinions of counsel for the Borrower with respect to such Incremental Commitment as the Administrative Agent may reasonably request;

(iii)             a certificate of the Borrower signed by a Responsible Officer, in form and substance reasonably acceptable to the Administrative Agent, certifying that each of the conditions in subsection (a) of this Section has been satisfied; and

(iv)             to the extent requested by any Additional Lender or any Increasing Lender, executed promissory notes evidencing such Incremental Revolving Commitments and/or such Incremental Term B Loans, issued by the Borrower in accordance with Section 2.10.

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Upon the effectiveness of any such Incremental Commitment, the Commitments and Pro Rata Share of each Lender will be adjusted to give effect to the Incremental Revolving Commitments and/or the Incremental Term B Loans, as applicable, and Schedule II shall automatically be deemed amended accordingly.

(d)               Subject to Section 2.23(a), if any Incremental Term B Loans are to have terms that are different from the Term B Loans outstanding immediately prior to such incurrence (any such Incremental Term B Loans, the “Non-Conforming Credit Extensions”), all such terms shall be as set forth in a separate assumption agreement among the Borrower, the Lenders providing such Incremental Term B Loans and the Administrative Agent, the execution and delivery of which agreement shall be a condition to the effectiveness of the Non-Conforming Credit Extensions. The scheduled principal payments on the Term B Loans to be made pursuant to Section 2.9(b) shall be ratably increased after the making of any Incremental Term B Loans (other than Term B Loans that are Non-Conforming Credit Extensions) under this Section by the aggregate principal amount of such Incremental Term B Loans. After the incurrence of any Non-Conforming Credit Extensions, unless otherwise directed by the Borrower, all optional prepayments of Term B Loans shall be allocated ratably between the then-outstanding Term B Loans and such Non-Conforming Credit Extensions. Notwithstanding anything to the contrary in Section 10.2, the Administrative Agent and the Borrower, collectively, are expressly permitted to amend the Loan Documents to the extent necessary to give effect to any Incremental Commitment pursuant to this Section and mechanical changes necessary or advisable in connection therewith (including amendments to implement the requirements in this Section 2.23(d) and amendments to ensure pro rata allocations of Eurodollar Loans and Base Rate Loans between Loans incurred pursuant to this Section and Loans outstanding immediately prior to any such incurrence).

Section 2.24         Mitigation of Obligations. If any Lender requests compensation under Section 2.18, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.18 or Section 2.20, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable and documented (in summary form) costs and expenses incurred by any Lender in connection with such designation or assignment.

Section 2.25         Replacement of Lenders. If (a) any Lender requests compensation under Section 2.18, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, (b) any Lender is a Defaulting Lender, or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.2(b), the consent of Required Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 10.4(b)), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.18 or 2.20, as applicable) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender) (a “Replacement Lender”); provided that (i) if such Replacement Lender is to become a Revolving Lender or if an assignment of any Lender’s rights and obligations under this Agreement to such Replacement Lender would otherwise require the consent of the Administrative Agent pursuant to Section 10.4(b), the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, conditioned, or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrower (in the case of all other amounts), (iii) in the case of a claim for compensation under Section 2.18 or payments required to be made pursuant to Section 2.20, such assignment will result in a reduction in such compensation or payments, and (iv) in the case of a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such terminated Lender was a Non-Consenting Lender. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

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Section 2.26         Defaulting Lenders.

(a)                Cash Collateral.

(i)                 At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent or the Issuing Bank (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Issuing Bank’s LC Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.26(b)(vi) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than 105% of the Issuing Bank’s LC Exposure with respect to such Defaulting Lender.

(ii)               The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Bank, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (iii) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the minimum amount required pursuant to clause (i) above, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(iii)             Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.26(a) or Section 2.26(b) in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit or LC Disbursements (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iv)             Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s LC Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.26(a) following the earliest to occur of (A) the elimination of the applicable LC Exposure (including by the termination of Defaulting Lender status of the applicable Lender), (B) the determination by the Administrative Agent and the Issuing Bank that there exists excess Cash Collateral and (C) the determination that the applicable Defaulting Lender is no longer a Defaulting Lender; provided that, subject to Section 2.26(b) through (d) the Person providing Cash Collateral and each Issuing Bank may agree that Cash Collateral shall be held to support future anticipated LC Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

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(b)               Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)                 Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and in Section 10.2.

(ii)               Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.7 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or Swingline Lender hereunder; third, to Cash Collateralize the Issuing Bank’s LC Exposure with respect to such Defaulting Lender in accordance with Section 2.26(a); fourth, as the Borrower may request (so long as no Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.26(a); sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.3 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to sub-section (iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.26(b)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

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(iii)             No Defaulting Lender shall be entitled to receive any Commitment Fee pursuant to Section 2.14(b) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(iv)             Each Defaulting Lender shall be entitled to receive letter of credit fees pursuant to Section 2.14(c) for any period during which that Lender is a Defaulting Lender only to the extent allocable to that portion of its LC Exposure for which it has provided Cash Collateral pursuant to Section 2.26(a).

(v)               With respect to any Commitment Fee or letter of credit fee not required to be paid to any Defaulting Lender pursuant to clause (iii) or (iv) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (vi) below, (y) pay to each Issuing Bank and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Bank’s LC Exposure or Swingline Lender’s Swingline Exposure with respect to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(vi)             All or any part of such Defaulting Lender’s participation in Letters of Credit and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares of the Revolving Commitments (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 3.3 are satisfied or waived in writing at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(vii)           If the reallocation described in clause (vi) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Swingline Exposure with respect to such Defaulting Lender and (y) second, Cash Collateralize the Issuing Banks’ LC Exposure with respect to such Defaulting Lender in accordance with the procedures set forth in Section 2.26(a).

(c)                Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the applicable Commitments (without giving effect to Section 2.26(b)(vi), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

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(d)               New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no additional Swingline Exposure after giving effect to such Swingline Loan and (ii) no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no additional LC Exposure after giving effect thereto.

ARTICLE III

CONDITIONS PRECEDENT TO LOANS AND LETTERS OF CREDIT

Section 3.1             Conditions to Effectiveness. The obligations of the Lenders (including the Swingline Lender) to make Loans and the obligation of the Issuing Bank to issue any Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2):

(a)                The Administrative Agent shall have received payment of all fees, expenses and other amounts due and payable on or prior to the Closing Date, including, without limitation, reimbursement or payment of all reasonable and documented (in summary form) costs and expenses of the Administrative Agent, the Lead Arrangers and their Affiliates (including, with respect to the Administrative Agent, STRH and their Affiliates only, the reasonable and documented (in summary form) fees, disbursements, and expenses of one outside counsel (and any required special or local counsel)), in each case, required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document, the Fee Letters, and any other agreement with the Administrative Agent or the Lead Arrangers.

(b)               The Administrative Agent (or its counsel) shall have received the following, each to be in form and substance reasonably satisfactory to the Administrative Agent:

(i)                 a counterpart of this Agreement signed by or on behalf of each party hereto;

(ii)               a certificate of the Secretary or Assistant Secretary (or other comparable Responsible Officer) of each Loan Party in substantially the form of Exhibit 3.1(b)(ii), attaching and certifying copies of its bylaws, or partnership agreement or limited liability company agreement, and of the resolutions of its board of directors or other equivalent governing body, or comparable organizational documents and authorizations, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party;

(iii)             certified copies of the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents of each Loan Party, together with certificates of good standing or existence, as may be available from the Secretary of State of (A) the jurisdiction of organization of such Loan Party and (B) each other jurisdiction where such Loan Party is required to be qualified to do business as a foreign corporation where the failure to be so qualified would reasonably be expected to have a Material Adverse Effect;

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(iv)             a written opinion of Dechert LLP, counsel to the Loan Parties, and, if reasonably requested by Administrative Agent, customary local counsel opinions with respect to certain Loan Parties each addressed to the Administrative Agent, the Issuing Bank and each of the Lenders, and covering such matters relating to the Loan Parties, the Loan Documents and the transactions contemplated therein as the Administrative Agent or the Required Lenders shall reasonably request;

(v)               a certificate in substantially the form of Exhibit 3.1(b)(v), dated the Closing Date and signed by a Responsible Officer, certifying that after giving effect to the funding of the Initial Term B Loans and any initial Revolving Borrowing, (x) since December 31, 2012, there has been no change with respect to, or event affecting, the Borrower and its Subsidiaries on a consolidated basis and taken as a whole which has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect and (y) the Specified Representations shall be true and correct in all material respects (other than those Specified Representations (i) that are expressly qualified by a Material Adverse Effect or other materiality, in which case such Specified Representations shall be true and correct in all respects or (ii) that expressly relate to an earlier date, in which case such Specified Representations shall be true and correct in all material respect as of such earlier date);

(vi)             a duly executed Notice of Borrowing, together with a report setting forth the sources and uses of the proceeds hereof;

(vii)           a counterpart of the ABDC Intercreditor Agreement signed by or on behalf of each party thereto;

(viii)         certified copies of all material consents, approvals, authorizations, registrations, filings and orders required to be made or obtained under any Requirement of Law, or by any material Contractual Obligation of any Loan Party, in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents or any of the transactions contemplated thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any Governmental Authority regarding the Commitments or any transaction being financed with the proceeds thereof shall be ongoing;

(ix)             copies of (A) Projections for the Borrower and its Subsidiaries prepared on a quarterly basis for the calendar year ending December 31, 2013 and annually thereafter through June 30, 2018 and (B) the financial statements described in Section 4.4(a);

(x)               subject to the Company Certain Funds Provision, the Guaranty and Security Agreement, duly executed by the Borrower and each of its Domestic Subsidiaries (including the PBM Strategic Joint Venture, but excluding any Specified Strategic Joint Venture (in each case, if formed prior to the Closing Date)), together with (A) UCC financing statements and other applicable documents under the laws of all necessary or appropriate jurisdictions with respect to the perfection of the Liens granted under the Guaranty and Security Agreement, as reasonably requested by the Administrative Agent in order to perfect such Liens, duly authorized by the Loan Parties, (B) copies of favorable UCC, tax, judgment and fixture lien search reports in all necessary or appropriate jurisdictions and under all legal and trade names of the Loan Parties, as reasonably requested by the Administrative Agent, indicating that there are no prior Liens on any of the Collateral other than Specified Permitted Liens and Liens to be released on the Closing Date, (C) an Information and Collateral Disclosure Certificate, duly completed and executed by the Loan Parties, (D) as necessary, duly executed Patent Security Agreements, Trademark Security Agreements and Copyright Security Agreements, and (E) original certificates evidencing all issued and outstanding shares of Capital Stock of all Subsidiaries owned directly by any Loan Party (or, in the case of any Foreign Subsidiary directly owned by a Loan Party, not more than 65% of the issued and outstanding voting Capital Stock of such Foreign Subsidiary), in each case, to the extent certificated prior to the Closing Date and in the actual possession of the Borrower on the Closing Date, and related stock or membership interest powers or other appropriate instruments of transfer executed in blank;

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(xi)             subject to Section 5.16 and the Company Certain Funds Provision, Account Control Agreements and Government Receivables Account Agreements, duly executed by each Permitted Third Party Bank and the applicable Loan Party;

(xii)           subject to Section 5.16 and the Company Certain Funds Provision, with respect to each leased property of the Loan Parties located at 10050 Crosstown Circle, Suite 300, Eden Prairie, Minnesota 55344 and 100 Clearbrook Road, Elmsford, New York 10523 and each additional leased property where books or records are stored or located, a copy of the underlying lease, as applicable, and a Collateral Access Agreement from the landlord of such leased property; provided that if such Loan Party is unable to deliver any such Collateral Access Agreement after using its commercially reasonable efforts to do so, the Administrative Agent shall waive the foregoing requirement in its reasonable discretion;

(xiii)         copies of duly executed payoff letters with respect to any existing Indebtedness for borrowed money of the Loan Parties that exists prior to the Closing Date and will be repaid on the Closing Date, together with (A) UCC-3 or other appropriate termination statements releasing all liens of the existing lenders upon any of the personal property of the Borrower and its Subsidiaries and authorizations to file such UCC-3s, (B) cancellations and releases releasing all liens of the existing lenders upon any real property owned by the Borrower and its Subsidiaries, and (C) any other releases, terminations or other documents reasonably required by the Administrative Agent to evidence the payoff of such Indebtedness (other than Permitted Surviving Debt);

(xiv)         (A) certificates of insurance describing the types and amounts of insurance (property and liability) maintained by any of the Loan Parties, in each case naming the Administrative Agent as loss payee or additional insured, as the case may be, and (B) subject to Section 5.16, a lender’s loss payable endorsement (in the case of each of the foregoing clauses (A) and (B), other than with respect to any director and officer indemnification policies, workers’ compensation policies and any policies that provide coverage for property that does not constitute Collateral);

(xv)           documentation and information required by regulatory authorities under applicable “know your customer” and anti-money laundering laws at least five (5) Business Days prior to the Closing Date to the extent that such documentation and information was requested by Administrative Agent at least ten (10) days prior to the Closing Date; and

(xvi)         a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower on behalf of each Loan Party, confirming that after giving effect to the execution and delivery of the Loan Documents, the incurrence on the Closing Date of any Revolving Loans and the Initial Term B Loans (and, in each case, the use of proceeds thereof on the Closing Date), the issuance on the Closing Date of any Letters of Credit, and the other transactions contemplated herein to occur on the Closing Date, the Borrower and its Subsidiaries on a consolidated basis are Solvent.

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(c)               The Borrower shall have used commercially reasonable efforts to obtain credit ratings for the credit facilities evidenced hereunder and the corporate family credit of the Borrower and its Subsidiaries by both S&P and Moody’s.

(d)               The Administrative Agent shall have received evidence in form and substance reasonably satisfactory to the Administrative Agent that, prior to or substantially concurrently with the effectiveness of this Agreement, (i) the Existing Senior Notes Redemption has occurred and all obligations of the Borrower and its Subsidiaries in connection with the Existing Senior Notes have been or will be terminated and released immediately prior to or contemporaneously with the effectiveness of this Agreement or (ii) if the Existing Senior Notes Redemption has not occurred (A) the Existing Senior Notes Indenture has been amended to delete all covenants therefrom in accordance with the documents governing the Existing Senior Notes Redemption and (B) this Agreement and the other Loan Documents, all Loans made and Letters of Credit issued on the Closing Date, and all Collateral granted under the Loan Documents are permitted under the Existing Senior Notes Indenture and any other documentation governing the Existing Senior Notes on the Closing Date.

Without limiting the generality of the provisions of this Section, for purposes of determining compliance with the conditions specified in this Section, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved of, accepted or been satisfied with each document or other matter required thereunder to be consented to, approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Notwithstanding anything in this Agreement, any other Loan Document or any other letter agreement, document, instrument, agreement or other undertaking concerning the financing of the transactions contemplated by this Agreement to the contrary, (i) the only representations and warranties relating to the Borrower and its Subsidiaries and businesses in the Loan Documents the accuracy of which shall be a condition to the availability of the Initial Term B Loans or any initial Revolving Borrowing to be made on the Closing Date shall be the Specified Representations, and (ii) the terms of the Loan Documents shall not impair the availability of the Initial Term B Loans or any initial Revolving Borrowing to be made on the Closing Date if the conditions set forth in this Section 3.1 shall have been satisfied or waived (it being understood that, with respect to any Collateral owned by any Loan Party prior to the CarePoint Acquisition, to the extent any Lien on such Collateral (other than any Collateral the Lien on which may be perfected by (a) the filing of a UCC financing statement or (b) the delivery of stock certificates and related stock powers, together with appropriate instruments of transfer, to the extent that such equity is certificated prior to the Closing Date and is in the Borrower’s actual possession on the Closing Date) is not perfected on the Closing Date after the Borrower’s use of commercially reasonable efforts to do so, the perfection of any such Lien will not constitute a condition precedent to the availability of the Initial Term B Loans or any initial Revolving Borrowing on the Closing Date but any such Lien will be required to be perfected after the Closing Date pursuant to Section 5.16 (as any period set forth therein may be extended by the Administrative Agent in writing). This paragraph is referred to as the “Company Certain Funds Provision”.

Section 3.2             Conditions to DDT Loans. The obligations of the Lenders to make DDT Loans shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2):

(a)               The Administrative Agent (or its counsel) shall have received the following, each to be in form and substance reasonably satisfactory to the Administrative Agent:

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(i)                 if any new Subsidiary is formed in connection with the CarePoint Acquisition:

(A)              a certificate of the Secretary or Assistant Secretary (or other comparable Responsible Officer) of such Subsidiary in substantially the form of Exhibit 3.1(b)(ii), attaching and certifying copies of its bylaws, or partnership agreement or limited liability company agreement, and of the resolutions of its board of directors or other equivalent governing body, or comparable organizational documents and authorizations, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Subsidiary executing the Loan Documents to which it is a party;

(B)              certified copies of the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents of such Subsidiary, together with certificates of good standing or existence, as may be available from the Secretary of State of (A) the jurisdiction of organization of such Subsidiary and (B) each other jurisdiction where such Subsidiary is required to be qualified to do business as a foreign corporation where the failure to be so qualified would reasonably be expected to have a Material Adverse Effect;

(C)              to the extent that such Subsidiary would have been required to be a Guarantor on the Closing Date, subject to the CarePoint Certain Funds Provision, a joinder to the Guaranty and Security Agreement in form and substance reasonably satisfactory to the Administrative Agent duly executed by such Subsidiary;

(D)              subject to the CarePoint Certain Funds Provision, original certificates evidencing all issued and outstanding shares of Capital Stock of such Subsidiary owned directly by any Loan Party, in each case, to the extent certificated prior to the DDTL Date and in the actual possession of the Borrower on the DDTL Date, and related stock or membership interest powers or other appropriate instruments of transfer executed in blank;

(ii)               subject to the CarePoint Certain Funds Provision, with respect to the Acquired Business (A) UCC financing statements and other applicable documents under the laws of all necessary or appropriate jurisdictions with respect to the perfection of the Liens on Collateral acquired by the Borrower pursuant to the CarePoint Acquisition (collectively, the “CarePoint Collateral”), as reasonably requested by the Administrative Agent in order to perfect such Liens, duly authorized by the applicable Loan Parties, (B) copies of favorable UCC, tax, judgment and fixture lien search reports in all necessary or appropriate jurisdictions and under all legal and trade names of the Seller and Acquired Business, as reasonably requested by the Administrative Agent, indicating that there are no prior Liens on any of the CarePoint Collateral other than Specified Permitted Liens and Liens to be released on the DDTL Date, (C) an updated Information and Collateral Disclosure Certificate (giving pro forma effect to the CarePoint Acquisition), duly completed and executed by the Loan Parties, (D) as necessary, duly executed Patent Security Agreements, Trademark Security Agreements and Copyright Security Agreements, and (E) such other documents and agreements as the Administrative Agent may reasonably request to evidence that the Administrative Agent, for the ratable benefit of the Secured Parties, has a legal, valid and enforceable security interest in the Care Point Collateral;

(iii)             copies of duly executed payoff letters with respect to any existing Indebtedness for borrowed money specifically related to the Acquired Business that exists prior to the DDTL Date and will be repaid on the DDTL Date (excluding any liabilities or Indebtedness that will be retained by the Seller pursuant to the CarePoint Acquisition Agreement), together with (A) UCC-3 or other appropriate termination statements releasing all liens of the existing lenders upon any of the personal property related to the Acquired Business and authorizations to file such UCC-3s, and (B) any other releases, terminations or other documents reasonably required by the Administrative Agent to evidence the payoff of such Indebtedness (other than Permitted Surviving Debt);

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(iv)             a written opinion of Dechert LLP, counsel to the Loan Parties, and, if reasonably requested by Administrative Agent, customary local counsel opinions with respect to certain Loan Parties each addressed to the Administrative Agent, the Issuing Bank and each of the Lenders, and covering such matters relating to the Loan Parties, the Acquired Business, the Loan Documents and the transactions contemplated therein as the Administrative Agent or the Required Lenders shall reasonably request;

(v)               a certificate in substantially the form of Exhibit 3.2, dated the DDTL Date and signed by a Responsible Officer, certifying that after giving effect to the funding of the DDT Loans, (w) since December 31, 2012, there has been no change with respect to, or event affecting, the Borrower and its Subsidiaries on a consolidated basis and taken as a whole which has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (x) since December 31, 2012, there has been no CarePoint Material Adverse Effect, (y) the Specified DDTL Representations shall be true and correct in all material respects (other than those Specified DDTL Representations (i) that are expressly qualified by a Material Adverse Effect or other materiality, in which case such Specified DDTL Representations shall be true and correct in all respects or (ii) that expressly relate to an earlier date, in which case such Specified DDTL Representations shall be true and correct in all material respect as of such earlier date), and (z) the Specified Acquisition Agreement Representations shall be true and correct;

(vi)             certified copies of all material consents, approvals, authorizations, registrations, filings and orders required to be made or obtained under any Requirement of Law, or by any material Contractual Obligation of any Loan Party, in connection with the CarePoint Acquisition or any of the transactions contemplated thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any Governmental Authority regarding the CarePoint Acquisition shall be ongoing;

(vii)           copies of (A) the consolidated audited financial statements of CarePoint and its Subsidiaries for the fiscal years ended December 31, 2010, December 31, 2011, and December 31, 2012, including balance sheets, income and cash flow statements audited by independent public accountants of recognized national standing and prepared in conformity with GAAP in all material respects, and (B) the consolidated unaudited financial statements of CarePoint and its Subsidiaries for the fiscal quarter ended December 31, 2012, and for each subsequent fiscal quarter for which financial statements are available;

(viii)         certificates of insurance describing the types and amounts of insurance (property and liability) maintained by any of the Loan Parties after giving effect to the CarePoint Acquisition, in each case naming the Administrative Agent as loss payee or additional insured, as the case may be, together with a lender’s loss payable endorsement (other than with respect to any director and officer indemnification policies, workers’ compensation policies and any policies that provide coverage for property that does not constitute Collateral);

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(ix)             documentation and information required by regulatory authorities under applicable “know your customer” and anti-money laundering laws at least five (5) Business Days prior to the DDTL Date to the extent that such documentation and information was requested by Administrative Agent at least ten (10) days prior to the DDTL Date; and

(x)               a duly executed Notice of Borrowing, together with a report setting forth the sources and uses of the proceeds of the DDT Loans.

(b)               The Administrative Agent shall have received (i) certified final copies of the CarePoint Acquisition Agreement and (ii) evidence that the CarePoint Acquisition shall have been consummated, or substantially simultaneously with the funding of the DDT Loans, shall be consummated, in accordance with the terms of the CarePoint Acquisition Agreement, without giving effect to any modifications, supplements, amendments, consents or waivers thereto that are material and adverse to any Lead Arranger or any Lender without the prior written consent of the Lead Arrangers ((it being understood and agreed that (A) any decrease in the purchase price set forth in the CarePoint Acquisition Agreement of less than 10% of the aggregate consideration payable in connection with the CarePoint Acquisition shall be deemed to not be material or adverse to any Lead Arranger or any Lender, and (B) any increase in the purchase price set forth in the CarePoint Acquisition Agreement shall be deemed to not be material or adverse to any Lead Arranger or any Lender so long as such increase is not funded with proceeds of the DDT Loans or the Revolving Loans).

Notwithstanding anything in this Agreement, any other Loan Document or any other letter agreement, document, instrument, agreement or other undertaking concerning the financing of the transactions contemplated by this Agreement to the contrary, (i) the only representations and warranties relating to the Borrower, the Acquired Business, and their respective subsidiaries and businesses in the Loan Documents the accuracy of which shall be a condition to availability of the DDT Loans on the DDTL Date shall be (x) the representations and warranties made by the Seller in the CarePoint Acquisition Agreement with respect to the Acquired Business as are material to the interests of the Lead Arrangers and the Lenders, but only to the extent that the Borrower has the right to terminate its obligations under the CarePoint Acquisition Agreement or to otherwise elect not to consummate the CarePoint Acquisition under the CarePoint Acquisition Agreement as a result of a failure of such representations and warranties to be accurate (the “Specified Acquisition Agreement Representations”) and (y) the Specified DDTL Representations and (ii) the terms of the Loan Documents shall not impair the availability of the DDT Loans to be made on the DDTL Date if the conditions set forth in this Section 3.2 shall have been satisfied or waived (it being understood that, with respect to any CarePoint Collateral to the extent any Lien on such CarePoint Collateral (other than any CarePoint Collateral the Lien on which may be perfected by (a) the filing of a UCC financing statement or (b) the delivery of stock certificates and related stock powers, together with appropriate instruments of transfer, to the extent that such equity is certificated prior to the DDTL Date and is in the Borrower’ actual possession on the DDTL Date) is not perfected on the DDTL Date after the Borrower’s use of commercially reasonable efforts to do so, the perfection of any such Lien will not constitute a condition precedent to the availability of the DDT Loans on the DDTL Date but any such Lien will be required to be perfected within sixty (60) days after the DDTL Date (as such period may be extended by the Administrative Agent in writing). This paragraph is referred to as the “CarePoint Certain Funds Provision”.

Section 3.3             Conditions to Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, in each case, after the Closing Date (other than any DDT Loan made on the DDTL Date) is subject to Section 2.26(c) and the satisfaction or waiver in writing pursuant to the terms of Section 10.2(b) of the following conditions:

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(a)                at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall exist;

(b)               at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties (i) that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects or (ii) that expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respect as of such earlier date); and

(c)                the Borrower shall have delivered the required Notice of Borrowing.

Each Borrowing and each issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in subsections (a), (b) and (c) of this Section.

Section 3.4             Delivery of Documents. All of the Loan Documents, certificates and other documents and papers referred to in this Article, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and shall be in form and substance reasonably satisfactory in all respects to the Administrative Agent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent, each Lender and the Issuing Bank as follows:

Section 4.1             Existence; Power. The Borrower and each of its Subsidiaries (i) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect.

Section 4.2             Organizational Power; Authorization. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational and, if required, shareholder, partner or member action. Each of this Agreement and the other Loan Documents has been duly executed and delivered by the Borrower and the other Loan Parties party thereto and constitutes valid and binding obligations of the Borrower or such Loan Party (as the case may be), enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 4.3             Governmental Approvals; No Conflicts. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority or any Person with respect to which the Borrower or any of its Subsidiaries has any Contractual Obligation, except those as have been obtained or made and are in full force and effect and except for filings necessary to perfect or maintain perfection of the Liens created under the Loan Documents, (b) will not violate any Requirement of Law applicable to the Borrower or any of its Subsidiaries or any judgment, order or ruling of any Governmental Authority, (c) will not violate or result in a default under any material Contractual Obligation of the Borrower or any of its Subsidiaries or any of its assets or give rise to a right thereunder to accelerate the obligations of the Borrower or any of its Subsidiaries thereunder (whether accomplished by a mandatory prepayment, a redemption, or otherwise) and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, except Liens (if any) created under the Loan Documents.

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Section 4.4             Financial Statements; Material Adverse Effect.

(a)                The Borrower has furnished to each Lender (i) the audited consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2012, and the related audited consolidated statements of income, shareholders’ equity and cash flows for the Fiscal Year then ended, prepared by Ernst & Young LLP and (ii) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of March 31, 2012, and the related unaudited consolidated statements of income and cash flows for the Fiscal Quarter and year-to-date period then ended, certified by a Responsible Officer. Such financial statements fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as of such dates and the consolidated results of operations for such periods in conformity with GAAP (as in effect at the time such financial statements were prepared and subject to Section 1.3) consistently applied (except as expressly noted therein), subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii). The Projections delivered to the Administrative Agent in satisfaction of the condition set forth in Section 3.1(b)(ix)(A) and all Profit Plans delivered to the Administrative Agent after the Closing Date pursuant to Section 5.1(e) have been prepared by the Borrower in good faith based on assumptions believed by the Borrower to be reasonable at the time made; provided that it is expressly understood and agreed that financial projections (including the Projections and all Profit Plans) are inherently uncertain and are not a guarantee of financial performance and that actual results may differ from financial projections and such differences may be material.

(b)               Since December 31, 2012, there have been no changes with respect to, or event affecting, the Borrower and its Subsidiaries which have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 4.5             Litigation and Environmental Matters.

(a)                No litigation, investigation or proceeding (including any whistleblower action) of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of the Borrower, threatened in writing against the Borrower or any of its Subsidiaries (i) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document.

(b)               Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

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Section 4.6             Compliance with Laws and Agreements. Except for non-compliance which would not reasonably be expected to result in a Material Adverse Effect, the Borrower and each of its Subsidiaries is in compliance with (a) all Requirements of Law and all judgments, decrees and orders of any Governmental Authority and (b) all Material Agreements.

Section 4.7             Investment Company Act. Neither the Borrower nor any of its Subsidiaries is (a) an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended and in effect from time to time, or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt or requiring any approval or consent from, or registration or filing with, any Governmental Authority in connection therewith.

Section 4.8             Taxes. The Borrower and its Subsidiaries and each other Person for whose taxes the Borrower or any of its Subsidiaries could become liable have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except where the same are currently being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves in accordance with GAAP. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of such taxes are adequate, and no tax liabilities that could be materially in excess of the amount so provided are anticipated.

Section 4.9             Margin Regulations. None of the proceeds of any of the Loans or Letters of Credit will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of such terms under Regulation U or for any purpose that violates the provisions of Regulation T, Regulation U or Regulation X. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock”.

Section 4.10         ERISA. Each Plan is in substantial compliance in form and operation with its terms and with ERISA and the Code (including, without limitation, the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations, except as would not reasonably be expected to have a Material Adverse Effect. Each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all applicable tax law changes, or is comprised of a master or prototype plan that has received a favorable opinion letter from the Internal Revenue Service, and nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of a Plan with no such determination, nothing has occurred that would adversely affect the issuance of a favorable determination letter or otherwise adversely affect such qualification), except as would not reasonably be expected to have a Material Adverse Effect. No ERISA Event has occurred that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. There exists no Unfunded Pension Liability with respect to any Plan and no Plan is in, or is expected to be, in at risk status under Title IV of ERISA such that a Material Adverse Effect would be expected in the foreseeable future to occur with respect thereto. There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of the Borrower, any of its Subsidiaries or any ERISA Affiliate, threatened, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to have a Material Adverse Effect. The Borrower, each of its Subsidiaries and each ERISA Affiliate have made all contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, by the terms of such Plan or Multiemployer Plan, respectively, or by any contract or agreement requiring contributions to a Plan or Multiemployer Plan, except as would not reasonably be expected to have a Material Adverse Effect. Each Non-U.S. Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, except as would not reasonably be expected to result in liability to the Borrower or any of its Subsidiaries. All contributions required to be made with respect to a Non-U.S. Plan have been timely made. Neither the Borrower nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Non-U.S. Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan, determined as of the end of the Borrower’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities.

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Section 4.11         Ownership of Property; Insurance.

(a)                As of the Closing Date, all interests in real property owned by the Borrower or any of its Subsidiaries (collectively, and together with any additional real estate acquired after the Closing Date, the “Real Estate”) or leased by the Borrower or any of its Subsidiaries are listed on Schedule 4.11(a). Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all Real Estate, leased real property and all other personal property material to the operation of its business (except as sold or otherwise disposed of in the ordinary course of business or in a transaction permitted hereunder), in each case free and clear of Liens (other than Liens not prohibited by Section 7.2). All leases that individually are material to the business or operations of the Borrower and its Subsidiaries are valid and are in full force. As of the Closing Date, all permits required to have been issued or appropriate to enable the Real Estate or any leased real property to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect, except where the failure to be so issued or in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)               The Intellectual Property Rights owned by the Borrower and its Subsidiaries, together with the Intellectual Property Rights licensed to the Borrower and its Subsidiaries under license agreements, constitute all of the Intellectual Property Rights material to their respective businesses.

(c)                Set forth on Schedule 4.11(c) is a complete and accurate summary of the insurance maintained by the Borrower and its Subsidiaries as of the Closing Date. The Borrower and its Subsidiaries have insurance meeting the requirements of Section  5.8, and such insurance policies are in full force and effect.

(d)               All assets of the Borrower and its Subsidiaries, whether owned, leased, or managed, are in good repair, working order and condition, ordinary wear and tear excepted, in accordance with the terms and conditions of any applicable lease or license agreement, except where the failure to be in such good repair, working order or condition would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.12         Disclosure. The Information Memorandum and any of the written reports (including, without limitation, all reports that the Borrower is required to file with the Securities and Exchange Commission), financial statements, certificates or other information (other than the Projections, the Profit Plans and other forward-looking information (which shall be subject solely to the representation set forth in the last sentence of Section 4.4(a)), information regarding third parties and general economic or industry information) furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished), is or will be, when furnished and taken as a whole, complete and correct in all material respects and does not or will not, when furnished and taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made.

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Section 4.13         Labor Relations. There are no strikes, lockouts or other material labor disputes or grievances against the Borrower or any of its Subsidiaries, or, to the Borrower’s knowledge, threatened against or affecting the Borrower or any of its Subsidiaries, and no significant unfair labor practice charges or grievances are pending against the Borrower or any of its Subsidiaries, or, to the Borrower’s knowledge, threatened against any of them before any Governmental Authority. All payments due from the Borrower or any of its Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Borrower or any such Subsidiary, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 4.14         Subsidiaries. Schedule 4.14 sets forth the name of, the ownership interest of the applicable Loan Party in, the jurisdiction of incorporation or organization of, and the organizational type of each Subsidiary of the Borrower and the other Loan Parties and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Closing Date. As of the Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed on Schedule 4.14 and no Loan Party owns any Capital Stock in any Person other than those specifically disclosed on Schedule 4.14. All of the outstanding Capital Stock in each of the Borrower’s Subsidiaries that is a corporation has been validly issued, is fully paid and non-assessable, and all such Capital Stock owned by any Loan Party is owned by the record owners in the amounts specified on Schedule 4.14 as of the Closing Date, free and clear of all Liens except those created under the Collateral Documents and nonconsensual Liens that arise by operation of law. None of the Loan Parties or any of their Subsidiaries has, as of the Closing Date, any issued and outstanding Disqualified Capital Stock except as otherwise specifically disclosed on Schedule 4.14.

Section 4.15         Solvency. After giving effect to the execution and delivery of the Loan Documents, the making of any Loans under this Agreement and the issuance of any Letter of Credit under this Agreement, the Borrower and its Subsidiaries on a consolidated basis are Solvent.

Section 4.16         Deposit and Disbursement Accounts. Schedule 4.16 lists all banks and other financial institutions at which any Loan Party maintains deposit accounts, lockbox accounts, disbursement accounts, investment accounts or other similar accounts as of the Closing Date, and such Schedule correctly identifies the name, address and telephone number of each financial institution, the name in which the account is held, the type of the account, the complete account number therefor, and whether such account is a Government Receivables Account.

Section 4.17         Collateral Documents.

(a)                The Guaranty and Security Agreement and each other Collateral Document is effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof to the extent such a security interest can be created by authentication of a written security agreement under Articles 8 and 9 of the UCC. In the case of certificated Capital Stock pledged pursuant to the Guaranty and Security Agreement, when certificates representing such Capital Stock are delivered to the Administrative Agent, and in the case of the other Collateral described in the Guaranty and Security Agreement or any other Collateral Document (other than deposit accounts and investment property) in which a Lien may be perfected by the filing of a financing statement, when financing statements are filed in the appropriate filing offices as specified in Article 9 of the UCC (which, as of the Closing Date, for each of the Loan Parties is the filing office set forth for each Loan Party on Schedule 3 to the Guaranty and Security Agreement), in each case, the Administrative Agent, for the benefit of the Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (including such Capital Stock) and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except for Specified Permitted Liens). In the case of Collateral that consists of deposit accounts (other than a Governmental Receivables Account) or investment property, when an Account Control Agreement is executed and delivered by all parties thereto with respect to such deposit accounts or investment property, the Administrative Agent, for the benefit of the Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, prior and superior to any other Person (except for Specified Permitted Liens) except as provided under the applicable Account Control Agreement with respect to the financial institution party thereto.

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(b)               When the filings in subsection (a) of this Section are made and when, if applicable, the Copyright Security Agreements are filed in the United States Copyright Office, the Administrative Agent, for the benefit of the Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Copyrights subject to such Copyright Security Agreement, if any, in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Copyright Office, as applicable, in each case prior and superior in right to any other Person (except for Specified Permitted Liens).

(c)                Each Mortgage, if any, is effective to create in favor of the Administrative Agent for the ratable benefit of the Secured Parties a legal, valid and enforceable Lien on all of such Loan Party’s right, title and interest in and to the Real Estate of such Loan Party covered thereby and the proceeds thereof, and when such Mortgage is filed in the real estate records where the respective Mortgaged Property is located, such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of such Loan Party in such Real Estate and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to Permitted Encumbrances and Specified Permitted Liens.

Section 4.18         Material Agreements. As of the Closing Date, all Material Agreements of the Borrower and its Subsidiaries are listed on Schedule 4.18, and each such Material Agreement is in full force and effect. As of the Closing Date, the Borrower has delivered to the Administrative Agent a true, complete and correct copy of each Material Agreement (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith).

Section 4.19         OFAC. Neither any Loan Party nor any of its Subsidiaries or Affiliates (i) is a Sanctioned Person, (ii) has more than 15% of its assets in Sanctioned Countries, or (iii) derives more than 15% of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any Loans hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to a Sanctioned Person or a Sanctioned Country or for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended and in effect from time to time.

Section 4.20         Patriot Act. Neither any Loan Party nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act or any enabling legislation or executive order relating thereto. Neither any Loan Party nor any or its Subsidiaries is in violation of (a) the Trading with the Enemy Act, (b) any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act. None of the Loan Parties (i) is a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

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Section 4.21         Compliance with Healthcare Laws.

(a)                The Borrower and each of its Subsidiaries is in compliance in all respects with all Healthcare Laws, except for such non-compliance which would not reasonably be expected to have a Material Adverse Effect. The Borrower and its Subsidiaries participate in and have not been excluded from the Governmental Payor Arrangements listed on Schedule 4.21(a). A list of all of the Borrower’s and its Subsidiaries’ existing (i) Medicare provider numbers and Medicaid provider numbers, (ii) Medicare supplier numbers and Medicaid supplier numbers, and (iii) all other Governmental Payor provider agreements and numbers, excluding TRICARE and CHAMPUS, CHAMPVA and the Veteran’s Administration, pertaining to the business of the Borrower or any of its Subsidiaries as of the Closing Date or, if such contracts do not exist, other documentation evidencing such participation as of the Closing Date are set forth on Schedule 4.21(a). Each of the Borrower’s and its Subsidiaries’ existing Third Party Payor Arrangements pursuant to which Borrower and its Subsidiaries received $500,000 or more in payment in calendar year 2012 is set forth on Schedule 4.21(a). Each of the Borrower and its Subsidiaries has entered into and maintains all Governmental Payor Arrangements and Third Party Payor Arrangements as are necessary to conduct its respective business as currently conducted. The Governmental Payor Arrangements and Third Party Payor Arrangements to which the Borrower or a Subsidiary is a party constitute valid and binding obligations of the Borrower or such Subsidiary, enforceable against the Borrower or such Subsidiary in accordance with their respective terms (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity) and, to the knowledge of the Borrower, are in full force and effect, except as would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, neither the Borrower nor any of its Subsidiaries is in default under any Governmental Payor Arrangement or Third Party Payor Arrangement to which it is a party and, to the knowledge of the Borrower, the other parties thereto are not in default thereunder, except as would not have a Material Adverse Effect. Each of the Borrower and its Subsidiaries (i) duly holds, and is in good standing with respect to, such Licenses as are necessary to own its respective assets and to conduct its respective business (including without limitation such Licenses as are required under such Healthcare Laws as are applicable thereto, and all Reimbursement Approvals), except where the absence of such a License would not reasonably be expected to have a Material Adverse Effect and (ii) where applicable to its business, has obtained and maintains Medicaid and Medicare provider and supplier numbers. Schedule 4.21(a) sets forth all such healthcare Licenses held by each of the Borrower and its Subsidiaries as of the Closing Date. There is no pending or, to the knowledge of the Borrower, threatened Limitation of any such License, Medicaid provider or supplier number, or Medicare provider or supplier number of the Borrower or any of its Subsidiaries, except for such Limitations as would not reasonably be expected to have a Material Adverse Effect.

(b)               For purposes of the Stark Statute, to the extent that any services provided by the Borrower or its Subsidiaries are designated health services (as defined by the Stark Statute), (i) none of such services involve, arise from, or occur in connection with “referrals” as defined by Stark Statute or as proscribed thereunder absent the applicability or availability of a statutory or regulatory exception to the referral prohibitions set forth thereunder, and (ii) none of such services are provided by the Borrower or any of its Subsidiaries for the benefit of any of the foregoing, absent the applicability or availability of a statutory or regulatory exception to the referral prohibitions set forth thereunder, in each case in the case of the immediately preceding clauses (i) and (ii), except to the extent that such failures, violations or non-compliance would not reasonably be expected to have a Material Adverse Effect.

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(c)                Except as would not reasonably be expected to have a Material Adverse Effect, each of the Borrower and its Subsidiaries holds all Accreditations necessary or required by applicable Requirements of Law for the operation of its business (including accreditation by an appropriate organization necessary to receive payment and compensation and to participate under Medicare and Medicaid) (individually, a “Company Accreditation,” and collectively, the “Company Accreditations”). There is no pending or, to the knowledge of the Borrower, threatened Limitation of any such Company Accreditations, except as would not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, each of the Borrower and its Subsidiaries is in compliance with the terms of the Company Accreditations.

(d)               Each employee of the Borrower and each of its Subsidiaries duly holds all Licenses (to the extent required) to provide professional services to patients by each state or state agency or commission, or any other Governmental Authority having jurisdiction over the provision of such services required to enable such employee to provide the professional services necessary to enable each of the Borrower and its Subsidiaries to operate its business as currently operated and in connection with the duties performed by such employee, except as would not reasonably be expected to have a Material Adverse Effect. There is no pending or, to the knowledge of the Borrower, threatened Limitation of any such required Licenses with respect to any employee of the Borrower and each of its Subsidiaries, except where such Limitation would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, each employee of the Borrower and its Subsidiaries is in compliance with the terms of all such Licenses.

(e)                All reports, documents, schedules, statements, filings, submissions, forms, registrations, notices, approvals and other documents required to be filed, obtained, maintained or furnished pursuant to any Governmental Payor Arrangement, Third Party Payor Arrangement, License, Company Accreditation, and other applicable Healthcare Laws by the Borrower or any of its Subsidiaries to any Governmental Authority have been so filed, obtained, maintained or furnished (individually, “Company Regulatory Filings” and collectively, “Company Regulatory Filings”), and all such reports, documents, schedules, statements, filings, submissions, forms, registrations, notices and other documents were complete and correct on the date filed (or were corrected in or supplemented by a subsequent filing), except where such failure would not reasonably be expected to have a Material Adverse Effect, and each of the Borrower and its Subsidiaries has timely paid all amounts, Taxes, fees and assessments due and payable in connection therewith, except where the failure to make such payments on a timely basis would not reasonably be expected to have a Material Adverse Effect. The Borrower and each of its Subsidiaries has maintained all records required to be maintained under all applicable Requirements of Law with any Governmental Authorities (including all Governmental Payor Arrangements in which it participates, as required by Healthcare Laws), except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(f)                Since December 31, 2012, none of the Borrower nor any of its Subsidiaries, nor, to the knowledge of the Borrower, any employee or contractor of the Borrower or any of its Subsidiaries has been, or to the knowledge of the Borrower has been threatened to be, (i) excluded from any Governmental Payor Arrangement pursuant to 42 U.S.C. § 1320a-7b and related regulations, (ii) “suspended” or “debarred” from selling products to the U.S. government or its agencies pursuant to the Federal Acquisition Regulation, relating to debarment and suspension applicable to federal government agencies generally (42 C.F.R. Subpart 9.4), or other applicable laws or regulations, (iii) debarred, disqualified, suspended or excluded from participation in Medicare, Medicaid or any other governmental health care program or is listed on the General Services Administration list of excluded parties, nor is any such debarment, disqualification, suspension or exclusion, to the knowledge of a Loan Party, threatened or pending, or (iv) made a party to any other action by any Governmental Authority that may prohibit it from selling products or providing services to any governmental or other purchaser pursuant to any federal, state or local laws or regulations. None of the Borrower nor any of its Subsidiaries, nor, to the knowledge of the Borrower, any employee or contractor of the Borrower or any of its Subsidiaries is party to a corporate integrity agreement, consent order, consent decree, permanent injunction or other settlement agreement with any Governmental Authority or Third Party Payor or otherwise pursuant to any Governmental Payor Arrangement, Third Party Payor Arrangement, License, or Company Accreditation.

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(g)                Schedule 4.21(g) sets forth a list of all notices received during the fiscal year ended December 31, 2012, of material noncompliance, requests for material remedial action, investigations, return of overpayment or imposition of fines (whether ultimately paid or otherwise resolved) by any Governmental Authority or Third Party Payor or pursuant to any Governmental Payor Arrangement, Third Party Payor Arrangement, License, or Company Accreditation, but does not include Routine Payor Audits (the “Health Care Audits”). Each of the Borrower and its Subsidiaries has prepared and submitted timely all corrective action plans or responses required to be prepared and submitted in response to any Health Care Audits and has implemented all of the corrective actions described in such corrective action plans, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries has any (A) uncured deficiency that could lead to the imposition of a remedy, (B) existing accrued and/or unpaid indebtedness to any Governmental Authority, including Medicare or Medicaid, or (C) existing accrued and/or unpaid overpayment amounts owing under any finally resolved audit or investigation by any Third Party Payor, excepting any of the foregoing that would not reasonably be expected to have a Material Adverse Effect.

(h)               The execution and delivery of the Loan Documents, and each of the Borrower’s and its Subsidiaries’ performance thereunder (including the performance of the pre- and post- closing notices and applications as provided in the Loan Documents) will not (i) result in the loss of or limitation of any License, Company Accreditations or Company Reimbursement Approvals or (ii) reduce receipt of the ongoing payments or reimbursements pursuant to the Company Reimbursement Approvals that the Borrower or any of its Subsidiaries is receiving as of the date hereof.

Section 4.22         HIPAA/HITECH Compliance. To the extent that and for so long as the Borrower or any of its Subsidiaries is a “covered entity” within the meaning of HIPAA and the HITECH Act, each of the Borrower and its Subsidiaries (a) has undertaken or will promptly undertake all necessary compliance efforts required by HIPAA; (b) has developed or will develop a detailed plan for becoming HIPAA and HITECH Compliant (a “HIPAA/HITECH Compliance Plan”); and (c) has implemented or will implement those provisions of such HIPAA/HITECH Compliance Plan necessary to ensure that each of the Borrower and its Subsidiaries is or becomes HIPAA and HITECH Compliant, except to the extent in each case that such failures would not reasonably be expected to have a Material Adverse Effect. For purposes hereof, “HIPAA and HITECH Compliant” shall mean that each of the Borrower and its Subsidiaries (i) is or will be in compliance (except for non-compliance that would not reasonably be expected to have a Material Adverse Effect) with (A) each of the applicable requirements of the so-called “Administrative Simplification” provisions of HIPAA and (B) any or all requirements set forth in the HITECH Act, including, but not limited to, any breach notification requirements, and (ii) is not and would not reasonably be expected to become the subject of any civil or criminal penalty, process, claim, action or proceeding, or any administrative or other regulatory review, survey, process or proceeding (other than routine surveys or reviews conducted by any government health plan or other accreditation entity) that would reasonably be expected to have a Material Adverse Effect.

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Section 4.23         Reimbursement.

(a)                Except as disclosed in Schedule 4.23(a), with respect to billings by each of the Borrower and its Subsidiaries, each of the Borrower and its Subsidiaries is in compliance with all Requirements of Law and the written material reimbursement policies, rules and regulations of Governmental Payors and Third Party Payors, including, without limitation, adjustments under any capitation arrangement, fee schedule, discount formula or cost-based reimbursement except the failure to comply with which would not reasonably be expected to have a Material Adverse Effect. Except as would not be expected to have a Material Adverse Effect, each of the Borrower and its Subsidiaries holds all Reimbursement Approvals necessary for the operation of its business as currently operated (individually, a “Company Reimbursement Approval,” and collectively, the “Company Reimbursement Approvals”). There is no pending or, to the knowledge of the Borrower, threatened Limitation of any such Company Reimbursement Approvals, except as would not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, each of the Borrower and its Subsidiaries is in compliance with the terms of the Company Reimbursement Approvals.

(b)               Except as would not reasonably be expected to have a Material Adverse Effect, the accounts receivable of each of the Borrower and its Subsidiaries have been properly adjusted in all material respects to reflect the reimbursement policies under all applicable Requirements of Law and other Governmental Payor Arrangements or Third Party Payor Arrangements, to which the Borrower or any of its Subsidiaries is subject, and such accounts receivable do not exceed amounts the Borrower or such Subsidiary is entitled to receive under any capitation agreement, fee schedule, discount formula, cost-based reimbursement or other adjustment or limitation to usual charges. There has been no intentional overbilling or overcollection pursuant to any Governmental Payor Arrangements or Third Party Payor Arrangement other than as created by routine adjustments and disallowances made in the ordinary course of business by the Governmental Payors and Third Party Payors with respect to such billings.

Section 4.24         Fraud and Abuse. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries has engaged in any activities that (a) are prohibited under 42 U.S.C. §§ 1320a-7b, or the regulations promulgated thereunder, or related Requirements of Law, or (b) are prohibited by rules of professional conduct, or (c) are prohibited under any statute or the regulations promulgated pursuant to such statutes, including, without limitation, the following: (i) knowingly and willfully making or causing to be made a false statement or misrepresentation of a material fact in any application for any benefit or payment; (ii) knowingly and willfully making or causing to be made any false statement or misrepresentation of a material fact for use in determining rights to any benefit or payment; (iii) failure to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another with intent to secure such benefit or payment fraudulently; and (iv) knowingly and willfully soliciting or receiving any illegal remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration (x) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by any Governmental Payor, or (y) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing or ordering any good facility, service, or item for which payment may be made in whole or in part by any Governmental Payor. Between January 1, 2007, and December 31, 2012, neither the Borrower nor any of its Subsidiaries received a subpoena issued by any Governmental Authority with respect to a possible violation of Healthcare Laws by the Borrower or any of its Subsidiaries (but excluding Routine Payor Audits) for any matter that has not been fully and finally resolved. Between January 1, 2013, and the Closing Date, neither the Borrower nor any of its Subsidiaries has received a subpoena issued by any Governmental Authority with respect to a possible violation of Healthcare Laws by the Borrower or any of its Subsidiaries (but excluding Routine Payor Audits).

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ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation remains unpaid or outstanding (other than Hedging Obligations owed by any Loan Party to any Lender-Related Hedge Provider, Bank Product Obligations and indemnities and other contingent obligations not then due and payable and as to which no claim has been made):

Section 5.1             Financial Statements and Other Information. The Borrower will deliver to the Administrative Agent (who will deliver to each Lender):

(a)                as soon as available and in any event within 90 days after the end of each Fiscal Year of the Borrower, a copy of the annual audited report for such Fiscal Year for the Borrower and its Subsidiaries, containing a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, and reported on by independent public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to the scope of such audit (except any such qualification arising as a result of the impending Maturity Date (as a result of clause (i) of such definition) or Revolving Commitment Termination Date (as a result of clause (i) of such definition)) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the Borrower and its Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP (as in effect at the time such financial statements were prepared and subject to Section 1.3) consistently applied (except as expressly noted therein) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(b)               as soon as available and in any event within 45 days after the end of each Fiscal Quarter of the Borrower (other than the last Fiscal Quarter in each Fiscal Year), an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of the Borrower’s previous Fiscal Year and the corresponding figures for the Profit Plan for the current Fiscal Year;

(c)                concurrently with the delivery of the financial statements referred to in subsections (a) and (b) of this Section, a Compliance Certificate signed by an appropriate Responsible Officer of the Borrower (i) certifying as to whether there exists a Default or Event of Default on the date of such certificate and, if a Default or an Event of Default then exists, specifying the details thereof and the action, if any, which the Borrower has taken or proposes to take with respect thereto, (ii) if applicable, setting forth in reasonable detail calculations demonstrating compliance with the financial covenant set forth in Article VI, (iii) specifying any change in the identity of the Subsidiaries as of the end of such Fiscal Year or Fiscal Quarter from the Subsidiaries identified to the Lenders on the Closing Date or as of the most recent Fiscal Year or Fiscal Quarter, as the case may be, and (iv) stating whether any change in GAAP or the application thereof has occurred since the date of the most recently delivered audited financial statements of the Borrower and its Subsidiaries, and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such Compliance Certificate;

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(d)               concurrently with the delivery of the financial statements referred to in subsection (a) above, a certificate of the accounting firm that reported on such financial statements (which may be included in the opinion or other reports delivered by such accounting firm pursuant to subsection (a)) stating that, in making the examination necessary to prepare such financial statements, no knowledge was actually obtained of the occurrence and continuance of any Default or Event of Default, except as specified in such certificate (it being understood that no special or separate inquiry or review will have been made or shall be required to be made with respect to the existence of any Default or Event of Default and that such certificate shall be limited to the items that independent certified public accountants are permitted to cover in such certificates pursuant to their professional standards and customs of the profession);

(e)                as soon as available and in any event within 90 days after the commencement of any Fiscal Year, a Profit Plan for such Fiscal Year;

(f)                promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be; and

(g)                promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of the Borrower or any of its Subsidiaries as the Administrative Agent or any Lender may reasonably request.

So long as the Borrower is required to file periodic reports under Section 13(a) or Section 15(d) of the Exchange Act, the Borrower may satisfy its obligation to deliver the financial statements referred to in clauses (a) and (b) above by delivering the Borrower’s Form 10-K or 10-Q filed with the Securities and Exchange Commission within the applicable time periods set forth in clauses (a) and (b), as applicable.

Section 5.2             Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)                the occurrence of any Default or Event of Default;

(b)               the filing or commencement of, or any material development in, any action, suit or proceeding by or before any arbitrator or Governmental Authority against the Borrower or any of its Subsidiaries which would reasonably be expected to result in a Material Adverse Effect;

(c)                the occurrence of any event or any other development by which the Borrower or any of its Subsidiaries (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives written notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability, in each case which, either individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect;

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(d)               promptly and in any event within 15 days after (i) the Borrower or any of its Subsidiaries knows or has reason to know that any ERISA Event that (individually or together with all other ERISA Events) would reasonably be expected to have a Material Adverse Effect has occurred, a certificate of the chief financial officer of the Borrower describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by the Borrower or such Subsidiary (or, if applicable, an ERISA Affiliate) from the PBGC or any other governmental agency with respect thereto and (ii) becoming aware that there has been a material increase in Unfunded Pension Liabilities (not taking into account Plans with negative Unfunded Pension Liabilities) or a Plan is, or is expected to be, in at risk status under Title IV of ERISA since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable such that the resulting Unfunded Pension Liabilities, if incurred, or the at risk status, as applicable, would reasonably be expected to have a Material Adverse Effect, a detailed written description thereof from the chief financial officer of the Borrower;

(e)                the receipt by the Borrower or any of its Subsidiaries of any written notice of an alleged default or event of default, with respect to any Material Indebtedness of the Borrower or any of its Subsidiaries;

(f)                upon receipt thereof, copies of all final audit reports and all final management letters relating to the Borrower or any of its Subsidiaries submitted by the Borrower’s primary accountants or primary auditors in connection with each annual, interim or special audit of the books of the Borrower or any of its Subsidiaries (provided, that, in the event that the Borrower engages such accountants or auditors to perform a specific review, test, valuation or other analysis of all or any portion of the Borrower’s financial condition or financial performance, the results of such engagement shall not be required to be delivered to the Administrative Agent or the Lenders to the extent that such results are not otherwise required to be delivered pursuant to another provision of this Agreement);

(g)                written notice of the receipt by the Borrower or any of its Subsidiaries from any Governmental Authority or other Person of (1) any notice asserting any failure by the Borrower or any of its Subsidiaries to be in compliance with applicable Requirements of Law or that threatens the taking of any action against the Borrower or any of its Subsidiaries or sets forth circumstances in any such event where the failure or the taking of action would reasonably be expected to have a Material Adverse Effect, (2) any notice of any actual or threatened in writing Limitation with respect to any Governmental Payor Arrangement, Third Party Payor Arrangement, License, or Company Accreditation of the Borrower or any of its Subsidiaries, where such action would reasonably be expected to have a Material Adverse Effect, or (3) any subpoena, search warrant, civil investigative demand or other request or investigation by a Governmental Authority with respect to a possible violation of Healthcare Laws by the Borrower or any of its Subsidiaries (but excluding (A) state licensure and Medicare certification and participation surveys by a Governmental Authority with respect to a possible violation of Healthcare Laws, unless any deficiencies are of a kind that do result or likely will result in the issuance of a notice of suspension or termination of any license, payment, or provider or supplier number or agreement, and (B) Routine Payor Audits);

(h)               the occurrence of any action, event, investigation, notice or other item that could reasonably be expected to restrain or prevent, or impose any material adverse conditions on, the Existing Senior Notes Redemption;

(i)                 if any Default or Event of Default is in existence, if requested by the Administrative Agent, furnish to the Administrative Agent, to the maximum extent permitted by applicable Requirements of Law, (i) copies of all Company Regulatory Filings, (ii) copies of all Licenses, Company Accreditations and Company Reimbursement Approvals, as the same may be renewed or amended; (iii) copies of all Health Care Audits and correspondence related thereto and corrective action plans prepared and submitted in response thereto, and (iv) a report of the status of all recoupments, holdbacks, offsets, vendor holds, denials and appeals of amounts owed pursuant to any Company Reimbursement Approvals, in each case outside the ordinary course of business (and ordinary course of business shall be deemed to exclude recoupments, holdbacks, offsets, denials and vendor holds resulting from, related to or arising out of allegations of fraud or patterns of practices of contracting, billing or claims submission inconsistent with Requirements of Law), all subject to any limitations on disclosure included in any Requirement of Law;

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(j)                 any default or material amendment under, or termination of, (i) that certain Facility Participation Agreement effective as of June 1, 2009, with United HealthCare Insurance Company, contracting on behalf of its Oxford Health Plans (NJ), (ii) that certain Facility Participation Agreement effective as of June 1, 2009, with United HealthCare Insurance Company, contracting on behalf of itself and UnitedHealthcare of the Midwest, (iii) that certain Ancillary Provider Participation Agreement effective as of June 1, 2009, with United HealthCare Insurance Company, contracting on behalf of itself and UnitedHealthcare of New York, or (iv) that certain Ancillary Provider Participation Agreement effective as of June 1, 2009, with UnitedHealthcare of New York, Inc.; and

(k)               any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

The Borrower will furnish to the Administrative Agent (who will furnish to each Lender) the following:

(x) promptly and in any event at least 30 days prior thereto, notice of any change (i) in any Loan Party’s legal name, (ii) in any Loan Party’s chief executive office, its principal place of business or any office in which it maintains books or records, (iii) in any Loan Party’s identity or legal structure, (iv) in any Loan Party’s federal taxpayer identification number or organizational number or (v) in any Loan Party’s jurisdiction of organization; and

(y) promptly upon request therefor, such other information and reports relating to the past, present or anticipated future financial condition, operations, plans, budgets and projections of the Borrower and each of its Subsidiaries, as the Administrative Agent or any Lender at any time or from time to time may reasonably request.

Each notice or other document delivered under this Section shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice or other document and any action taken or proposed to be taken with respect thereto.

Section 5.3             Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective material rights, licenses, permits, privileges, franchises, Patents, Copyrights, Trademarks and trade names that are material for the conduct of its business, except where failure to do so would not reasonably be expected to result in a Material Adverse Effect; provided that nothing in this Section shall prohibit any transaction that is permitted hereunder.

Section 5.4             Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including, without limitation, all Environmental Laws, ERISA and OSHA, except where the failure to do so, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

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Section 5.5             Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge at or before maturity all of its material obligations and liabilities (including, without limitation, all taxes, assessments and other governmental charges, levies and all other claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

Section 5.6             Books and Records. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of the Borrower in conformity with GAAP (subject to the terms of this Agreement with respect to such financial statements).

Section 5.7             Visitation and Inspection. The Borrower will, and will cause each of its Subsidiaries to, permit any representative of the Administrative Agent to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants (provided that the Borrower is provided reasonable prior notice of any discussion with its auditors or accountants and is afforded an opportunity to participate in such discussions), all at such reasonable times and subject to reasonable prior notice to the Borrower or such Subsidiary; provided that, so long as no Event of Default has occurred and is continuing, visits and inspections under this Section 5.7 shall be limited to one time per Fiscal Year. Any Lender may accompany the Administrative Agent on any visit or inspection pursuant to this Section 5.7, at such Lender’s expense. Any Related Party of the Administrative Agent or any Lender that attends or participates in any such visit or inspection shall, prior to such attendance or participation, expressly agree to be subject to and bound by the confidentiality provisions of this Agreement or shall otherwise be bound by professional ethics rules to maintain such confidentiality.

Section 5.8             Maintenance of Properties; Insurance; Credit Ratings. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear, casualty and condemnation excepted, (b) maintain with financially sound and reputable insurance companies which are not Affiliates of the Borrower (i) insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations (including, in any event, flood insurance as described in the definition of Real Estate Documents) and (ii) all insurance required to be maintained pursuant to the Collateral Documents, and will, upon request of the Administrative Agent, furnish to each Lender at reasonable intervals a certificate of a Responsible Officer setting forth the nature and extent of all insurance maintained by the Borrower and its Subsidiaries in accordance with this Section, (c) at all times shall cause the applicable insurance provider to name the Administrative Agent as an additional insured on all liability policies of the Borrower and its Subsidiaries and as a loss payee (pursuant to a loss payee endorsement reasonably satisfactory to the Administrative Agent) on all casualty and property insurance policies of the Borrower and its Subsidiaries, in each case, other than any director and officer indemnification policies, workers’ compensation policies and any policies that provide coverage for property that does not constitute Collateral, and (d) use commercially reasonable efforts to maintain ratings for the credit facilities evidenced hereunder and the corporate family credit of the Borrower and its Subsidiaries by both S&P and Moody’s.

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Section 5.9             Use of Proceeds; Margin Regulations.

(a)                The Borrower will use the proceeds of all Loans on the Closing Date to (i) finance the Existing Senior Notes Redemption and refinance certain existing Indebtedness of the Loan Parties and (ii) pay fees and expenses incurred in connection with the execution and delivery of this Agreement and the other Loan Documents, the initial Borrowings made hereunder and the transactions contemplated to occur in connection therewith; provided, that, no Revolving Loans or Letters of Credit shall be outstanding on the Closing Date, other than (A) Letters of Credit issued hereunder on the Closing Date to replace, backstop or provide other credit support for any existing letters of credit of the Borrower and (B) Revolving Loans funded hereunder on the Closing Date, the proceeds of which are used by the Borrower to fund original issue discount or additional fees payable under the Fee Letters;

(b)               The Borrower will use the proceeds of all Loans (other than DDT Loans) after the Closing Date to (i) finance any portion of the Existing Senior Notes Redemption that is not consummated on the Closing Date, (ii) fund Permitted Acquisitions (other than the CarePoint Acquisition, except as set forth below) and pay fees and expenses incurred in connection therewith, (iii) finance Capital Expenditures and working capital needs of the Loan Parties, and (iv) fund other general corporate purposes of the Borrower and its Subsidiaries.

(c)                The Borrower will use the proceeds of the DDT Loans, and, if the DDT Loans are fully funded, the Revolving Loans, to (i) fund a portion of the purchase price paid by the Borrower for the CarePoint Acquisition, (ii) repay certain existing Indebtedness related to the Acquired Business (other than Permitted Surviving Debt), and (iii) pay fees and expenses incurred in connection with the consummation of the CarePoint Acquisition.

No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulation T, Regulation U or Regulation X.

Section 5.10         Casualty and Condemnation. The Borrower (a) will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding by any Governmental Authority for the taking of any material portion of the Collateral or any material interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Cash Proceeds of any such Prepayment Event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents.

Section 5.11         Cash Management. The Borrower shall, and shall cause each Subsidiary Loan Party to, maintain the cash management systems described below, or, with respect to cash management systems of any entity acquired pursuant to a Permitted Acquisition consummated after the Closing Date, establish and maintain such cash management systems within sixty (60) days (or such longer time period as the Administrative Agent may agree in writing) following the consummation of such Permitted Acquisition, in each case, subject to Section 5.16:

(a)                Maintain all cash management and treasury business with SunTrust Bank or a Permitted Third Party Bank, including, without limitation, all deposit accounts, disbursement accounts, investment accounts and lockbox accounts, other than Excluded Accounts (each such deposit account, disbursement account, investment account and lockbox account, other than any Excluded Account, a “Controlled Account”).

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(b)               Each Controlled Account shall (i) be a cash collateral account, with all cash, checks and other similar items of payment in such account securing payment of the Obligations, and in which the Borrower and each of its Subsidiaries shall have granted a first priority Lien (subject to non-consensual Liens arising by operation of law) to the Administrative Agent, on behalf of the Secured Parties, and (ii) be subject to an Account Control Agreement.

(c)                Subject to Section 5.11(e), deposit promptly, and in any event no later than five (5) Business Days after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all accounts and other Collateral into Controlled Accounts, in each case except for cash, checks, drafts, other similar payment items and Cash Equivalents the aggregate value of which does not exceed $3,000,000 at any time.

(d)               At any time after the occurrence and during the continuance of an Event of Default, at the request of the Required Lenders, the Borrower will, and will cause each other Loan Party to, cause all payments constituting proceeds of accounts or other Collateral to be directed into lockbox accounts under agreements in form and substance reasonably satisfactory to the Administrative Agent.

(e)                For each deposit account into which the Borrower or any Subsidiary Loan Party receives payments from Federal/State Health Care Program Account Debtors (a “Government Receivables Account”), the Borrower or such Subsidiary Loan Party shall enter into an agreement (a “Government Receivables Account Agreement”) with the Permitted Third Party Bank at which such Government Receivables Account is located, in such form as may be reasonably approved by the Administrative Agent, which agreement shall provide that all funds deposited into such Government Receivables Account shall be transferred promptly (but in any event within one (1) Business Day of deposit) to a Controlled Account of the Borrower or such Subsidiary Loan Party. Neither the Borrower nor any Subsidiary Loan Party shall terminate or modify a Government Receivables Account Agreement without the approval of the Administrative Agent, which approval (or non-approval, as the case may be) shall be communicated to the Borrower by the Administrative Agent within five (5) Business Days of any such request for approval and which approval shall not be unreasonably withheld, conditioned or delayed.

Section 5.12         Additional Subsidiaries and Collateral.

(a)                In the event that, subsequent to the Closing Date, any Person (including the PBM Strategic Joint Venture, but specifically excluding any Specified Strategic Joint Venture) becomes a Domestic Subsidiary, whether pursuant to formation, acquisition or otherwise, (x) the Borrower shall promptly notify the Administrative Agent and the Lenders thereof and (y) within 30 days (or such longer period as the Administrative Agent shall agree in writing) after such Person becomes a Domestic Subsidiary, the Borrower shall cause such Domestic Subsidiary (i) to become a new Guarantor and to grant Liens in favor of the Administrative Agent in all of its personal property that is not Excluded Property by executing and delivering to the Administrative Agent a supplement to the Guaranty and Security Agreement in form and substance reasonably satisfactory to the Administrative Agent, executing and delivering a Copyright Security Agreement, Patent Security Agreement and Trademark Security Agreement, as applicable, and authorizing and delivering, at the request of the Administrative Agent, such UCC financing statements or similar instruments required by the Administrative Agent to perfect the Liens in favor of the Administrative Agent and granted under any of the Loan Documents, (ii) to grant Liens in favor of the Administrative Agent in all fee ownership interests in Real Estate having a fair market value in excess of $5,000,000 as of the date such Person becomes a Domestic Subsidiary by executing and delivering to the Administrative Agent such Real Estate Documents as the Administrative Agent shall require, and (iii) to deliver all such other customary and reasonable documentation (including, without limitation, certified organizational documents, resolutions, lien searches, title insurance policies, surveys, environmental reports and legal opinions) and to take all such other actions as such Subsidiary would have been required to deliver and take pursuant to Section 3.1 if such Subsidiary had been a Loan Party on the Closing Date or that such Subsidiary would be required to deliver pursuant to Section 5.13 with respect to any Real Estate. In addition, within 30 days (or such longer period as the Administrative Agent shall permit in writing in its sole discretion) after the date any Person becomes a Domestic Subsidiary, the Borrower shall, or shall cause the applicable Loan Party to (i) pledge all of the Capital Stock of such Domestic Subsidiary to the Administrative Agent as security for the Obligations by executing and delivering a supplement to the Guaranty and Security Agreement in form and substance reasonably satisfactory to the Administrative Agent, and (ii) deliver the original certificates evidencing such pledged Capital Stock (to the extent that such Capital Stock is certificated) to the Administrative Agent, together with appropriate powers executed in blank, in each case, other than any such Capital Stock that constitutes Excluded Property.

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(b)               In the event that, subsequent to the Closing Date, any Person becomes a Foreign Subsidiary, whether pursuant to formation, acquisition or otherwise, (i) the Borrower shall promptly notify the Administrative Agent and the Lenders thereof and (ii) to the extent such Foreign Subsidiary is owned directly by any Loan Party, within 60 days after such Person becomes a Foreign Subsidiary (or such longer period as the Administrative Agent shall agree in writing), the Borrower shall, or shall cause the applicable Loan Party to, (A) pledge not more than 65% of the issued and outstanding voting Capital Stock of such Foreign Subsidiary to the Administrative Agent as security for the Obligations pursuant to a pledge agreement in form and substance reasonably satisfactory to the Administrative Agent, (B) deliver the original certificates evidencing such pledged Capital Stock (to the extent that such Capital Stock or portion thereof is certificated) to the Administrative Agent, together with appropriate powers executed in blank and (C) deliver all such other customary and reasonable documentation (including, without limitation, certified organizational documents, resolutions, lien searches and legal opinions) and to take all such other actions as the Administrative Agent may reasonably request.

(c)                The Borrower agrees that, following the delivery of any Collateral Documents required to be executed and delivered by this Section, the Administrative Agent shall have a valid and enforceable, first priority perfected Lien on the property required to be pledged pursuant to subsections (a) and (b) of this Section (to the extent that such Lien can be perfected by execution, delivery and/or recording of the Collateral Documents or by filing UCC financing statements, or by taking actual possession of such Collateral), free and clear of all Liens other than Liens expressly permitted by Section 7.2. All actions to be taken pursuant to this Section shall be at the expense of the Borrower or the applicable Loan Party, and shall be taken to the reasonable satisfaction of the Administrative Agent.

Section 5.13         Additional Real Estate; Leased Locations.

(a)                If any Loan Party proposes to acquire after the Closing Date a fee ownership interest in Real Estate having a fair market value in excess of $5,000,000 as of the date of the acquisition thereof, it shall within ninety (90) days following such acquisition provide to the Administrative Agent the Real Estate Documents with respect to such Real Estate.

(b)               If any Loan Party proposes to lease any real property that will serve as such Loan Party’s chief executive office or the location at which such Loan Party’s books or records will be stored or located, it shall provide to the Administrative Agent a copy of such lease and, within sixty (60) days following the effectiveness of such lease, a Collateral Access Agreement from the landlord of such leased property or the bailee with respect to any warehouse or other location where such books, records or Collateral will be stored or located; provided, that if such Loan Party is unable to deliver any such Collateral Access Agreement after using its commercially reasonable efforts to do so, the Administrative Agent shall waive the foregoing requirement in its reasonable discretion.

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Section 5.14         Further Assurances. The Borrower will, and will cause each other Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents), which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created by the Collateral Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Borrower also agrees to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents.

Section 5.15         Healthcare Matters. Without limiting the generality of any other covenant contained in this Agreement, and except as would not reasonably be expected to have a Material Adverse Effect, the Borrower will, and will cause each of its Subsidiaries to (i) conduct its operations in compliance with all applicable Healthcare Laws, (ii) maintain and comply with all Governmental Payor Arrangements, Third Party Payor Arrangements, Licenses, Company Accreditations and Company Reimbursement Approvals, (iii) timely file, or cause to be filed, all Company Regulatory Filings in accordance with all Requirements of Law, (iv) timely pay all amounts, Taxes, fees and assessments, if any, due and payable in connection with Company Regulatory Filings, (v) timely submit and implement all corrective action plans required to be prepared and submitted in response to any Health Care Audits, (vi) timely refund all overpayments (other than those appealed through the ordinary administrative processes of any applicable Governmental Authority) determined to exist by any Governmental Authority under any Healthcare Law or pursuant to any Governmental Payor Arrangement, (vii) timely repay any overpayment amounts owing under any finally resolved audit or investigation by any Third Party Payor, and (viii) process credit balances received from Third Party Payors in a manner consistent with the Borrower’s internal policies. The Borrower will, and will cause each of its Subsidiaries to, notify the Administrative Agent promptly after the Borrower or any of its Subsidiaries becomes aware of any violation of Healthcare Laws by the Borrower or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect.

Section 5.16         Post-Closing Covenants. The Borrower will, and will cause each of its Subsidiaries to, as applicable, not later than the dates specified therefor on Schedule 5.16 (or such later dates as the Administrative Agent may agree in writing in its sole discretion), satisfy each of the requirements set forth on Schedule 5.16.

ARTICLE VI

CONSOLIDATED FIRST LIEN NET LEVERAGE RATIO COVENANT

The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation remains unpaid or outstanding (other than Hedging Obligations owed by any Loan Party to any Lender-Related Hedge Provider, Bank Product Obligations and indemnities and other contingent obligations not then due and payable and as to which no claim has been made), except with the written consent of the Required Revolving Lenders, solely with respect to the Revolving Loans and solely to the extent that a Revolver Covenant Triggering Event (as defined below) has occurred, the Borrower shall not permit the Consolidated First Lien Net Leverage Ratio as of the last day of any Fiscal Quarter (commencing with the Fiscal Quarter ending September 30, 2013), for the period of four (4) consecutive Fiscal Quarters ending on such date, to be greater than:

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(a) prior to the DDTL Date, the ratio set forth below opposite such Fiscal Quarter:

Fiscal Quarter Ending	Consolidated First Lien Net Leverage Ratio

September 30, 2013 and December 31, 2013	4.50:1.00

Thereafter	4.00:1.00

(b) on and after the DDTL Date, the ratio set forth below opposite such Fiscal Quarter:

Fiscal Quarter Ending	Consolidated First Lien Net Leverage Ratio

September 30, 2013 through and including March 31, 2014	6.25:1.00

June 30, 2014	6.00:1.00

September 30, 2014	5.75:1.00

December 31, 2014, and March 31, 2015	5.50:1.00

June 30, 2015	5.25:1.00

September 30, 2015, and December 31, 2015	5.00:1.00

March 31, 2016, through and including September 30, 2016	4.50:1.00

December 31, 2016, and continuing thereafter	4.00:1.00

Notwithstanding the foregoing, the financial covenant set forth in this Article VI shall be tested and the Borrower shall be required to comply with this Article VI solely to the extent that, as of the last day of any Fiscal Quarter, the aggregate outstanding principal amount of Revolving Loans and Swingline Loans exceeds 25% of the Aggregate Revolving Commitment Amount in effect on such date (a “Revolver Covenant Triggering Event”).

ARTICLE VII

NEGATIVE COVENANTS

The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation remains outstanding (other than Hedging Obligations owed by any Loan Party to any Lender-Related Hedge Provider, Bank Product Obligations and indemnities and other contingent obligations not then due and payable and as to which no claim has been made):

Section 7.1             Indebtedness and Disqualified Capital Stock.

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(a)                The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

(i)                 Indebtedness created pursuant to the Loan Documents, including the establishment of any Incremental Commitment;

(ii)               Indebtedness of the Borrower and its Subsidiaries existing on the date hereof (including any Permitted Surviving Debt) and set forth on Schedule 7.1 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof immediately prior to giving effect to such extension, renewal or replacement (except in respect of costs and expenses in connection therewith or any interest that is paid-in-kind and capitalized to the principal amount thereof in connection with such extension, renewal or replacement) or shorten the maturity or the Weighted Average Life to Maturity thereof;

(iii)             Indebtedness of the Borrower or any of its Subsidiaries incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof (provided that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvements), and extensions, renewals or replacements of any such Indebtedness that do not increase the outstanding principal amount thereof immediately prior to giving effect to such extension, renewal or replacement (except in respect of costs and expenses in connection therewith or any interest that is paid-in-kind and capitalized to the principal amount thereof in connection with such extension, renewal or replacement) or shorten the maturity or the Weighted Average Life to Maturity thereof; provided, that the aggregate principal amount of Indebtedness outstanding under this clause (iii) at any time (including any of such Indebtedness which is set forth on Schedule 7.1) does not exceed the greater of (A) $12,500,000 and (B) 1.50% of Consolidated Total Assets;

(iv)             (A) intercompany Indebtedness between or among the Borrower and any Subsidiary Loan Party and (B) intercompany Indebtedness between or among the Borrower and any Subsidiary that is not a Loan Party permitted by Section 7.4(d);

(v)               (A) Guarantees by the Borrower of Indebtedness of any Subsidiary Loan Party and by any Subsidiary Loan Party of Indebtedness of the Borrower or any other Subsidiary Loan Party and (B) Guarantees by the Borrower of Indebtedness of any Subsidiary that is not Loan Party and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary that is not a Loan Party permitted by Section 7.4(d);

(vi)             Indebtedness assumed in connection with Permitted Acquisitions, including Indebtedness of any Person that is acquired in a Permitted Acquisition or merged with the Borrower or any Subsidiary thereof and becomes a Subsidiary of the Borrower or any of its Subsidiaries as a result thereof; provided, that (A) immediately before and after giving effect to such assumption, no Default or Event of Default shall have occurred and be continuing and (B) such Indebtedness is not incurred to finance or in contemplation of any Permitted Acquisition;

(vii)           Indebtedness in respect of performance, bid, surety, indemnity, appeal bonds, completion guarantees and other obligations of like nature and guarantees and/or obligations as an account party in respect of the face amount of letters of credit in respect thereof, in each case securing obligations not constituting Indebtedness for borrowed money (including workers’ compensation claims, environmental remediation and other environmental matters and obligations in connection with self-insurance or similar requirements) provided in the ordinary course of business;

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(viii)         Indebtedness arising from the endorsement of instruments in the ordinary course of business;

(ix)             Indebtedness consisting of contingent liabilities in respect of any indemnification, working capital adjustment, purchase price adjustment, non-compete, consulting, deferred compensation, earn-out obligations, contingent consideration, contributions, and similar obligations, incurred in connection with any Investment permitted under Section 7.4 (including any Permitted Acquisition) or any disposition permitted under Section 7.6;

(x)               Indebtedness consisting of the financing of insurance premiums required by this Agreement or otherwise incurred in the ordinary course of business;

(xi)             cash management obligations (including Bank Product Obligations) and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business and any Guarantees thereof;

(xii)           Hedging Obligations not prohibited by Section 7.10;

(xiii)         Indebtedness of the Borrower or any of its Subsidiaries owed to any supplier or vendor of Inventory incurred to finance the acquisition of Inventory from such supplier or vendor, including the ABDC Obligations; provided, that, immediately after giving effect to any incurrence of Indebtedness under this clause (xiii) on any date of determination, the aggregate principal amount of Indebtedness outstanding under this clause (xiii) at any time does not exceed the greater of (A) $10,000,000 and (B) 1.50% of Consolidated Total Assets;

(xiv)         Indebtedness (other than the ABDC Obligations) that is (x) unsecured or (y) subject to delivery of an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent, secured by Liens that are junior in priority to the Liens securing the Obligations so long as (A) after giving pro forma effect to the incurrence of such Indebtedness (together with any Acquisitions and/or Investments consummated in connection therewith) the Consolidated Total Net Leverage Ratio is less than or equal to 4.50 to 1.00, calculated as of the last day of the most recently ended Fiscal Quarter for which financial statements are required to have been delivered pursuant to Section 5.1(b) as if such Indebtedness was incurred, and any Acquisitions and/or Investments consummated in connection therewith were consummated, on the first day of the relevant period for testing compliance and (B) the Borrower shall have delivered to the Administrative Agent a pro forma Compliance Certificate signed by a Responsible Officer certifying to the foregoing Section 7.1(a)(xiv)(A) at least three Business Days prior to the date of the incurrence of such Indebtedness;

(xv)           for the period from the Closing Date through, but not including, the thirty-first day following the Closing Date, unsecured Indebtedness evidenced by the Existing Senior Notes;

(xvi)         Indebtedness of Foreign Subsidiaries; provided, that the aggregate principal amount of Indebtedness outstanding under this clause (xvi) at any time does not exceed the greater of (A) $5,000,000 and (B) 1.00% of Consolidated Total Assets;

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(xvii)       unsecured Indebtedness owing to sellers to finance any Permitted Acquisition; provided, that the aggregate principal amount of Indebtedness outstanding under this clause (xvii) at any time does not exceed the greater of (A) $10,000,000 and (B) 1.50% of Consolidated Total Assets; provided, further, that such Indebtedness constitutes Subordinated Debt;

(xviii)     obligations arising under indemnity agreements or other arrangements with title insurers to cause such title insurers to issue title policies in the ordinary course of business;

(xix)         Indebtedness representing deferred compensation or reimbursable expenses owed to employees of the Borrower or any of its Subsidiaries incurred in the ordinary course of business;

(xx)           Guarantees by the Borrower in the ordinary course of business of any obligations of any Subsidiary Loan Party under an operating lease to which such Subsidiary Loan Party is a party; and

(xxi)         other unsecured Indebtedness (other than Indebtedness for borrowed money); provided, that the aggregate principal amount of Indebtedness outstanding under this clause (xxi) at any time does not exceed the greater of (A) $5,000,000 and (B) 1.00% of Consolidated Total Assets.

For purposes of determining compliance with this Section 7.1(a), in the event that any item of Indebtedness meets the criteria of more than one of the categories described in clauses (a)(i) through (a)(xxi), the Borrower and its Subsidiaries shall be permitted to incur any such Indebtedness in any manner that complies with this Section 7.1(a) and may rely upon more than one of the categories described above; provided that the ABDC Obligations shall be incurred and shall remain outstanding solely under clause (a)(xiii) above.

(b)               The Borrower will not, and will not permit any Subsidiary to, issue or permit to exist any Disqualified Capital Stock of any such Person.

Section 7.2             Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired, except:

(a)                Liens securing the Obligations; provided that no Liens may secure Hedging Obligations or Bank Product Obligations without securing all other Obligations on a basis at least pari passu with such Hedging Obligations or Bank Product Obligations and subject to the priority of payments set forth in Section 2.21 and Section 8.2;

(b)               Permitted Encumbrances;

(c)                Liens on any property or asset of the Borrower or any of its Subsidiaries existing on the date hereof and set forth on Schedule 7.2; provided that such Liens shall not apply to any other property or asset of the Borrower or any Subsidiary;

(d)               Liens securing Indebtedness incurred pursuant to Section 7.1(a)(iii); provided that (i) such Lien attaches to such asset concurrently or within ninety (90) days after the acquisition or the completion of the construction or improvements thereof, (ii) such Lien granted is limited to the specific fixed assets acquired, constructed or improved and the proceeds thereof and (iii) the aggregate principal amount of Indebtedness initially secured by such Lien is not more than the acquisition cost of the specific fixed assets on which such Lien is granted;

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(e)                Liens (other than the ABDC Lien) securing Indebtedness incurred pursuant to Section 7.1(a)(xiii); provided that (i) such Lien granted is limited to the specific Inventory acquired and (ii) the aggregate principal amount of Indebtedness initially secured by such Lien is not more than the acquisition cost of the Inventory on which such Lien is granted;

(f)                Liens securing Indebtedness incurred pursuant to Section 7.1(a)(vi); provided that (i) such Lien attaches only to fixed assets, (ii) such Lien was not created in contemplation of or in connection with any Permitted Acquisition or merger, (iii) such Lien secures only those obligations which it secures on the date of such Permitted Acquisition or merger and (iv) the aggregate principal amount of Indebtedness that is secured by such Liens shall not exceed the greater of (A) $10,000,000 and (B) 1.00% of Consolidated Total Assets at any time outstanding;

(g)                any Lien existing on any fixed assets prior to the acquisition thereof by the Borrower or any of its Subsidiaries or existing on any fixed assets of any Person that becomes a Subsidiary; provided that (i) such Lien was not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, (ii) such Lien does not apply to any other property of the Borrower or any of its Subsidiaries, and (iii) such Lien secures only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary;

(h)               Liens securing Indebtedness incurred pursuant to Section 7.1(a)(xiv);

(i)                 extensions, renewals, or replacements of any Lien referred to in subsections (b) through (h) of this Section; provided that the principal amount of the Indebtedness secured thereby is not increased (except in respect of costs and expenses in connection therewith or any interest that is paid-in-kind and capitalized to the principal amount thereof in connection with such extension, renewal or replacement) and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby;

(j)                 the ABDC Lien so long as such Liens are subordinated to the Liens securing the Obligations pursuant to the terms of the ABDC Intercreditor Agreement; and

(k)               other Liens securing liabilities (other than Indebtedness for money borrowed) in an aggregate principal amount not to exceed the greater of (i) $2,500,000 and (ii) 0.50% of Consolidated Total Assets at any time outstanding.

Section 7.3             Fundamental Changes.

(a)                The Borrower will not, and will not permit any of its Subsidiaries to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) (except as permitted by Section 7.6) or all or substantially all of the Capital Stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided that if, at the time thereof and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing, (i) the Borrower or any Subsidiary may merge with a Person if the Borrower (or such Subsidiary if the Borrower is not a party to such merger) is the surviving Person, (ii) any Subsidiary may merge into another Subsidiary, provided that if any party to such merger is a Subsidiary Loan Party, the Subsidiary Loan Party shall be the surviving Person, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to the Borrower or to a Subsidiary Loan Party, and (iv) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower.

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(b)               The Borrower will not, and will not permit any of its Subsidiaries to, engage in any business other than a Permitted Business.

Section 7.4             Investments, Loans. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Capital Stock, evidence of Indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person (all of the foregoing being collectively called “Investments”), or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person that constitute a business unit, or create or form any Subsidiary, except:

(a)                Investments existing on the date hereof and set forth on Schedule 7.4 (including Investments in Subsidiaries that are Loan Parties);

(b)               Investments in cash and Cash Equivalents;

(c)                Guarantees by the Borrower and its Subsidiaries constituting Indebtedness permitted by Section 7.1;

(d)               Investments made by the Borrower in or to any Subsidiary (other than the PBM Strategic Joint Venture) and by any Subsidiary to the Borrower or in or to another Subsidiary (other than the PBM Strategic Joint Venture); provided, that (i) in the case of any Investment in the form of Indebtedness owed by a Loan Party to a Subsidiary that is not a Loan Party, such Indebtedness (and any related Guarantee provided by any Loan Party) shall be subordinated to the Obligations on terms and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and (ii) the aggregate principal amount of all Investments made by a Loan Party to a Subsidiary that is not a Loan Party shall not exceed the greater of (A) $10,000,000 and (B) 1.50% of Consolidated Total Assets (net of cash actually received by the Borrower or any such Subsidiary in respect of any such Investments and determined without regard to any write-downs or write-offs of any investments, loans or advances in connection therewith);

(e)                Investments in the PBM Strategic Joint Venture;

(f)                loans or advances to employees, officers or directors of the Borrower or any of its Subsidiaries in the ordinary course of business for travel, entertainment, relocation and related expenses; provided that the aggregate amount of all such loans and advances shall not exceed $2,000,000 at any time outstanding;

(g)                Hedging Transactions not prohibited by Section 7.10;

(h)               Permitted Acquisitions;

(i)                 Investments received in satisfaction or partial satisfaction from financially troubled debtors or in connection with the bankruptcy or reorganization of suppliers or customers;

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(j)                 Investments consisting of deposits, expense prepayments, accounts receivable arising, trade debt granted and other credits extended to suppliers, distributors or marketers in the ordinary course of business;

(k)               Investments received as the non-cash portion of consideration received for dispositions not prohibited by Section 7.6; and

(l)                 other Investments (other than Investments in any Subsidiary that is not a Loan Party) which in the aggregate do not exceed the greater of (i) $10,000,000 and (ii) 1.00% of Consolidated Total Assets in any Fiscal Year and, in any case, not in excess of $30,000,000 in the aggregate over the term of this Agreement.

For purposes of determining the amount of any Investment outstanding for purposes of this Section 7.4, such amount shall be deemed to be the cost of such Investment when made, purchased or acquired, net of any amount representing return of (but not return on) such Investment and without regard to any forgiveness of Indebtedness.

Section 7.5             Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a)                dividends payable by the Borrower solely in interests of any class of its common equity;

(b)               Restricted Payments made by any Subsidiary to the Borrower or to another Subsidiary; provided, that, (i) if such Restricted Payment is made by a Subsidiary that is not wholly owned by the Borrower or another wholly owned Subsidiary of the Borrower, such Restricted Payment shall be made on at least a pro rata basis with any other shareholders of such non-wholly owned Subsidiary and (ii) other than any Restricted Payments consisting solely of required tax payments arising by virtue any Subsidiary Loan Party being a pass-through entity for income tax purposes, if such Restricted Payment is made by a Subsidiary Loan Party to a Subsidiary that is not a Loan Party, no Default or Event of Default has occurred and is continuing before and immediately after giving effect to such payment;

(c)                payments made by the Borrower under the ABDC Prime Vendor Agreement, to the extent permitted by the ABDC Intercreditor Agreement;

(d)               scheduled payments of principal, interest and other amounts with respect to Subordinated Debt to the extent permitted by the terms of such Indebtedness and by the terms of any subordination agreement applicable thereto;

(e)                Restricted Payments in the form of a non-cash repurchase of Capital Stock of the Borrower that is deemed to occur upon the exercise of stock options, warrants or other convertible or exchangeable securities to the extent that such Capital Stock represents a portion of the exercise price of those securities, in each case, pursuant to any equity-based compensation or incentive plan of the Borrower;

(f)                dividends made in cash in lieu of the issuance of fractional shares of Capital Stock of the Borrower in connection with the exercise warrants, options or other securities convertible into, or exchangeable for, Capital Stock of the Borrower pursuant to any equity-based compensation or incentive plan of the Borrower; and

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(g)                cash dividends, distributions, and share repurchases by the Borrower in respect of the Borrower’s common Capital Stock so long as: (i) the aggregate amount of such cash dividends, distributions, and share repurchases does not exceed the Available Amount, (ii) after giving pro forma effect to such cash dividend, distribution, or share repurchase, the Consolidated Total Net Leverage Ratio is less than or equal to 2.50 to 1.00, calculated as of the last day of the most recently ended Fiscal Quarter for which financial statements are required to have been delivered pursuant to Section 5.1(b), and (iii) at the time of such cash dividend, distribution, or share repurchase and after giving effect thereto, no Default or Event of Default exists.

Section 7.6             Sale of Assets. The Borrower will not, and will not permit any of its Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose of any of its assets, business or property or, in the case of any Subsidiary, any shares of such Subsidiary’s Capital Stock, in each case whether now owned or hereafter acquired, to any Person other than the Borrower or a Subsidiary Loan Party (or to qualify directors if required by applicable law), except:

(a)                the sale or other disposition of damaged, scrap, obsolete or worn out property or other property (including intellectual property) not necessary for operations, in each case, disposed of in the ordinary course of business;

(b)               the sale of inventory in the ordinary course of business;

(c)                the sale or other disposition of cash and Cash Equivalents in the ordinary course of business;

(d)               the issuance of Capital Stock by any Subsidiary of the Borrower issued to the Borrower or any Subsidiary Loan Party so long as such issuance does not result in a Change in Control;

(e)                dispositions of Investments made pursuant to Section 7.4(e) in the reasonable judgment of the Borrower, so long as (i) at least 75% of the aggregate consideration received in respect of such sale or disposition is received in cash or Cash Equivalents and (ii) such sales and dispositions shall be for fair market value (provided that the Net Cash Proceeds thereof shall be applied in accordance with Section 2.12(a));

(f)                the occurrence of any casualty event, condemnation, eminent domain or other similar proceeding with respect to any assets or property of the Borrower or any of its Subsidiaries (provided that the Net Cash Proceeds thereof shall be applied in accordance with Section 2.12(a)); and

(g)                any other sale or disposition of assets not otherwise described in this Section 7.6 in an aggregate amount not to exceed the greater of (i) $10,000,000 and (ii) 1.50% of Consolidated Total Assets in any Fiscal Year, so long as (i) at least 75% of the aggregate consideration received in respect of such sale or disposition is received in cash or Cash Equivalents, (ii) such sales and dispositions shall be for fair market value (provided that the Net Cash Proceeds thereof shall be applied in accordance with Section 2.12(a)) and (iii) such sales and dispositions are made to a Person that is not an Affiliate of the Borrower.

Section 7.7             Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

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(a)                in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties;

(b)               transactions (i) between or among the Borrower and any Subsidiary Loan Party not involving any other Affiliates (other than any other Subsidiary Loan Party) or (ii) between or among the Borrower or any Subsidiary Loan Party and any Subsidiary that is not a Loan Party that are not otherwise prohibited by this Agreement (in each case, subject to the terms and conditions therefor, if any);

(c)                any Restricted Payment permitted by Section 7.5;

(d)               transactions in respect of compensation or employment, separation and severance of officers, directors or employees and the establishment and maintenance of benefit programs or arrangements with employees, officers or directors, including vacation plans, health and life insurance plans, deferred compensation plans and retirement or savings plans and similar plans or equity incentive or equity option plans, in each case, in the ordinary course of business; and

(e)                any transaction set forth on Schedule 7.7 as of the Closing Date.

Section 7.8             Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any of its Subsidiaries to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any of its Subsidiaries to pay dividends or other distributions with respect to its Capital Stock, to make or repay loans or advances to the Borrower or any other Subsidiary thereof, to Guarantee Indebtedness of the Borrower or any other Subsidiary thereof or to transfer any of its property or assets to the Borrower or any other Subsidiary thereof; provided that (i) the foregoing shall not apply to restrictions or conditions imposed by law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, (iii) clause (a) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness, (iv) clause (a) shall not apply to customary provisions in leases licenses, licensing agreements and other contacts restricting the assignment thereof and (v) the foregoing shall not apply to any restrictions and conditions imposed on any Foreign Subsidiary by the terms of any Indebtedness of such Foreign Subsidiary permitted to be incurred hereunder, (vi) the foregoing shall not apply to any agreement in effect at the time a Person becomes a Subsidiary pursuant to a Permitted Acquisition, so long as such agreement (1) was not entered into solely in contemplation of such Person becoming a Subsidiary, (2) applies only to such Person, (3) does not extend to any other Loan Party, and (4) does not otherwise conflict with the provisions of this Agreement or any other Loan Document, and (vii) the foregoing shall not apply to any Specified Strategic Joint Venture.

Section 7.9             Sale and Leaseback Transactions. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

Section 7.10         Hedging Transactions. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Hedging Transaction, other than Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any of its Subsidiaries is exposed in the conduct of its business or the management of its liabilities. Solely for the avoidance of doubt, the Borrower acknowledges that a Hedging Transaction entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Transaction under which the Borrower or any of its Subsidiaries is or may become obliged to make any payment (a) in connection with the purchase by any third party of any Capital Stock or any Indebtedness or (b) as a result of changes in the market value of any Capital Stock or any Indebtedness) is not a Hedging Transaction entered into in the ordinary course of business to hedge or mitigate risks.

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Section 7.11         Amendment to Material Documents. The Borrower will not, and will not permit any of its Subsidiaries to, amend, modify or waive any of its rights under (a) its certificate of incorporation, bylaws or other organizational documents in any manner that would reasonably be expected to be adverse to the Lenders in any material respect (it being agreed that any such amendment or modification effected in accordance with Section 5.2(x) or in order to consummate a transaction permitted by Section 7.3 shall not be deemed to be adverse to the Lenders in any material respect) or (b) any Material Agreements in any manner that would reasonably be expected to be adverse to the Lenders in any material respect.

Section 7.12         Accounting Changes. The Borrower will not, and will not permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the Fiscal Year of the Borrower or of any of its Subsidiaries, except to change the Fiscal Year of a Subsidiary to conform its Fiscal Year to that of the Borrower.

Section 7.13         Government Regulation. The Borrower will not, and will not permit any of its Subsidiaries to, (a) be or become subject at any time to any law, regulation or list of any Governmental Authority of the United States (including, without limitation, the OFAC list) that prohibits or limits the Lenders or the Administrative Agent from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Loan Parties, or (b) fail to provide documentary and other evidence of the identity of the Loan Parties as may be requested by the Lenders or the Administrative Agent at any time to enable the Lenders or the Administrative Agent to verify the identity of the Loan Parties or to comply with any applicable law or regulation, including, without limitation, Section 326 of the Patriot Act at 31 U.S.C. Section 5318.

Section 7.14         Health Care Matters. Without limiting or being limited by any other provision of any Loan Document, and except as would not reasonably be expected to have a Material Adverse Effect, the Borrower will not, and will not permit any of its Subsidiaries to, (i) fail to maintain in effect all Licenses, Company Accreditations and Company Reimbursement Approvals, or (ii) engage in any activity that constitutes or, with the giving of notice, the passage of time, or both, would (a) result in a violation of any License, Company Accreditation or Company Reimbursement Approval or any Healthcare Laws, or (b) cause the Borrower or any of its Subsidiaries not to be in compliance with any Healthcare Laws.

Section 7.15         ERISA. No Loan Party shall, or shall cause or permit any ERISA Affiliate to, cause or permit to occur an ERISA Event to the extent such ERISA Event would reasonably be expected to have a Material Adverse Effect.

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ARTICLE VIII

EVENTS OF DEFAULT

Section 8.1             Events of Default. If any of the following events (each, an “Event of Default”) shall occur:

(a)                the Borrower shall fail to pay any principal of any Loan or of any reimbursement obligation in respect of any LC Disbursement, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or

(b)               the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount payable under subsection (a) of this Section or an amount related to a Bank Product Obligation) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days; or

(c)                any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document (including the Schedules attached hereto and thereto), or in any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by any Loan Party or any representative of any Loan Party pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respect (other than any representation or warranty that is expressly qualified by a Material Adverse Effect or other materiality, in which case such representation or warranty shall prove to be incorrect in any respect) when made or deemed made; or

(d)               the Borrower shall fail to observe or perform any covenant or agreement contained in (i) Section 5.1 and such failure shall remain unremedied for five (5) days, (ii) 5.2, 5.3 (with respect to the Borrower’s legal existence), 5.7, 5.9, 5.11, 5.16 or Article VII, or (iii) Article VI, provided, that the Borrower’s failure to comply with Article VI shall not constitute an Event of Default for purposes of any Term B Loan unless and until the Revolving Loan Lenders have actually declared all Revolving Loans to be immediately due and payable in accordance with this Agreement and all Revolving Commitments to be terminated and such declaration has not been rescinded; or

(e)                (i) any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in subsections (a), (b) and (d) of this Section) or any other Loan Document or related to any Bank Product Obligation, and such failure shall remain unremedied for 30 days after the earlier of (A) any Responsible Officer of the Borrower becomes aware of such failure, or (B) written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender or (ii) any “Event of Default” as defined in any Loan Document shall have occurred and be continuing; or

(f)                (i) the Borrower or any of its Subsidiaries (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, or any other amount owed under, the ABDC Obligations or any Material Indebtedness (other than any Hedging Obligations) that is outstanding, in each case, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing the ABDC Obligations or such Material Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to the ABDC Obligations (including, without limitation, any default under the ABDC Prime Vendor Agreement) or any Material Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of the ABDC Obligations or such Material Indebtedness; or the ABDC Obligations or any Material Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease the ABDC Obligations or such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof or (ii) there occurs under any Hedging Transaction an Early Termination Date (as defined in such Hedge Transaction) resulting from (A) any event of default under such Hedging Transaction as to which the Borrower or any of its Subsidiaries is the Defaulting Party (as defined in such Hedging Transaction) and the Hedge Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than $12,500,000 or (B) any Termination Event (as so defined) under such Hedging Transaction as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and the Hedge Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than $12,500,000 and is not paid; or

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(g)                the Borrower or any of its Subsidiaries shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in subsection (i) of this Section, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any such Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or

(h)               an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Subsidiaries or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any of its Subsidiaries or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(i)                 the Borrower or any of its Subsidiaries shall become unable to generally pay, shall admit in writing its inability to generally pay, or shall fail to pay, its debts as they become due; or

(j)                 (i) an ERISA Event shall have occurred that, when taken together with other ERISA Events that have occurred, would reasonably be expected to result in liability to the Borrower and its Subsidiaries in an aggregate amount exceeding $12,500,000, (ii) there is or arises an Unfunded Pension Liability (not taking into account Plans with negative Unfunded Pension Liability) in an aggregate amount exceeding $12,500,000, or (iii) there is or arises any potential Withdrawal Liability in an aggregate amount exceeding $12,500,000; or

(k)               any final judgment or order for the payment of money (to the extent not covered by insurance as to which the insurer has been notified of such judgment and has not denied coverage in writing) in excess of $12,500,000 in the aggregate shall be rendered against the Borrower or any of its Subsidiaries, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

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(l)                 any final non-monetary judgment or order shall be rendered against the Borrower or any of its Subsidiaries that would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, and there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(m)                a Change in Control shall occur or exist; or

(n)               all or any material portion of the Guaranty and Security Agreement, the ABDC Intercreditor Agreement, or any other Loan Document shall for any reason (other than solely as a result of any action or inaction on the part of the Administrative Agent or any Lender) cease to be valid and binding on, or enforceable against, any Loan Party, or any Loan Party shall so state in writing, or any Loan Party shall seek to terminate its obligation under the Guaranty and Security Agreement, the ABDC Intercreditor Agreement, or any other Loan Document (other than the release of any guaranty or collateral in accordance with Section 9.11); or

(o)               any Lien purported to be created under any Collateral Document shall fail or cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected, and, except for Specified Permitted Liens, first priority Lien on any Collateral (other than, in each case, solely as a result of any action or inaction on the part of the Administrative Agent or any Lender);

(p)               (i) the commencement by any Governmental Authority of any proceeding or hearing relating to the criminal and/or civil violation of any Governmental Payor Arrangement or License of the Borrower or any of its Subsidiaries, to the extent such proceeding or hearing would reasonably be expected to have a Material Adverse Effect; (ii) there shall have occurred the involuntary termination of, or the receipt by the Borrower or any of its Subsidiaries of notice of the involuntary termination of, or the occurrence of any event or condition which would, with the passage of time or the giving of notice or both, constitute an event of default under or permit the involuntary termination of, any Governmental Payor Arrangement, Third Party Payor Arrangement, License, or Company Accreditation of the Borrower or any of its Subsidiaries, except for involuntary terminations that would not be expected to have a Material Adverse Effect; or (iii) the imposition of any overpayment in an amount in excess of $5,000,000 by any Governmental Authority or Third Party Payor under any Healthcare Law or pursuant to any Governmental Payor Arrangement or Third Party Payor Arrangement, as applicable; or

(q)               the Borrower or any of its Subsidiaries or any of their respective directors or officers is criminally convicted under any law or Requirement of Law that would reasonably be expected to lead to (i) a forfeiture of a material portion of Collateral or (ii) exclusion from participation in any federal or state health care program, including Medicare or Medicaid, and such exclusion would reasonably be expected to result in a Material Adverse Effect.

then, and in every such event (other than an event with respect to the Borrower described in subsection (g) or (h) of this Section) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitment of each Lender shall terminate immediately, (ii) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) exercise all remedies contained in any other Loan Document, and (iv) exercise any other remedies available at law or in equity; provided that, if an Event of Default specified in either subsection (g) or (h) shall occur, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided further that any remedies exercised in respect of any Event of Default under subsection (d)(ii) shall be subject to the terms thereof.

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Section 8.2             Application of Proceeds from Collateral. All proceeds from each sale of, or other realization upon, all or any part of the Collateral by any Secured Party after an Event of Default arises shall be applied as follows:

(a)                first, to the reimbursable expenses of the Administrative Agent incurred in connection with such sale or other realization upon the Collateral, until the same shall have been paid in full;

(b)               second, to the fees and other reimbursable expenses of the Administrative Agent, the Swingline Lender and the Issuing Bank then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

(c)                third, to all reimbursable expenses, if any, of the Lenders then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

(d)               fourth, to the fees and interest then due and payable under the terms of this Agreement, until the same shall have been paid in full;

(e)                fifth, to the aggregate outstanding principal amount of the Loans, the LC Exposure, the Bank Product Obligations and the Net Mark-to-Market Exposure of the Hedging Obligations that constitute Obligations, until the same shall have been paid in full, allocated pro rata among the Secured Parties based on their respective pro rata shares of the aggregate amount of such Loans, LC Exposure, Bank Product Obligations and Net Mark-to-Market Exposure of such Hedging Obligations; provided, however, that no amount received from any Guarantor (including any proceeds of any sale of, or other realization upon, all or any part of the Collateral owned by such Guarantor) shall be applied to any Excluded Swap Obligation of such Guarantor;

(f)                sixth, to additional cash collateral for the aggregate amount of all outstanding Letters of Credit until the aggregate amount of all cash collateral held by the Administrative Agent pursuant to this Agreement is at least 105% of the LC Exposure after giving effect to the foregoing clause fifth; and

(g)                seventh, to the extent any proceeds remain, to the Borrower or as otherwise provided by a court of competent jurisdiction.

All amounts allocated pursuant to the foregoing clauses third through fifth to the Lenders as a result of amounts owed to the Lenders under the Loan Documents shall be allocated among, and distributed to, the Lenders pro rata based on their respective Pro Rata Shares; provided that all amounts allocated to that portion of the LC Exposure comprised of the aggregate undrawn amount of all outstanding Letters of Credit pursuant to clauses fifth and sixth shall be distributed to the Administrative Agent, rather than to the Lenders, and held by the Administrative Agent in an account in the name of the Administrative Agent for the benefit of the Issuing Bank and the Lenders as cash collateral for the LC Exposure, such account to be administered in accordance with Section 2.22(g). All cash collateral for LC Exposure shall be applied to satisfy drawings under the Letters of Credit as they occur; if any amount remains on deposit on cash collateral after all letters of credit have either been fully drawn or expired, such remaining amount shall be applied to other Obligations, if any, in the order set forth above.

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Notwithstanding the foregoing, Bank Product Obligations and Hedging Obligations shall be excluded from the application described above if the Administrative Agent has not received written notice thereof (to the extent required by the terms hereof), together with such supporting documentation as the Administrative Agent may request, from the Bank Product Provider or the Lender-Related Hedge Provider, as the case may be. Each Bank Product Provider or Lender-Related Hedge Provider that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.1             Appointment of the Administrative Agent.

(a)                Each Lender irrevocably appoints SunTrust Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent, attorney-in-fact or Related Party and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

(b)               The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Required Lenders to act for the Issuing Bank with respect thereto; provided that the Issuing Bank shall have all the benefits and immunities (i) provided to the Administrative Agent in this Article with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article included the Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.

Section 9.2             Nature of Duties of the Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or its attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent may consult with legal counsel (including counsel for the Borrower) concerning all matters pertaining to such duties.

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Section 9.3             Lack of Reliance on the Administrative Agent. Each of the Lenders, the Swingline Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders, the Swingline Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.

Section 9.4             Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act unless and until it shall have received instructions from such Lenders, and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.

Section 9.5             Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

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Section 9.6             The Administrative Agent in its Individual Capacity. The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, “Required Revolving Lenders”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder.

Section 9.7             Successor Administrative Agent.

(a)                The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to approval by the Borrower provided that no Default or Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a commercial bank organized under the laws of the United States or any state thereof or a bank which maintains an office in the United States.

(b)               Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If, within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section, no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article shall continue in effect for the benefit of such retiring or removed Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.

(c)                In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender, and if any Default has arisen from a failure of the Borrower to comply with Section 2.26(b), then the Issuing Bank and the Swingline Lender may, upon prior written notice to the Borrower and the Administrative Agent, resign as Issuing Bank or as Swingline Lender, as the case may be, effective at the close of business Atlanta, Georgia time on a date specified in such notice (which date may not be less than five (5) Business Days after the date of such notice).

Section 9.8             Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or any other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

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Section 9.9             The Administrative Agent May File Proofs of Claim.

(a)                In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or any Revolving Credit Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or Revolving Credit Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Administrative Agent and its agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Administrative Agent under Section 10.3) allowed in such judicial proceeding; and

(ii)               to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

(b)               Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.3.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.10         Authorization to Execute Other Loan Documents. Each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Loan Documents (including, without limitation, the Collateral Documents and any subordination agreements) other than this Agreement.

Section 9.11         Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion:

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(a)                to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the termination of all Revolving Commitments, the Cash Collateralization of all reimbursement obligations with respect to Letters of Credit in an amount equal to 105% of the aggregate LC Exposure of all Lenders, and the payment in full of all Obligations (other than Hedging Obligations owed by any Loan Party to any Lender-Related Hedge Provider, Bank Product Obligations and indemnities and other contingent obligations not then due and payable and as to which no claim has been made), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 10.2; and

(b)               to release any Loan Party from its obligations under the applicable Collateral Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Loan Party from its obligations under the applicable Collateral Documents pursuant to this Section. In each case as specified in this Section, the Administrative Agent is authorized, at the Borrower’s expense, to execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the Liens granted under the applicable Collateral Documents, or to release such Loan Party from its obligations under the applicable Collateral Documents, in each case in accordance with the terms of the Loan Documents and this Section.

Section 9.12         Documentation Agent; Syndication Agent. Each Lender hereby designates Morgan Stanley as Documentation Agent and agrees that the Documentation Agent shall have no duties or obligations under any Loan Documents to any Lender or any Loan Party. Each Lender hereby designates Jefferies as Syndication Agent and agrees that the Syndication Agent shall have no duties or obligations under any Loan Documents to any Lender or any Loan Party.

Section 9.13         Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Collateral Documents, it being understood and agreed that all powers, rights and remedies hereunder and under the Collateral Documents may be exercised solely by the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale or other disposition.

Section 9.14         Secured Bank Product Obligations and Hedging Obligations. No Bank Product Provider or Lender-Related Hedge Provider that obtains the benefits of Section 8.2, the Collateral Documents or any Collateral by virtue of the provisions hereof or of any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Bank Product Obligations and Hedging Obligations unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Bank Product Provider or Lender-Related Hedge Provider, as the case may be.

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Section 9.15         ABDC Intercreditor Agreement. Each Lender (a) agrees that it will be bound by, and will take no actions contrary to, the provisions of the ABDC Intercreditor Agreement, (b) authorizes and instructs the Administrative Agent to enter into the ABDC Intercreditor Agreement as Administrative Agent on behalf of such Lender, and to take all actions (and execute all documents) required (or deemed advisable) by it in accordance with the terms of the ABDC Intercreditor Agreement, and (c) acknowledges that a copy of the ABDC Intercreditor Agreement was made available to such Lender and that such Lender reviewed the ABDC Intercreditor Agreement. Not in limitation of the foregoing, each Lender hereby agrees that the Administrative Agent shall exercise all rights and remedies under the ABDC Intercreditor Agreement on behalf of such Lender.

ARTICLE X

MISCELLANEOUS

Section 10.1         Notices.

(a)                Written Notices.

(i)                 Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To the Borrower:	BioScrip, Inc.
100 Clearbrook Road
Elmsford, New York 10523
Attn: Hai Tran, Chief Financial Officer
Telecopy Number: (914) 345-8122

With a copy to (for
Information purposes only):	Dechert LLP
1095 Avenue of the Americas
New York, New York 10036
Attention: Scott M. Zimmerman
Telecopy Number: (212) 698-3599

To the Administrative Agent:	SunTrust Bank
3333 Peachtree Road
Atlanta, Georgia 30326
Attention: Portfolio Manager
Telecopy Number: (404) 926-5173

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With a copy to (for
Information purposes only):	SunTrust Bank
Agency Services
303 Peachtree Street, N.E. / 25th Floor
Atlanta, Georgia 30308
Attention: Doug Weltz
Telecopy Number: (404) 221-2001

With a copy to:

Jones Day
1420 Peachtree Street, N.E.
Suite 800
Atlanta, Georgia 30309
Attention: Aldo LaFiandra
Telecopy Number: (404) 581-8330

To the Issuing Bank:	SunTrust Bank
25 Park Place, N.E. / Mail Code 3706 /16th Floor
Atlanta, Georgia 30303
Attention: Standby Letter of Credit Dept.
Telecopy Number: (404) 588-8129

To the Swingline Lender:	SunTrust Bank
Agency Services
303 Peachtree Street, N.E. / 25th Floor
Atlanta, Georgia 30308
Attention: Doug Weltz
Telecopy Number: (404) 221-2001

To any other Lender:	the address set forth in the Administrative Questionnaire executed by such Lender

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall be effective upon actual receipt by the relevant Person or, if delivered by overnight courier service, upon the first Business Day after the date deposited with such courier service for overnight (next-day) delivery or, if sent by telecopy, upon transmittal in legible form by facsimile machine or, if mailed, upon the third Business Day after the date deposited into the mail or, if delivered by hand, upon delivery; provided that notices delivered to the Administrative Agent, the Issuing Bank or the Swingline Lender shall not be effective until actually received by such Person at its address specified in this Section.

(ii)               Any agreement of the Administrative Agent, the Issuing Bank or any Lender herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Administrative Agent, the Issuing Bank and each Lender shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent, the Issuing Bank and the Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent, the Issuing Bank or any Lender in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent, the Issuing Bank or any Lender to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent, the Issuing Bank or any Lender of a confirmation which is at variance with the terms understood by the Administrative Agent, the Issuing Bank and such Lender to be contained in any such telephonic or facsimile notice.

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(b)               Electronic Communications.

(i)                 Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II unless such Lender, the Issuing Bank, as applicable, and the Administrative Agent have agreed to receive notices under any Section thereof by electronic communication and have agreed to the procedures governing such communications. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(ii)               Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

Section 10.2         Waiver; Amendments.

(a)                No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document, and no course of dealing between the Borrower and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or of any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by subsection (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b)               No amendment or waiver of any provision of this Agreement or of the other Loan Documents (other than the Fee Letters), nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders, or the Borrower and the Administrative Agent with the consent of the Required Lenders, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, in addition to the consent of the Required Lenders, no amendment, waiver or consent shall:

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(i)                 increase the Commitment of any Lender without the written consent of such Lender;

(ii)               reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby (except that any amendment or modification of defined terms used in the financial covenant set forth in Article VI or waiver of post-default rates of interests shall not constitute a reduction in the rate of interest or fees for purposes of this clause (ii));

(iii)             postpone or extend the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby (it being understood that a waiver of any condition precedent or the waiver of any Default, Event of Default or mandatory prepayment shall not constitute a postponement, extension or increase of any Loan or Commitment hereunder);

(iv)             change Section 8.2 without the written consent of each Lender affected thereby;

(v)               change Section 2.21(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender;

(vi)             change any of the provisions of this subsection (b) or the definition of “Required Lenders” or “Required Revolving Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender;

(vii)           except in connection with a transaction otherwise not prohibited by this Agreement or any other Loan Document, release all or substantially all of the value of any Guarantee guarantying any of the Obligations, or release all or substantially all of the guarantors, or limit the liability of such guarantors, under any guaranty agreement guaranteeing any of the Obligations, in each case, without the written consent of each Lender; or

(viii)         release all or substantially all of the Collateral securing the Obligations, without the written consent of each Lender;

provided, further, that no such amendment, waiver or consent shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent, the Swingline Lender or the Issuing Bank without the prior written consent of such Person.

Notwithstanding anything to the contrary herein, (A) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended, and amounts payable to such Lender hereunder may not be permanently reduced, without the consent of such Lender (other than reductions in fees and interest in which such reduction does not disproportionately affect such Lender), (B) this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.3), such Lender shall have no other commitment or other obligation hereunder and such Lender shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement, (C) only Required Revolving Lenders and, as applicable, the Issuing Bank, may waive any condition set forth in Section 3.3, with respect to any Revolving Borrowing or issuance, amendment, renewal or extension of a Letter of Credit, and (D) only the consent of the Required Revolving Lenders shall be necessary to (and only the Required Revolving Lenders shall have the ability to) amend or waive the terms and provisions of Article VI and Section 8.1(d)(ii) (including any defined terms solely as they relate thereto).

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(c)                Notwithstanding any other provisions of this Agreement to the contrary, the Borrower may, by written notice to the Administrative Agent from time to time, make one or more offers to all Term B Loan Lenders or all Revolving Credit Lenders, as applicable, to make one or more Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendments and (ii) the date on which responses from the applicable Lenders in respect of such Permitted Amendment are required to be received (which shall not be less than three (3) Business Days after the date of such notice). Only those Lenders that consent to such Permitted Amendment (the “Accepting Lenders”) will have the maturity of their applicable Loans and Commitments extended and be entitled to receive any increase in the Applicable Margin and any fees (including Prepayment Premiums or fees), in each case, as provided therein (and notwithstanding any provision of Sections 10.2(a), 2.21(b) and 2.21(c)). The Borrower and each Accepting Lender shall execute and deliver to the Administrative Agent such documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof. For the avoidance of doubt, the repayment in full of all Loans and other amounts owing to each of the non-Accepting Lenders on the Revolving Commitment Termination Date and/or the Maturity Date, as applicable, shall not be affected by the terms of any Permitted Amendment and whether or not any Lender becomes an Accepting Lender shall be determined by each such Lender in its sole and absolute discretion. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Permitted Amendment. Notwithstanding any provisions of Section 10.2(a), each of the parties hereto hereby agrees that, upon the effectiveness of any Permitted Amendment, this Agreement shall be deemed amended, as may be necessary or appropriate, to effect the terms and provisions of the Permitted Amendment with respect to the Loans and Commitments of the Accepting Lenders (including any amendments necessary to treat the Loans and Commitments of the Accepting Lenders in a manner consistent with the other Loans and Commitments under this Agreement). Notwithstanding the foregoing, no Permitted Amendment shall become effective under this Section 10.2(c) unless the Administrative Agent shall have consented thereto and, to the extent so reasonably requested by the Administrative Agent, shall have received legal opinions, board resolutions and other organizational authorizations and officer’s certificates consistent with those delivered pursuant to Section 3.1 of this Agreement.

Section 10.3         Expenses; Indemnification.

(a)                The Borrower shall pay (i) all reasonable and documented costs and expenses of the Administrative Agent, the Lead Arrangers and their respective Affiliates in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), and the due diligence relating thereto (including, with respect to the Administrative Agent, STRH and their Affiliates only, the reasonable and documented fees, disbursements, and expenses of one outside counsel (and any required special or local counsel)), (ii) all reasonable and documented expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all documented costs and expenses incurred by the Administrative Agent, any Lead Arranger, the Issuing Bank, the Swingline Lender, or any Lender (including the documented fees, disbursements, and expenses of one outside counsel to each such party (and any required special or local counsel to each such party)) in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or any Letters of Credit issued hereunder, including all such documented costs and expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

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(b)               The Borrower shall indemnify the Administrative Agent, each Lead Arranger, each Lender, the Swingline Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person and Related Party being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and expenses (including the fees, disbursements, and expenses of any counsel for any Indemnitee), and shall reimburse each Indemnitee upon demand for any legal or other expenses incurred in connection with investigating or defending any of the following, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party or any of their Subsidiaries or Affiliates arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) the CarePoint Acquisition, the CarePoint Acquisition Agreement, or the consummation of any transactions contemplated thereby or in connection therewith, (iv) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (v) any actual or prospective suit, claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or by the Borrower’s equity holders, Affiliates or creditors, and regardless of whether any Indemnitee or the Borrower is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or other expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (A) the bad faith, gross negligence or willful misconduct of such Indemnitee or (B) a material breach by such Indemnitee of any of its undertakings, obligations or commitments under this Agreement or any other Loan Document. No Indemnitee shall be responsible or liable for any damages arising from the use by others of any information or other materials obtained through Syndtrak, Intralinks, any other Internet or intranet website, or any other electronic, telecommunications or other information transmission systems, except to the extent that such damages are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (A) the bad faith, gross negligence or willful misconduct of such Indemnitee or (B) a material breach by such Indemnitee of any of its undertakings, obligations or commitments under this Agreement or any other Loan Document.

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(c)                Without duplication of Section 2.20, the Borrower shall pay, and hold the Administrative Agent, the Issuing Bank and each of the Lenders harmless from and against, any and all present and future Other Taxes, and save the Administrative Agent, the Issuing Bank and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such Other Taxes.

(d)               To the extent that the Borrower fails to pay any amount required to be paid to the Administrative Agent, the Issuing Bank or the Swingline Lender under subsection (a), (b) or (c) hereof, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (in accordance with its respective Revolving Commitment (or Revolving Credit Exposure, as applicable) and Term B Loan determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(e)                To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or any Letter of Credit or the use of proceeds thereof.

(f)                All amounts due under this Section shall be payable promptly after written demand therefor.

Section 10.4         Successors and Assigns.

(a)                The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)               Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, Loans and other Revolving Credit Exposure at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                 Minimum Amounts.

(A)              in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments, Loans and other Revolving Credit Exposure at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

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(B)              in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans and Revolving Credit Exposure outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans and Revolving Credit Exposure of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000 and with respect to Term B Loans $5,000,000 with respect to Revolving Loans and in minimum increments of $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)               Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans, other Revolving Credit Exposure or the Commitments assigned, except that this subsection (b)(ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Commitments on a non-pro rata basis.

(iii)             Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)              the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of such Lender or an Approved Fund of such Lender; provided, that (1) the Borrower shall be deemed to have consented to any such assignment unless it objects thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof and (2) any consent of the Borrower otherwise required hereunder shall not be required in conjunction with the initial syndication of the Loans; provided, further, that any refusal by the Borrower to consent to an assignment to a Disqualified Institution shall not be deemed unreasonable;

(B)              the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required unless such assignment is to a Lender, an Affiliate of such Lender or an Approved Fund of such Lender; and

(C)              the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding), and the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Commitments.

(iv)             Assignment and Assumption. The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment and Assumption, (B) a processing and recordation fee of $3,500, (C) an Administrative Questionnaire unless the assignee is already a Lender and (D) the documents required under Section 2.20(f), and the Administrative Agent shall record such assignment in the Register.

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(v)               No Assignment to the certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) so long as no Event of Default is in existence, any Disqualified Institution.

(vi)             No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii)           Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(viii)         Assignments Prior to the DDTL Date. Any other term or provision of this Agreement to the contrary notwithstanding, in connection with any assignment of rights and obligations of any Term B Loan Lender prior to the DDTL Date, such assignment shall consist of such Term B Loan Lender’s rights and obligations under the Initial Term B Loans and the DDTL Commitment on a pro rata basis.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section. If the consent of the Borrower to an assignment is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified above), the Borrower shall be deemed to have given its consent unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after notice thereof has actually been delivered by the assigning Lender (through the Administrative Agent) to the Borrower.

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(c)                The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Atlanta, Georgia a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal and interest amount of the Loans and Revolving Credit Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Information contained in the Register with respect to any Lender shall be available for inspection by such Lender at any reasonable time and from time to time upon reasonable prior notice; information contained in the Register shall also be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. In establishing and maintaining the Register, the Administrative Agent shall serve as the Borrower’s agent solely with respect to the actions described in this Section, and the Borrower hereby agrees that, to the extent SunTrust Bank serves in such capacity, SunTrust Bank and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees”.

(d)               Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, the Swingline Lender or the Issuing Bank, sell participations to any Person (other than a natural person, the Borrower, any of the Borrower’s Affiliates or Subsidiaries, or any Competitor) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant: (i) increase the Commitment of such Lender; (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder; (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment; (iv) change Section 2.21(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby; (v) change any of the provisions of Section 10.2(b) or the definition of “Required Lenders” or “Required Revolving Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder; (vi) release all or substantially all of the guarantors, or limit the liability of such guarantors, under any guaranty agreement guaranteeing any of the Obligations; or (vii) release all or substantially all collateral (if any) securing any of the Obligations. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19, and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant agrees to be subject to Section 2.24 as though it were a Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.21 as though it were a Lender.

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Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The Borrower and the Administrative Agent shall have inspection rights to such Participant Register (upon reasonable prior notice to the applicable Lender) solely for purposes of demonstrating that such Loans or other obligations under the Loan Documents are in “registered form” for purposes of the Code.

(e)                A Participant shall not be entitled to receive any greater payment under Sections 2.18 and 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.20 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.20(e) and (f) as though it were a Lender.

(f)                Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.5         Governing Law; Jurisdiction; Consent to Service of Process.

(a)                This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof of the State of New York.

(b)               The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York, and of the Supreme Court of the State of New York sitting in New York county, and of any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such District Court or New York state court or, to the extent permitted by applicable law, such appellate court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c)                The Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in subsection (b) of this Section and brought in any court referred to in subsection (b) of this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

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(d)               Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

Section 10.6         WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.7         Right of Set-off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender and the Issuing Bank shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by such Lender and the Issuing Bank to or for the credit or the account of the Borrower against any and all Obligations held by such Lender or the Issuing Bank, as the case may be, irrespective of whether such Lender or the Issuing Bank shall have made demand hereunder and although such Obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.26(b) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender and the Issuing Bank agrees promptly to notify the Administrative Agent and the Borrower after any such set-off and any application made by such Lender or the Issuing Bank, as the case may be; provided that the failure to give such notice shall not affect the validity of such set-off and application. Each Lender and the Issuing Bank agrees to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by the Borrower and any of its Subsidiaries to such Lender or the Issuing Bank.

Section 10.8         Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the Fee Letters, the other Loan Documents, and any separate letter agreements relating to any fees payable to the Administrative Agent and its Affiliates constitute the entire agreement among the parties hereto and thereto and their affiliates regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters. Delivery of an executed counterpart to this Agreement or any other Loan Document by facsimile transmission or by electronic mail in pdf format shall be as effective as delivery of a manually executed counterpart hereof.

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Section 10.9         Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates, reports, notices or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.18, 2.19, 2.20, and 10.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 10.10     Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.11     Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to take normal and reasonable precautions to maintain the confidentiality of any information relating to the Borrower or any of its Subsidiaries or any of their respective businesses, to the extent designated in writing as confidential and provided to it by the Borrower or any of its Subsidiaries, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries, except that such information may be disclosed (i) to any Related Party of the Administrative Agent, the Issuing Bank or any such Lender including, without limitation, accountants, legal counsel and other advisors, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority purporting to have jurisdiction over it (including any self-regulatory authority such as the National Association of Insurance Commissioners), (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section, or which becomes available to the Administrative Agent, the Issuing Bank, any Lender or any Related Party of any of the foregoing on a non-confidential basis from a source other than the Borrower or any of its Subsidiaries, (v) in connection with the exercise of any remedy hereunder or under any other Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Documents or the enforcement of rights hereunder or thereunder, (vi) subject to execution by such Person of an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (B) any actual or prospective party (or its Related Parties) to any swap or derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (vii) to any rating agency, (viii) to the CUSIP Service Bureau or any similar organization, or (ix) with the consent of the Borrower. Any Person required to maintain the confidentiality of any information as provided for in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information. In the event of any conflict between the terms of this Section and those of any other Contractual Obligation entered into with any Loan Party (whether or not a Loan Document), the terms of this Section shall govern.

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Section 10.12     Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment (to the extent permitted by applicable law), shall have been received by such Lender.

Section 10.13     Waiver of Effect of Corporate Seal. The Borrower represents and warrants that neither it nor any other Loan Party is required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any Requirement of Law, agrees that this Agreement is delivered by the Borrower under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.

Section 10.14     Patriot Act. The Administrative Agent and each Lender hereby notifies the Loan Parties that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act.

Section 10.15     No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees and acknowledges its Affiliates’ understanding that (i) (A) the services regarding this Agreement provided by the Administrative Agent and/or the Lenders are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (B) each of the Borrower and the other Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person, and (B) neither the Administrative Agent nor any Lender has any obligation to the Borrower, any other Loan Party or any of their Affiliates with respect to the transaction contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and each of the Administrative Agent and the Lenders has no obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates.  To the fullest extent permitted by law, each of the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BIOSCRIP, INC.

By:	/s/ Kimberlee C. Seah
	Name:	Kimberlee C. Seah
	Title:	Senior Vice President, Secretary and General Counsel

SUNTRUST BANK
as the Administrative Agent, as the Issuing Bank, as the Swingline Lender and as a Lender

By:	/s/ Ben Cumming
Name: Ben Cumming
Title: Director

JEFFERIES FINANCE LLC,
as a Lender

By:	/s/ E. Joseph Hess
Name: E. Joseph Hess
Title: Managing Director

MORGAN STANLEY BANK, N.A.,
as a Lender

By:	/s/ Pramond Raju
Name: Pramond Raju
Title: Authorized Signatory

as a Lender

By:
Name:
Title:

SCHEDULE I

Applicable Margin

Pricing Level	Consolidated Total Net Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for Base Rate Loans
I	Greater than or equal to 5.00:1.00	5.25% per annum	4.25% per annum
II	Less than 5.00:1.00 but greater than or equal to 4.00:1.00	5.00% per annum	4.00% per annum
III	Less than 4.00:1.00	4.75% per annum	3.75% per annum

SCHEDULE II

Commitment Amounts

Lender	Revolving Commitment Amount	Initial Term B Loan Commitment Amount	DDTL Commitment Amount
SunTrust Bank	$35,000,000.00	$250,000,000.00	$150,000,000.00
Jefferies Finance LLC	$20,000,000.00	$0.00	$0.00
Morgan Stanley Bank, N.A.	$20,000,000.00	$0.00	$0.00
TOTALS	$75,000,000.00	$250,000,000.00	$150,000,000.00

EXHIBIT A

Form of ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the] [each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors] [the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, amended and restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, any letters of credit, guarantees, and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the] [any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the] [any] Assignor.

1 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

2 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

3 Select as appropriate.

4 Include bracketed language if there are either multiple Assignors or multiple Assignees.

Exhibit A-3

1.	Assignor[s]:	______________________________

______________________________

2.	Assignee[s]:	______________________________

______________________________
[for each Assignee, indicate [Affiliate] [Approved Fund] of [identify Lender]

3.	Borrower:	______________________________

4.	Administrative
	Agent:	SunTrust Bank, as the administrative agent under the Credit Agreement (in such capacity, together with its successors and assigns, the “Administrative Agent”)

5.	Credit Agreement:	Credit Agreement dated as of July 31, 2013 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”) by and among BioScrip, Inc., a Delaware Corporation (the “Borrower”), each lender from time to time party thereto (the “Lenders”) and SunTrust Bank, as Administrative Agent for itself and the Lenders.

6.	Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Facility Assigned[7]	Aggregate Amount of Commitment/Loans for all Lenders[8]	Amount of Commitment/Loans Assigned[8]	Percentage Assigned of Commitment/ Loans[9]	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

5 List each Assignee, as appropriate.

6 List each Assignee, as appropriate.

7 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Revolving Credit Commitment,” “Term B Loan Commitment,” etc.)

8 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

9 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Exhibit A-4

[7. Trade Date: ______________]10

10 To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit A-5

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][11]
[NAME OF ASSIGNOR]

By:______________________________
Title:

[NAME OF ASSIGNOR]

By:______________________________
Title:

ASSIGNEE[S][12]
[NAME OF ASSIGNEE]

By:______________________________
Title:

[NAME OF ASSIGNEE]

By:______________________________
Title:

[Consented to and][13] Accepted:

SUNTRUST BANK, as Administrative Agent

By: _________________________________
Title:

11 Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

12 Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

13 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

Exhibit A-6

[Consented to:][14]

BIOSCRIP, INC., as Borrower

By
Name:
Title:]

SUNTRUST BANK, as Issuing Bank

By
Name:
Title:]

SUNTRUST BANK, as Swingline Lender

By
Name:
Title:]

   14 To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender, Issuing Bank) is required by the terms of the Credit Agreement.

Exhibit A-7

ANNEX 1

Credit Agreement

dated as of July 31, 2013,

by and among BioScrip, Inc., a Delaware corporation,

the several banks and other financial institutions and lenders from time to time party thereto, and SunTrust Bank, as administrative agent

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b)  assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.4 of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.4 of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.1(b) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Person attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Annex 1-1

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

4. Assignments Prior to the DDTL Date. Any other term or provision of this Assignment and Assumption or the Credit Agreement to the contrary notwithstanding, in connection with any assignment of rights and obligations of any Term B Loan Lender prior to the DDTL Date, such assignment shall consist of such Term B Loan Lender’s rights and obligations under the Initial Term B Loans and the DDTL Commitment on a pro rata basis.

Annex 1-2

EXHIBIT B

FORM OF GUARANTY AND SECURITY AGREEMENT

[PLEASE SEE ATTACHED.]

Exhibit B

EXHIBIT C

FORM OF ABDC INTERCREDITOR AGREEMENT

[PLEASE SEE ATTACHED.]

Exhibit C

EXHIBIT 2.3

form of NOTICE OF BORROWING

[Date]

SunTrust Bank,

  as Administrative Agent

  for itself and the Lenders referred to below

3333 Peachtree Road

Atlanta, Georgia 30326

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of July 31, 2013 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), among BioScrip, Inc., a Delaware corporation (the “Borrower”), the several banks and other financial institutions from time to time party thereto (collectively, the “Lenders”), and SunTrust Bank, as administrative agent for itself and the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”). Terms defined in the Credit Agreement are used herein with the same meanings. This notice constitutes a Notice of Borrowing, and the Borrower hereby requests a Borrowing under the Credit Agreement, and in connection therewith, the Borrower specifies the following information with respect to the Borrowing requested hereby:

[FOR REVOLVING LOAN BORROWINGS AFTER THE CLOSING DATE USE THE FOLLOWING:]

(a)	Aggregate principal amount of Revolving Loan Borrowing15: ___________________.

(b)	Date of Revolving Loan Borrowing (which is a Business Day): __________________.

(c)	Type of Revolving Loan Borrowing[16]: ___________________.

(d)	In the case of a Eurodollar Borrowing, initial Interest Period[17]: ______________________.

(e)	Location and number of Borrower’s account to which proceeds of the requested Revolving Loan Borrowing are to be disbursed: ___________________.

 15 Not less than (a) $5,000,000 and an integral multiple of $1,000,000 for a Eurodollar Borrowing and (b) $1,000,000 and an integral multiple of $100,000 for a Base Rate Borrowing.

16 Eurodollar or Base Rate.

17 Which must comply with the definition of “Interest Period.”

Exhibit 2.3-1

The Borrower hereby represents and warrants that, at the time of and immediately after giving effect to the Revolving Loan Borrowing requested hereby:

(i) no Default or Event of Default exists; and

(ii) all representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects (other than those representations and warranties (i) that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects and (ii) that expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

[FOR BORROWINGS ON THE CLOSING DATE USE THE FOLLOWING:]

(a)	Aggregate principal amount of Revolving Loan Borrowing: ________________.

(b)	Aggregate principal amount of Initial Term B Loan Borrowing: $250,000,000.

(c)	Date of Borrowing (which is a Business Day): __________________.

(d)	Type of Borrowing: Base Rate.

(e)	Location and number of Borrower’s account to which proceeds of the requested Borrowing are to be disbursed: See Annex I.

[FOR BORROWINGS ON THE DDTL DATE USE THE FOLLOWING:]

(a)	Aggregate principal amount of DDT Loan Borrowing[18]: ___________________.

(b)	DDTL Date (which is a Business Day): __________________.

(c)	Type of Borrowing[19]: ___________________.

(d)	In the case of a Eurodollar Borrowing, initial Interest Period[20]: ______________________.

(e)	Location and number of Borrower’s account to which proceeds of the requested Revolving Loan Borrowing are to be disbursed: See Annex I.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

18 Not less than (a) $5,000,000 and an integral multiple of $1,000,000 for a Eurodollar Borrowing and (b) $1,000,000 and an integral multiple of $100,000 for a Base Rate Borrowing.

19 Eurodollar or Base Rate.

20 Which must comply with the definition of “Interest Period.”

Exhibit 2.3-2

Very truly yours,

BIOSCRIP, INC.

By:
Name:
Title:

EXHIBIT 2.4

Form of NOTICE OF SWINGLINE BORROWING

[Date]

SunTrust Bank,

  as Administrative Agent

  for itself and the Lenders referred to below

3333 Peachtree Road

Atlanta, Georgia 30326

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of July 31, 2013 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), among BioScrip, Inc., a Delaware corporation (the “Borrower”), the several banks and other financial institutions from time to time party thereto (collectively, the “Lenders”), and SunTrust Bank, as administrative agent for itself and the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”). Terms defined in the Credit Agreement are used herein with the same meanings. This notice constitutes a Notice of Swingline Borrowing, and the Borrower hereby requests a Swingline Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to the Swingline Borrowing requested hereby:

(a)	Principal amount of Swingline Borrowing[1]: ____________________.

(b)	Date of Swingline Borrowing (which is a Business Day): ____________________.

(c)	Location and number of Borrower’s account to which proceeds of the Swingline Borrowing requested hereby are to be disbursed: ____________________.

The Borrower hereby represents and warrants that, at the time of and immediately after giving effect to the Revolving Loan Borrowing requested hereby:

(i) no Default or Event of Default exists; and

1 Not less than $100,000 and an integral multiple of $50,000.

Exhibit 2.4-1

(ii) all representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects (other than those representations and warranties (i) that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects and (ii) that expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

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Exhibit 2.4-2

Very truly yours,

BIOSCRIP, INC.

By:
Name:
Title:

Exhibit 2.4-3

EXHIBIT 2.7

FORM OF Conversion/CONTINUATION

[Date]

SunTrust Bank,

  as Administrative Agent

  for itself and the Lenders referred to below

3333 Peachtree Road

Atlanta, Georgia 30326

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of July 31, 2013 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), among BioScrip, Inc., a Delaware corporation (the “Borrower”), the several banks and other financial institutions from time to time party thereto (collectively, the “Lenders”), and SunTrust Bank, as administrative agent for itself and the Lenders and SunTrust Bank, as administrative agent for itself and the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”). Terms defined in the Credit Agreement are used herein with the same meanings.

This notice constitutes a Notice of Conversion/Continuation, and the Borrower hereby requests the conversion or continuation of a [Revolving Loan][Term B Loan] Borrowing under the Credit Agreement, and in connection therewith, the Borrower specifies the following information with respect to the [Revolving Loan][Term B Loan] Borrowing to be converted or continued as requested hereby:

(a)	[Revolving Loan][Term B Loan] Borrowing to which this request applies: ______________________.

(b)	Principal amount of [Revolving Loan] [Term B Loan] Borrowing to be converted/continued: ______________________.

(c)	Effective date of election (which is a Business Day): ______________________.

(d)	Type of resulting Borrowing[22]: ______________________.

(e)	If the resulting Borrowing is a Eurodollar Borrowing, initial Interest Period[23]: ______________________.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

22 Eurodollar or Base Rate.

23 Which must comply with the definition of “Interest Period”.

Exhibit 2.7-1

Very truly yours,

BIOSCRIP, INC.

By:
Name:
Title:

Exhibit 2.7-2

EXHIBIT 3.1(b)(ii)

Form of SECRETARY’S CERTIFICATE

[__________], 2013

The undersigned, on behalf of each of the Loan Parties listed on Schedule A hereto (each, a “Company” and, collectively, the “Companies”), does hereby certify in [his/her] capacity as Responsible Officer of such Companies and not in any individual capacity, in connection with the execution and delivery of that certain Credit Agreement dated as of the date hereof (the “Credit Agreement”), among BioScrip, Inc., a Delaware corporation, the several banks and other financial institutions from time to time party thereto (collectively, the “Lenders”), and SunTrust Bank, as administrative agent for itself and the Lenders, as follows:

(a) Attached hereto as Exhibit A is a true, complete, and correct copy of the Articles of Incorporation or Certificate of Formation, together with all amendments thereto, of each Company, as in full force and effect on the date hereof and certified by the Secretary of State or other applicable Governmental Authority of each such Company’s jurisdiction of organization or incorporation, as applicable. No proceedings have occurred or are pending nor has any document or other agreement been filed with any Governmental Authority by or on behalf of any such Company in contemplation of the liquidation or dissolution of such Company.

(b) Attached hereto as Exhibit B is a true, complete, and correct copy of the Bylaws, Partnership Agreement, Limited Liability Company Agreement or comparable organizational documents of each Company, as in full force and effect on the date hereof.

(c) Attached hereto as Exhibit C is a true, complete, and correct copy of the resolutions duly adopted by the Board of Directors or Managers or Sole Member (or other equivalent governing body) of each Company, authorizing the execution, delivery, and performance by each such Company of the Loan Documents to which it is a party. All such resolutions are in full force and effect on the date hereof in the form in which adopted, and such resolutions have not been modified, rescinded, or amended and no other resolutions have been adopted by such Board of Directors or Managers or Sole Member (or other equivalent governing body) of each Company relating to the agreements and the transactions referred to in such resolutions, in each case, since the date of such resolutions attached hereto.

Exhibit 3.1(b)(ii)-1

(d) Each of the Persons named below is a duly elected or appointed officer of each Company, holding the respective office set forth opposite his or her name, and the signature set forth opposite of each such Person’s name is his or her true signature:

Name	Title	Specimen Signature
[Include all officers who are signing the Credit Agreement or any other Loan Documents.]

Terms defined in the Credit Agreement are used herein with the same meanings. This certificate is being delivered pursuant to Section [3.1] [3.2] of the Credit Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

Exhibit 3.1(b)(ii)-2

IN WITNESS WHEREOF, I have hereunto signed my name as of the date first above written.

_______________________________________

Name

[Assistant] Secretary

I, ________________________, [_______________________] of each Company, do hereby certify that ________________________ has been duly elected or appointed as the [Assistant] Secretary of each Company, that the signature set forth above is [his/her] true signature.1

_______________________________________

Name

[_________]

 1 This certification should be included as part of the Secretary’s certificate and signed by one of the officers whose incumbency is certified pursuant to clause (d) above.

Exhibit 3.1(b)(ii)-3

Exhibit A

[Articles of Incorporation][Certificate of Formation]

Exhibit 3.1(b)(ii)-4

EXHIBIT B

[Bylaws][Limited Liability Company Agreement]

Exhibit 3.1(b)(ii)-5

EXHIBIT C

Resolutions

Exhibit 3.1(b)(ii)-6

EXHIBIT 3.1(b)(v)

FORM OF CLOSING DATE CERTIFICATE

[__________], 2013

The undersigned, a Responsible Officer of BioScrip, Inc., a Delaware corporation (the “Borrower”), delivers this Officer’s Certificate (this “Certificate”) pursuant to Section 3.1(b)(v) of that certain Credit Agreement dated as of the date hereof (the “Credit Agreement”), among the Borrower, the several banks and other financial institutions from time to time party thereto (collectively, the “Lenders”), and SunTrust Bank, as administrative agent for itself and the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”). Terms defined in the Credit Agreement are used herein with the same meanings.

The undersigned, a Responsible Officer of the Borrower, does hereby certify on behalf of the Borrower and the other Loan Parties, in his/her capacity as a Responsible Officer and not in any individual capacity, to the Administrative Agent and the Lenders that, as of the date hereof, and after giving effect to the funding of the Initial Term B Loans and any initial Revolving Loan Borrowing:

(a) since December 31, 2012, there has been no change with respect to, or event affecting, the Borrower and its Subsidiaries on a consolidated basis and taken as a whole which has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(b) the Specified Representations are true and correct in all material respects (other than those Specified Representations (i) that are expressly qualified by a Material Adverse Effect or other materiality, in which case such Specified Representations are true and correct in all respects or (ii) that expressly relate to an earlier date, in which case such Specified Representations are true and correct in all material respect as of such earlier date); and

(c) attached hereto as Exhibit A are copies of all material consents, approvals, authorizations, registrations, filings and orders required to be made or obtained under any Requirement of Law, or by any material Contractual Obligation of any Loan Party, in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents or any of the transactions contemplated thereby, and such consents, approvals, authorizations, registrations, filings and orders are in full force and effect and all applicable waiting periods have expired, and no investigation or inquiry by any Governmental Authority regarding the Commitments or any transaction being financed with the proceeds thereof is ongoing.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

Exhibit 3.1(b)(v)-1

IN WITNESS WHEREOF, I have hereunto signed my name as of the date first above written.

BIOSCRIP, INC.

Name:
Title:

Exhibit 3.1(b)(v)-2

EXHIBIT A

Material Consents

Exhibit 3.1(b)(v)-3

EXHIBIT 3.2

FORM OF DDTL DATE CERTIFICATE

[__________], 2013

The undersigned, a Responsible Officer of BioScrip, Inc., a Delaware corporation (the “Borrower”), delivers this Officer’s Certificate (this “Certificate”) pursuant to Section 3.2 of that certain Credit Agreement dated as of the date hereof (the “Credit Agreement”), among the Borrower, the several banks and other financial institutions from time to time party thereto (collectively, the “Lenders”), and SunTrust Bank, as administrative agent for itself and the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”). Terms defined in the Credit Agreement are used herein with the same meanings.

The undersigned, a Responsible Officer of the Borrower, does hereby certify on behalf of the Borrower and the other Loan Parties, in his/her capacity as a Responsible Officer and not in any individual capacity, to the Administrative Agent and the Lenders that, as of the date hereof, and after giving effect to the funding of the DDT Loans:

(a) since December 31, 2012, there has been no change with respect to, or event affecting, the Borrower and its Subsidiaries on a consolidated basis and taken as a whole which has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(b) since December 31, 2012, there has been no CarePoint Material Adverse Effect;

(c) the Specified DDTL Representations are true and correct in all material respects (other than those Specified DDTL Representations (i) that are expressly qualified by a Material Adverse Effect or other materiality, in which case such Specified DDTL Representations are true and correct in all respects or (ii) that expressly relate to an earlier date, in which case such Specified DDTL Representations are true and correct in all material respect as of such earlier date);

(d) the Specified Acquisition Agreement Representations are true and correct;

(e) attached hereto as Exhibit A are copies of all material consents, approvals, authorizations, registrations, filings and orders required to be made or obtained under any Requirement of Law, or by any material Contractual Obligation of any Loan Party, in connection with the CarePoint Acquisition or any of the transactions contemplated thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any Governmental Authority regarding the CarePoint Acquisition shall be ongoing; and

(f) attached hereto as Exhibit B is a true, correct, and complete copy of the CarePoint Acquisition Agreement, which is in full force and effect as of the DDTL Date.

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Exhibit 3.2-1

IN WITNESS WHEREOF, I have hereunto signed my name as of the date first above written.

BIOSCRIP, INC.

Name:
Title:

Exhibit 3.2-2

EXHIBIT A

Material Consents

Exhibit 3.2-3

EXHIBIT B

CarePoint Acquisition Agreement

Exhibit 3.2-4

EXHIBIT 5.1(c)

FORM OF COMPLIANCE CERTIFICATE

[Date]

To:	SunTrust Bank, as Administrative Agent
3333 Peachtree Road
Atlanta, Georgia 30326
Attention: Portfolio Manager

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of the date hereof (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), among BioScrip, Inc., a Delaware corporation (the “Borrower”), the several banks and other financial institutions from time to time party thereto (collectively, the “Lenders”), and SunTrust Bank, as administrative agent for itself and the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned, in his/her capacity as a Responsible Officer of the Borrower and not in any individual capacity, does hereby certify to the Administrative Agent and each Lender as follows:

1. The consolidated financial statements of the Borrower and its Subsidiaries attached hereto as Schedule 1 for the Fiscal [Quarter] [Year] ending ____________________ (the “Testing Date”) fairly present in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries for such Fiscal [Quarter] [Year] on a consolidated basis, in accordance with GAAP (as in effect at the time such financial statements were prepared and subject to Section 1.3 of the Credit Agreement) consistently applied (except as expressly noted therein) (subject, in the case of such quarterly financial statements, to normal year-end audit adjustments and the absence of footnotes).

2. [As of the Testing Date, a Revolver Covenant Triggering Event has not occurred.] [As of the Testing Date, a Revolver Covenant Triggering Event has occurred and Schedule 2 attached hereto sets forth in reasonable detail calculations demonstrating compliance with the financial covenant set forth in Article VI of the Credit Agreement.]

3. No Default or Event of Default is in existence [except as set forth on Schedule 3 attached hereto (which schedule specifies the details thereof and the action, if any, which the Borrower has taken or proposes to take with respect thereto)].

4. As of the Testing Date, [there has been no change in the identity of the Subsidiaries as of the end of such Fiscal Year or Fiscal Quarter from the Subsidiaries identified to the Lenders on the Closing Date or as of the most recent Fiscal Year or Fiscal Quarter, as the case may be] [there has been a change in the identity of the Subsidiaries as of the end of such Fiscal Year or Fiscal Quarter from the Subsidiaries identified to the Lenders on the Closing Date or as of the most recent Fiscal Year or Fiscal Quarter, as the case may be, and any such changes are set forth on Schedule 4 attached hereto].

5. As of the Testing Date, [there has been no change in GAAP or the application thereof since the date of the most recently delivered audited financial statements of the Borrower and its Subsidiaries] [there has been a change in GAAP or the application thereof since the date of the most recently delivered audited financial statements of the Borrower and its Subsidiaries, and such change is set forth on Schedule 5 attached hereto (which schedule also specifies the effect of such change on the financial statements accompanying this Compliance Certificate)].

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BIOSCRIP, INC.

Name:
Title:

SCHEDULE 1

Financial Statements

SCHEDULE 2

Financial Covenant Calculations]

[SCHEDULE 3

Defaults and Events of Default]

[SCHEDULE 4

Changes to Subsidiaries]

[SCHEDULE 5

Changes to GAAP]